Exhibit 10.12

CREDIT AGREEMENT
Dated as of February 28, 2023
among
PUBLIC POLICY HOLDING COMPANY, INC.,
and
ALPINE GROUP PARTNERS, LLC,
ALPINE ADVISORS LLC,
BAY STRATEGIES LLC,
BLUE ENGINE MESSAGE & MEDIA, LLC,
CFW GROUP LLC,
COLUMBIA CAMPAIGN GROUP LLC,
CROSSROADS STRATEGIES, LLC,
FORBES TATE PARTNERS LLC,
JDA FRONTLINE PARTNERS, LLC,
KP PUBLIC AFFAIRS LLC,
MULTISTATE ASSOCIATES, LLC,
O’NEILL & PARTNERS, LLC,
SEVEN LETTER ONA LLC
As the Borrower,
and
BANK OF AMERICA, N.A.,
as the Lender

CREDIT AGREEMENT
This CREDIT AGREEMENT is entered into as of February 28, 2023, among PUBLIC POLICY HOLDING COMPANY, INC., a Delaware corporation (“Company”), ALPINE GROUP PARTNERS, LLC, a Delaware limited liability company, ALPINE ADVISORS LLC, a Delaware limited liability company, BAY STRATEGIES LLC, a Delaware limited liability company, BLUE ENGINE MESSAGE & MEDIA, LLC, a Delaware limited liability company, CFW GROUP LLC, a Delaware limited liability company, COLUMBIA CAMPAIGN GROUP LLC, a Delaware limited liability company, CROSSROADS STRATEGIES, LLC, a Delaware limited liability company, FORBES TATE PARTNERS LLC, a Delaware limited liability company, JDA FRONTLINE PARTNERS, LLC, a Delaware limited liability company, KP PUBLIC AFFAIRS LLC, a Delaware limited liability company, MULTISTATE ASSOCIATES, LLC, a Delaware limited liability company (“Multistate”), O’NEILL & PARTNERS, LLC, a Delaware limited liability company and SEVEN LETTER ONA LLC, a Delaware limited liability company (together with Company, individually and collectively, the “Borrower”), and BANK OF AMERICA, N.A., as the Lender (the “Lender”).
PRELIMINARY STATEMENTS:
WHEREAS, the Loan Parties (as hereinafter defined) have requested that the Lender make loans and other financial accommodations to the Borrower in the maximum principal amount of up to Seventeen Million Dollars ($17,000,000).
WHEREAS, the Lender has agreed to make such loans and other financial accommodations to the Borrower on the terms and subject to the conditions set forth herein.
NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
1.01    Defined Terms.
As used in this Agreement, the following terms shall have the meanings set forth below:
“Account Debtor” means any Person who is obligated on a Receivable and “Account Debtors” means all Persons who are obligated on Receivables.
“Acquisition” means any transaction, or any series of related transactions, consummated on or after the Closing Date, by which the Company (a) acquires any going business or all or substantially all of the assets of any Person, whether through purchase of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the Equity Interests of a Person which has ordinary voting power for the election of directors or other similar management personnel of a Person or a majority of the outstanding Equity Interests of a Person.
“Additional Secured Obligations” means (a) all obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements, and (b) all costs and expenses incurred in connection with enforcement and collection of the foregoing, including the fees, charges and disbursements of counsel, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, expenses and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, expenses and fees are allowed claims in such proceeding.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Agreement” means this Credit Agreement, including all schedules, exhibits and annexes hereto, as amended, restated, supplemented or otherwise modified from time to time.
“Applicable Law” means, as to any Person, all applicable Laws binding upon such Person or to which such a Person is subject.
“Applicable Rate” means, for any day, in respect of the Term Facility or the Revolving Facility, as the context may require, the greater of (i) BSBY Rate or the BSBY Daily Floating Rate, as applicable, plus 2.25% per annum or (ii) the Index Floor. For the purposes of this paragraph, “Index Floor” means 0% percent.
“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease.
“Audited Financial Statements” means the audited Consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2021, and the related Consolidated statements of income or operations, Shareholders’ Equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.
“Authorization to Share Insurance Information” means the authorization in form and substance satisfactory to the Lender (or such other form as required by each of the Loan Party’s insurance companies).
“Autoborrow Agreement” has the meaning specified in Section 2.02(f).
“Availability Period” means (a) in respect of the Revolving Facility, the period from and including the Closing Date to the earliest of (i) the Maturity Date for the Revolving Facility, (ii) the date of termination of the Revolving Commitments pursuant to Section 2.07, and (iii) the date of termination of the Commitment of the Lender to make Revolving Loans and L/C Credit Extensions pursuant to Section 8.02 and (b) in respect of the Term Facility, the period from, and including the Closing Date to three (3) Business Days following the Closing Date.
“Bank of America” means Bank of America, N.A. and its successors.
“Base Rate” means for any day a fluctuating rate of interest per annum equal to the highest of (a) the Federal Funds Rate plus one-half of one percent (0.50%), (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the BSBY Rate plus one percent (1.00%), subject to the interest rate floors set forth therein; provided, that, if the Base Rate shall be less than 1%, such rate shall be deemed 1% for purposes of this Agreement. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.03 hereof, then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.
“Base Rate Loan” means a Revolving Loan or a Term Loan that bears interest based on the Base Rate.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code, or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Bloomberg” means Bloomberg Index Services Limited.
“Borrower” has the meaning specified in the introductory paragraph hereto.
“Borrower Notice” has the meaning specified in Section 2.13(a).
“Borrower Request and Assumption Agreement” has the meaning specified in Section 2.13(a).
“Borrowing” means a Revolving Borrowing or a Term Borrowing, as the context may require.
“Borrowing Base” has the meaning described in Section 2.03.
“Borrowing Base Certificate” has the meaning described in Section 5.05(d).
“Borrowing Base Deficiency” has the meaning described in Section 2.03.
“BSBY” means the Bloomberg Short-Term Bank Yield Index rate.
“BSBY Daily Floating Rate” means a fluctuating rate of interest which can change on each banking day. The rate will be adjusted on each banking day to equal the BSBY Screen Rate for U.S. Dollar deposits two (2) Business Days prior to the date of determination for a one-month term.
“BSBY Rate” means a rate of interest per annum equal to the BSBY Screen Rate as determined for each Adjustment Date two (2) Business Days prior to the Adjustment Date (for delivery on the first day of such interest period) with a term of one-month, three-month or six-month as determined by the Borrower pursuant to the Loan Notice; provided that if such rate is not published on such determination date, then the rate will be the BSBY Screen Rate on the first banking day immediately prior thereto. If at any time the BSBY Rate is less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
“BSBY Rate Loan” means a Revolving Loan or a Term Loan that bears interest at a rate based on the BSBY Rate or the BSBY Daily Floating Rate, as applicable.
“BSBY Screen Rate” means the Bloomberg Short-Term Bank Yield Index rate administered by Bloomberg Index Services Limited and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Lender from time to time).
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Lender’s Office is located, and if such day relates to any interest rate settings as to BSBY Rate Loans, any fundings, disbursements, settlements and payments in Dollars in respect of any such BSBY Rate Loans, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such BSBY Rate Loans, in New York City.
“Capital Expenditures” means, with respect to any Person for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations).
“Capitalized Lease” means any lease that has been or is required to be, in accordance with GAAP, recorded, classified and accounted for as a capitalized lease or financing lease.
“Cash Collateralize” means to deposit in a Controlled Account or pledge and deposit with or deliver to the Lender, as Collateral for L/C Obligations, (a) cash or deposit account balances, (b) backstop letters of credit entered into on terms, from issuers and in amounts satisfactory to the Lender, and/or (c) if the Lender shall agree, in its sole discretion, other credit support, in each case, in Dollars and pursuant to documentation in form and substance satisfactory to the Lender. “Cash Collateralized” has a meaning correlative thereto.
“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any of its Subsidiaries free and clear of all Liens (other than Permitted Liens):
(a)    readily marketable obligations issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof having maturities of not more than three hundred sixty days (360) days from the date of acquisition thereof; provided, that, the full faith and credit of the United States is pledged in support thereof;
(b)    time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is the Lender or (B) is organized under the laws of the United States, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia, and is a member of the Federal Reserve System of the United States, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition, and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than ninety (90) days from the date of acquisition thereof;
(c)    commercial paper issued by any Person organized under the laws of any state of the United States and rated at least “Prime–1” (or the then equivalent grade) by Moody’s or at least “A–1” (or the then equivalent grade) by S&P, in each case with maturities of not more than one hundred eighty (180) days from the date of acquisition thereof; and
(d)    Investments, classified in accordance with GAAP as current assets of the Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition.
“Cash Management Agreement” means any agreement that is not prohibited by the terms hereof to provide treasury or cash management services, including deposit accounts, overnight draft, credit cards, debit cards, p-cards (including purchasing cards and commercial cards), funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.
“Change in Law” means the occurrence, after the Closing Date, of any of the following, (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof, and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted, issued or implemented.
“Change of Control” the Company shall cease to own and control, of record and beneficially, directly or indirectly, at least fifty one percent (51%) of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower on a fully diluted basis (which for this purpose shall exclude all Equity Interests that have not yet vested).
“Closing Date” means the date hereof.
“Code” means the Internal Revenue Code of 1986, as amended.
“Collateral” means all of the “Collateral” and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Lender.
“Collateral Account” has the meaning set forth in Section 2.04(n).
“Collateral Documents” means, collectively, the Security Agreement, each of the collateral assignments, security agreements, pledge agreements, account control agreements or other similar agreements delivered to the Lender pursuant to Section 6.12, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Lender.
“Commitment” means the Term Commitment or the Revolving Commitment, as the context may require.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communication” means this Agreement, any Loan Document and any document, any amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to any Loan Document.
“Company” has the meaning specified in the introductory paragraph hereto.
“Company LTIP” means the Company’s 2021 Omnibus Incentive Plan.
“Compliance Certificate” means a certificate substantially in the form of Exhibit A.
“Conforming Changes” means, with respect to the use, administration of or any conventions associated with BSBY or any proposed Successor Rate, as applicable, any conforming changes to the definition of Base Rate, BSBY, Interest Period, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definition of Business Day, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of the Lender, to reflect the adoption and implementation of such applicable rate, and to permit the administration thereof by the Lender in a manner substantially consistent with market practice (or, if the Lender determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in such other manner of administration as the Lender determines is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).
“Consolidated” means, when used with reference to financial statements or financial statement items of the Borrower and its Subsidiaries or any other Person, such statements or items on a consolidated basis in accordance with the consolidation principles of GAAP.
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote ten percent (10.0%) or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.
“Controlled Account” means each deposit account and securities account that is subject to a Qualifying Control Agreement.
“Covered Entity” means any of the following: (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Covered Party” has the meaning set forth in Section 10.19.
“Credit Extension” means each of the following: (a) a Borrowing; and (b) an L/C Credit Extension.

“Daily Simple SOFR” with respect to any applicable determination date means the secured overnight financing rate (“SOFR”) published on such date by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s website (or any successor source).
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Default Rate” means (a) with respect to any Obligation for which a rate is specified, a rate per annum equal to two percent (2.0%) in excess of the rate otherwise applicable thereto, and (b) with respect to any Obligation for which a rate is not specified or available, a rate per annum equal to the Base Rate, plus the Applicable Rate for Revolving Loans that are Base Rate Loans, plus two percent (2.0%), in each case, to the fullest extent permitted by Applicable Law.
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Designated Account” has the meaning specified in Section 2.11(a)(i).
“Designated Jurisdiction” means any country or territory to the extent that such country or territory is the subject of any Sanction.
“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any Sale and Leaseback Transaction) of any property by any Loan Party or Subsidiary (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
“Dollar” and “$” mean lawful money of the United States.
“Domestic Subsidiary” means any Subsidiary organized under the laws of any political subdivision of the United States.
“EBITDA” means, for any period, the sum of the following for Borrower in accordance with GAAP: (a) Net Income for the most recently completed Measurement Period; plus (b) the following to the extent deducted in calculating such Net Income (without duplication), (i) Interest Charges, (ii) the provision for federal, state, local and foreign income taxes payable, (iii) depreciation and amortization expense, (iv) non-cash charges and losses (excluding any such non-cash charges or losses to the extent (A) there were cash charges with respect to such charges and losses in past accounting periods, or (B) there is a reasonable expectation that there will be cash charges with respect to such charges and losses in future accounting periods); (v) transaction fees, costs and out-of-pocket expenses related to the consummation of the Purchase Agreement Transaction, the Facility, this Agreement and the other Loan Documents, in each case to the extent paid within ninety (90) days of the Closing Date, and with respect to which Borrower has provided the Lender evidence satisfactory to the Lender in the Lender’s discretion, (vi) with respect to any Permitted Acquisition, costs, fees, charges, or expenses consisting of out-of-pocket expenses owed by the Borrower or any of their Subsidiaries to any Person for services performed by such Person in connection with such Permitted Acquisition, in each case to the extent paid within ninety (90) days of the closing of such Permitted Acquisition, and with respect to which Borrower has provided the Lender evidence satisfactory to the Lender in the Lender’s discretion, (vii) transaction fees, costs and expenses incurred in connection with any amendments, restatements, supplements or other modifications of this Agreement and the other Loan Documents, in each case to the extent paid within ninety (90) days of such amendment, restatement, supplement or other modification and with respect to which the Borrower has provided the Lender evidence satisfactory to the Lender in the Lender’s discretion, provided that the sum of all amounts under (v), (vi), and (vii) do not exceed four percent (4%) of the Borrowers’ EBIDTA, without including add backs set forth in under (v), (vi), and (vii), and (viii) any Post-Combination Expense recorded; less (c) (i) any Post-Combination Expense Reduction and (ii) without duplication, and to the extent reflected as a gain or otherwise included in the calculation of Net Income for such period, non-cash gains (excluding any such non-cash gains to the extent (A) there were cash gains with respect to such gains in past accounting periods, or (B) there is a reasonable expectation that there will be cash gains with respect to such gains in future accounting periods).
“Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.
“Eligible Receivable” and “Eligible Receivables” means, at any time of determination thereof, the unpaid portion of each account (as such term is defined in Article 9 of the UCC) (net of any returns, discounts, claims, credits, charges, accrued rebates or other allowances, offsets, deductions, counterclaims, disputes or other defenses and reduced by the aggregate amount of all reserves, limits and deductions provided for in this definition and elsewhere in this Agreement) receivable in United States Dollars by Borrower, provided each account conforms and continues to conform to the following criteria to the satisfaction of Lender:
(a)    the account arose in the ordinary course of a Borrower’s business from a bona fide outright sale of goods by a Borrower or from services performed or to be performed by Borrower;
(b)    the account is a valid, legally enforceable obligation of the Account Debtor and requires no further act on the part of any Person under any circumstances to make the account payable by the Account Debtor;
(c)    the account is based upon an enforceable order or contract, written or oral, for services performed, and the same performed in accordance with such order or contract, or services to be performed;
(d)    if the account arises from the performance of services, whether or not such services have been fully rendered, and such account is not currently the subject of any warranty claim or obligation;
(e)    the account is evidenced by an invoice or other documentation in form acceptable to Lender, dated no later than the date of shipment or performance and containing only terms normally offered by such Borrower;
(f)    the amount shown on the books of each Borrower and on any invoice, certificate, schedule or statement delivered to Lender is owing to such Borrower and no partial payment has been received unless reflected with that delivery;
(g)    the account is not outstanding more than ninety (90) days from the date of the invoice therefor;

(h)    the account is not owing by any Account Debtor for which Lender has deemed fifty percent (50%) or more of such Account Debtor’s other accounts due to Borrower to be non-Eligible Receivables based on sub-section (g) above;
(i)    the account is not owing by an Account Debtor or a group of affiliated Account Debtors whose then existing accounts owing to Borrower exceed in aggregate face amount fifteen percent (15%) of Borrower’s total Receivables;
(j)    the Account Debtor has not returned, rejected or refused to retain, or otherwise notified any Borrower of any dispute concerning, or claimed nonconformity of, any of the services from the sale of which the accounts arose;
(k)    the account is not subject to any present or contingent (and no facts exist which are the basis for any future) offset, claim, deduction or counterclaim, dispute or defense in law or equity on the part of such Account Debtor, or any claim for credits, allowances, or adjustments by the Account Debtor because of inferior, or unsatisfactory services, or for any other reason including, without limitation, those arising on account of a breach of any express or implied representation or warranty;
(l)    the Account Debtor is not a Subsidiary or Affiliate of a Borrower or an employee, officer, director or shareholder of a Borrower or any Subsidiary or Affiliate of a Borrower;
(m)    the Account Debtor is not incorporated or primarily conducting business or otherwise located in any jurisdiction outside of the United States of America, unless the Account Debtor’s obligations with respect to such account are secured by a letter of credit, guaranty or banker’s acceptance having terms and from such issuers and confirmation banks as are acceptable to Lender in its sole and absolute discretion (which letter of credit, guaranty or banker’s acceptance is subject to the perfected Lien of Lender);
(n)    as to which none of the following events has occurred with respect to the Account Debtor on such account: death or judicial declaration of incompetency of an Account Debtor who is an individual; the filing by or against the Account Debtor of a request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as a bankrupt, winding-up, or other relief under the bankruptcy, insolvency, or similar laws of the United States, any state or territory thereof, or any foreign jurisdiction, now or hereafter in effect; the making of any general assignment by the Account Debtor for the benefit of creditors; the appointment of a receiver or trustee for the Account Debtor or for any of the assets of the Account Debtor, including, without limitation, the appointment of or taking possession by a “custodian,” as defined in the Federal Bankruptcy Code; the institution by or against the Account Debtor of any other type of insolvency proceeding (under the bankruptcy laws of the United States or otherwise) or of any formal or informal proceeding for the dissolution or liquidation of, settlement of claims against, or winding up of affairs of, the Account Debtor; the sale, assignment, or transfer of all or any material part of the assets of the Account Debtor; the nonpayment generally by the Account Debtor of its debts as they become due; or the cessation of the business of the Account Debtor as a going concern;
(o)    the Account Debtor is not a Governmental Authority, unless all rights of such Borrower with respect to such account have been assigned to Lender on terms acceptable to Lender pursuant to the Assignment of Claims Act of 1940, as amended, to the extent such assignment is requested by the Lender pursuant to any of the Loan Documents;

(p)    such Borrower is not indebted in any manner to the Account Debtor (as creditor, lessor, supplier or otherwise), with the exception of customary credits, adjustments and/or discounts given to an Account Debtor by such Borrower in the ordinary course of its business;
(q)    the account does not arise from services under or related to any warranty obligation of a Borrower or out of service charges, finance charges or other fees for the time value of money;
(r)    the account is not evidenced by chattel paper or an instrument of any kind and is not secured by any letter of credit;
(s)    the title of the Borrower to the account is absolute and is not subject to any prior assignment, claim, Lien, or security interest, except Permitted Liens;
(t)    no bond or other undertaking by a guarantor or surety has been or is required to be obtained, supporting the performance of Borrower or any other obligor in respect of any of Borrower’s agreements with the Account Debtor or supporting the account and any of the Account Debtor’s obligations in respect of the account;
(u)    each Borrower has the full and unqualified right and power to assign and grant a security interest in, and Lien on, the account to Lender as security and collateral for the payment of the Obligations;
(v)    the account does not arise out of a contract with, or order from, an Account Debtor that, by its terms, forbids or makes void or unenforceable the assignment or grant of a security interest by a Borrower to Lender of the account arising from such contract or order;
(w)    the account is subject to a Lien in favor of Lender, which Lien is perfected as to the account by the filing of financing statements and which Lien upon such filing constitutes a first priority security interest and Lien;
(x)    no part of the account represents a progress billing or a retainage; and
(y)    Lender in the good faith exercise of its sole and absolute discretion has not deemed the account ineligible because of uncertainty as to the creditworthiness of the Account Debtor or because Lender otherwise considers the collateral value of such account to Lender to be impaired or its ability to realize such value to be insecure.
In the event of any dispute, under the foregoing criteria, as to whether an account is, or has ceased to be, an Eligible Receivable, the decision of Lender in the good faith exercise of its sole and absolute discretion shall control.
“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, soil, surface and subsurface strata, and natural resources such as wetland, flora and fauna.
“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws (including common law), regulations, standards, ordinances, rules, judgments, interpretations, orders, decrees, permits, agreements or governmental restrictions relating to pollution or the protection of the Environment (to the extent related to exposure to Hazardous Materials), including those relating to the manufacture, generation, handling, transport, storage, treatment, Release or threat of Release of Hazardous Materials, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities) whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, directly or indirectly relating to (a) any violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials in violation of Environmental Law, (c) exposure to any Hazardous Materials in violation of Environmental Law, (d) Release or threatened Release of any Hazardous Materials, or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Environmental Permit” means any permit, certification, registration, approval, identification number, license or other authorization required under any Environmental Law.
“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
“Equity Issuance” means, any issuance by any Borrower to any Person of its Equity Interests, other than (a) any issuance of its Equity Interests pursuant to the exercise of options or warrants, (b) any issuance of its Equity Interests pursuant to the conversion of any debt securities to equity or the conversion of any class of equity securities to any other class of equity securities, (c) any issuance of options or warrants relating to its Equity Interests. The term “Equity Issuance” shall not be deemed to include any Disposition.
“Equity Partner” means any Person who now or hereafter owns any ownership interest in a Borrower and is or was an employee of Borrower.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Sections 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate; or (i) a failure by the Borrower or any ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules in respect of a Pension Plan, whether or not waived, or the failure by the Borrower or any ERISA Affiliate to make any required contribution to a Multiemployer Plan.
“Event of Default” has the meaning specified in Section 8.01.
“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Loan Party of, or the grant by such Loan Party of a Lien to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to any other “keepwell, support or other agreement” for the benefit of such Loan Party and any and all guarantees of such Loan Party’s Swap Obligations by other Loan Parties) at the time the Guaranty of such Loan Party, or grant by such Loan Party of a Lien, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a Master Agreement governing more than one Swap Contract, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swap Contracts for which such Guaranty or Lien is or becomes excluded in accordance with the first sentence of this definition.
“Existing Letters of Credit” means those certain Letters of Credit issued by the Lender for the account of a Borrower listed in Schedule 1.01(c) attached hereto.
“Extraordinary Receipt” means any cash, in an amount of at least Three Hundred Thousand Dollars ($300,000), received by or paid to or for the account of any Person not in the ordinary course of business, including proceeds of key man or property insurance (except to the extent such proceeds are promptly used to replace Collateral or to hire replacement management), indemnity payments and any purchase price adjustments; provided, that, an Extraordinary Receipt shall not include cash receipts from proceeds of insurance or indemnity payments to the extent that such proceeds, awards or payments are received by any Person in respect of any third party claim against such Person and applied to pay (or to reimburse such Person for its prior payment of) such claim and the costs and expenses of such Person with respect thereto.
“Facility” means the Term Facility or the Revolving Facility, as the context may require.
“Facility Termination Date” means the date as of which all of the following shall have occurred: (a) the Commitments have terminated, (b) all Obligations have been paid in full (other than contingent indemnification obligations), and (c) all Letters of Credit have terminated or expired (other than Letters of Credit as to which other arrangements with respect thereto satisfactory to the Lender shall have been made).
“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.
“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of

New York as the federal funds effective date; provided, that, if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) (i) EBITDA (without duplication), less (ii) the aggregate amount of all non-financed cash Capital Expenditures, less (iii) Restricted Payments paid in cash; to (b) the sum of (i) Interest Charges, (ii) the aggregate principal amount of all regularly scheduled principal payments on Indebtedness (determined without giving effect to any reduction of such scheduled principal payments resulting from the application of any voluntary or optional prepayments made during such period), in each case, of or by the Borrower for the most recently completed Measurement Period.
“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“Funded Indebtedness” means, as of any date of determination, for the Borrower, the sum of: (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (b) all purchase money Indebtedness; (c) the maximum amount available to be drawn under issued and outstanding letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments; (d) all obligations in respect of the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business, (ii) in connection with any Permitted Acquisition by the Company or (iii) in connection with any Acquisition consummated prior to the Closing Date); (e) all Attributable Indebtedness; (f) all obligations to purchase, redeem, retire, defease or otherwise make any payment prior to the Maturity Date in respect of any Equity Interests or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (g) without duplication, all guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (f) above of Persons other than the Borrower; and (h) all Indebtedness of the types referred to in clauses (a) through (g) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrower.
“GAAP” means generally accepted accounting principles in the United States set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession) including, without limitation, the FASB ASC, that are applicable to the circumstances as of the date of determination, consistently applied and subject to Section 1.03.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including, without limitation, any supra-national bodies such as the European Union or the European Central Bank).
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, natural gas, natural gas liquids, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, toxic mold, infectious or medical wastes and all other substances, wastes, chemicals, pollutants, contaminants or compounds of any nature in any form regulated pursuant to any Environmental Law.
“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
(a)    all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
(b)    the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby), bankers’ acceptances, bank guaranties and similar instruments;
(c)    net obligations of such Person under any Swap Contract;
(d)    all obligations of such Person to pay the deferred purchase price of property or services other than (i) trade accounts payable in the ordinary course of business and not past due for more than sixty (60) days after the date on which such trade account was created, (ii) in connection with any Permitted Acquisition by the Company or (iii) in connection with any Acquisition consummated prior to the Closing Date;
(e)    indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
(f)    all Attributable Indebtedness in respect of Capitalized Leases and Synthetic Lease Obligations of such Person and all Synthetic Debt of such Person;
(g)    all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and
(h)    all Guarantees of such Person in respect of any of the foregoing.
For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.
“Indemnitee” has the meaning specified in Section 10.04(b).
“Information” has the meaning specified in Section 10.07(a)(i).
“Inspection Fee Cap” has the meaning specified in Section 6.10(a).
“Intellectual Property” has the meaning set forth in the Security Agreement.
“Interest Charges” means, for any Measurement Period, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest, in accordance with GAAP, (b) all interest paid or payable with respect to discontinued operations, and (c) the portion of rent expense under Capitalized Leases that is treated as interest in accordance with GAAP, in each case, of or by the Borrower on a Consolidated basis for the most recently completed Measurement Period.
“Interest Payment Date” means, (a) as to any BSBY Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, that, if any Interest Period for a BSBY Rate Loan exceeds three (3) months, the respective dates that fall every three (3) months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made.
“Interest Period” means, as to each BSBY Rate Loan, the period commencing on the date such BSBY Rate Loan is disbursed or converted to or continued as a BSBY Rate Loan and ending on the date one (1), three (3) or six (6) months thereafter (in each case, subject to availability), as selected by the Borrower in its Loan Notice, provided, that:
(a)    any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
(b)    any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
(c)    no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.
“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person (including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor guaranties Indebtedness of such other Person), or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person which constitute all or substantially all of the assets of such Person or of a division, line of business or other business unit of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of any Loan Party or any Subsidiary.
“IRS” means the United States Internal Revenue Service.
“ISP” means the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time).
“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Borrowing.
“L/C Commitment” means, with respect to the Lender, the commitment of the Lender to issue Letters of Credit hereunder in an amount of up to Two Million Dollars ($2,000,000). The L/C Commitment amount of the Lender may be modified from time to time by agreement between the Lender and the Borrower.
“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof, the extension of the expiry date thereof, or the increase of the amount thereof.
“L/C Disbursement” means the issuance of a Letter of Credit by the Lender in favor of the Borrower or any of its Subsidiaries in accordance with the terms of Section 2.04.
“L/C Obligations” means, (i) as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all unreimbursed amounts and (ii) as of the Closing Date, the Existing Letters of Credit. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be outstanding in the amount so remaining available to be drawn.
“Lender” means Bank of America, N.A. and its successors and assigns.
“Lender’s Office” means the Lender’s address, specified in Section 6.03 herein, or such other appropriate, account, or such other address or account as the Lender may from time to time notify the Borrower; which office may include any Affiliate of the Lender or any domestic or foreign branch of the Lender or such Affiliate.
“Letter of Credit” means any standby letter of credit issued hereunder.
“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the Lender.
“Letter of Credit Expiration Date” means the day that is seven (7) days prior to the Maturity Date then in effect for the Revolving Facility (or, if such day is not a Business Day, the next preceding Business Day).
“Letter of Credit Fee” has the meaning specified in Section 2.04(l).
“Letter of Credit Sublimit” means, as of any date of determination, an amount equal to the lesser of (a) Two Million Dollars ($2,000,000) and (b) the Revolving Facility. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Facility.
“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property and any financing lease having substantially the same economic effect as any of the foregoing).
“Loan” means an extension of credit by the Lender to the Borrower under Article II in the form of a Term Loan or a Revolving Loan.
“Loan Documents” means, collectively, (a) this Agreement, (b) the Collateral Documents, (c) any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.12, and (d) all other certificates, agreements, documents and instruments executed and delivered, in each case, by or on behalf of any Loan Party pursuant to the foregoing (but specifically excluding any Secured Hedge Agreement or any Secured Cash Management Agreement) and any amendments, modifications or supplements thereto or to any other Loan Document or waivers hereof or to any other Loan Document; provided, that, “Loan Documents” shall mean any of the foregoing that is signed by any Loan Party and the Lender.
“Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of BSBY Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit B or such other form as may be approved by the Lender (including any form on an electronic platform or electronic transmission system as shall be approved by the Lender), appropriately completed and signed by a Responsible Officer of the Borrower.
“Loan Parties” means, each of the Borrower now or hereafter a party to this Agreement.
“Master Agreement” has the meaning set forth in the definition of “Swap Contract.”
“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Borrower or the Borrower and its Subsidiaries taken as a whole; or (b) a material adverse effect on (i) the ability of any Loan Party to perform its Obligations under any Loan Document to which it is a party, (ii) the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party or (iii) the rights, remedies and benefits available to, or conferred upon, the Lender under any Loan Documents.
“Material Contract” means, with respect to any Loan Party, each contract or agreement (a) to which such Person is a party involving consideration payable to or by such Loan Party in excess of five percent (5.0%) of total revenue of the Loan Parties in any year or (b) otherwise material to the business, condition (financial or otherwise), operations, performance, properties or prospects of such Loan Party or (c) any other contract, agreement, permit or license, written or oral, of the Borrower and its Subsidiaries as to which the breach, nonperformance, cancellation or failure to renew by any party thereto, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
“Maturity Date” means (a) with respect to the Revolving Facility, January 31, 2026, and (b) with respect to the Term Facility, January 31, 2026; provided, that, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.
“Maximum Rate” has the meaning set forth in Section 10.09.
“Measurement Period” means, at any date of determination, the most recently completed four (4) fiscal quarters of the Company.

“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 2.12(a) or (b), an amount equal to one hundred and five percent (105%) of the Outstanding Amount of all L/C Obligations, and (b) otherwise, an amount determined by Lender.
“Minimum Collateral Coverage” means as of the date of determination, the ratio of (a) the Borrowing Base, including any Eligible Receivables, which would otherwise be excluded pursuant to subsection (g) of the definition of “Eligible Receivables,” to the (b) sum of the Term Commitment and the then Revolving Commitment.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five (5) plan years, has made or been obligated to make contributions.
“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.
“Net Income” means, at any date of determination, the net income (or loss) of the Borrower for the most recently completed Measurement Period.
“Notice of Loan Prepayment” means a notice of prepayment with respect to a Loan, which shall be substantially in the form of Exhibit C or such other form as may be approved by the Lender (including any form on an electronic platform or electronic transmission system as shall be approved by the Lender), appropriately completed and signed by a Responsible Officer.
“Obligations” means (a) all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, or Letter of Credit and (b) all costs and expenses incurred in connection with enforcement and collection of the foregoing, including the fees, charges and disbursements of counsel, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, expenses and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof pursuant to any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, expenses and fees are allowed claims in such proceeding.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Officer’s Certificate” means a certificate substantially the form of Exhibit D or any other form approved by the Lender.
“Organization Documents” means, (a) with respect to any corporation, the charter or certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or limited liability company agreement (or equivalent or comparable documents with respect to any non-U.S. jurisdiction); (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization (or equivalent or comparable documents with respect to any non-U.S. jurisdiction) and (d) with respect to all entities, any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization (or equivalent or comparable documents with respect to any non-U.S. jurisdiction).
“Outstanding Amount” means (a) with respect to the Term Loan and Revolving Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments of the Term Loan and Revolving Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of unreimbursed amounts.
“Patriot Act” has the meaning specified in Section 10.18.
“PBGC” means the Pension Benefit Guaranty Corporation.
“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum funding standards with respect to Pension Plans and set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.
“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate or with respect to which the Borrower or any ERISA Affiliate has any liability and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.
“Permitted Acquisition” means the Purchase Agreement Transaction and any Acquisition by the Company in a transaction that satisfies each of the following requirements in the reasonable discretion of the Lender:
(a)    (i) the material line or lines of business of the Person to be acquired (A) is not substantially different from the business of the Borrower or (B) is substantially related, complementary or incidental to, or a reasonable development or expansion of, the business of the Borrower, and (ii) the Borrower provides such documentation as the Lender may reasonably request, including, without limitation, a joinder agreement, in order to join such Person to this Agreement as a Borrower and to encumber such Person’s collateral (including such documentation as the Lender may reasonably request to satisfy the Lender’s “know your customer” and other regulatory requirements);
(b)    any future earn out payments made in connection with any Acquisition by Borrower shall be subordinated to this Agreement on terms satisfactory to Lender;
(c)    both before and after giving effect to such Acquisition and the Loans (if any) requested to be made in connection therewith, each of the representations and warranties in the Loan Documents is true and correct (except (i) any such representation or warranty which relates to a specified prior date) and no Default or Event of Default exists, will exist, or would result therefrom;
(d)    as soon as available, but not less than thirty (30) days prior to such Acquisition, the Borrower has provided the Lender (i) notice of such Acquisition and (ii) a copy of all business and financial information reasonably requested by the Lender, which demonstrate compliance with all financial and other covenants after giving effect to the Acquisition, including pro forma financial statements, a pro forma Compliance Certificate, and statements of cash flow;
(e)    if any accounts acquired in connection with such Acquisition are proposed to be included in the determination of the Borrowing Base, the Lender shall have received evidence, which shall be satisfactory to the Lender, that such receivables constitute Eligible Receivables;
(f)    if such Acquisition is an acquisition of the Equity Interests of a Person, such Acquisition is structured so that the acquired Person shall become a wholly-owned Subsidiary of the Company and a Loan Party;
(g)    if such Acquisition is an acquisition of assets, such Acquisition is structured so that a Borrower or another Loan Party shall acquire such assets free and clear of all Liens, other than those in favor of the Lender and Permitted Liens;
(h)    if such Acquisition is an acquisition of Equity Interests, such Acquisition will not result in any violation of Regulation U;
(i)    if such Acquisition involves a merger or a consolidation involving the Company or any other Loan Party, the Company or such Loan Party, as applicable, shall be the surviving entity;
(j)    in connection with an Acquisition of the Equity Interests of any Person, all Liens on property of such Person shall be terminated unless the Lender in its sole discretion consents otherwise, and in connection with an Acquisition of the assets of any Person, all Liens on such assets shall be terminated prior to, or at the time of, the closing of such Acquisition;
(k)    the Loan Parties shall be in pro forma compliance with all covenants under the Loan Documents, including without limitation, the financial covenants set forth in Section 7.12 as of the most recently ended fiscal quarter, after giving effect to such Acquisition, as evidenced by a pro forma compliance certificate; and
(l)    the Borrower shall have delivered to the Lender the draft documentation relating to such Acquisition in advance of closing, which documentation must be satisfactory to the Lender in all material respects, and the final executed documentation relating to such Acquisition within one (1) day following the consummation thereof.
“Permitted Investments” has the meaning set forth in Section 7.03.
“Permitted Liens” has the meaning set forth in Section 7.01.
“Permitted Transfers” means (a) Dispositions of property to the Borrower or any Subsidiary; provided, that, if the transferor of such property is a Loan Party then the transferee thereof must be a Loan Party; (c) Dispositions of accounts receivable in connection with the collection or compromise thereof; (b) licenses, sublicenses, leases or subleases granted to others not interfering in any material respect with the business of the Borrower and its Subsidiaries; and (c) the sale or disposition of Cash Equivalents for fair market value.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Borrower or any ERISA Affiliate or any such Plan to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.
“Post-Combination Expense” means an expense that is paid in the form of cash or stock to seller(s) in any Acquisition, in which, the cash or stock paid is subject to vesting requirements and/or clawback rights that requires such seller(s) to remain employed during a stated period of time, in accordance with FASB Topic 805-10-55-25a.
“Post-Combination Expense Reduction” means a credit to expense or income for previously recognized Post-Combination Expense that was forfeited or refunded due to a vesting or clawback requirement or any other requirement under GAAP.
“Purchase Agreement” means that certain purchase agreement dated March 1, 2023, by and among Seller, Multistate and the Company.
“Purchase Agreement Documents” means collectively the Purchase Agreement and any and all other agreements, documents or instruments (together with any and all amendments, modifications, and supplements thereto, restatements thereof, and substitutes therefore) previously, now or hereafter executed and delivered by the Seller, Multistate, the Company, or any other Person in connection with the Purchase Agreement Transaction.
“Purchase Agreement Transaction” means the asset purchase agreement transaction contemplated by the provisions of the Purchase Agreement.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“QFC Credit Support” has the meaning specified in Section 10.19.
“Qualifying Control Agreement” means an agreement, among a Loan Party, a depository institution or securities intermediary and the Lender, which agreement is in form and substance acceptable to the Lender and which provides the Lender with “control” (as such term is used in Article 9 of the UCC) over the deposit account(s) or securities account(s) described therein.
“Receivables” means any of the Borrower’s presently existing and hereafter arising or acquired accounts receivable, notes receivable and other rights to payment for goods sold or leased or for services rendered, whether or not they have been earned by performance, and all rights in any merchandise or goods which any of the same may represent, and all rights, title, security, guarantees, indemnities and warranties with respect to each of the foregoing, including, without limitation, any right of stoppage in transit, and any other assets which are customarily transferred, or in respect of which security interests are customarily granted, in connection with securitization transactions involving accounts receivables.
“Regulation U” means Regulation U of the FRB, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, consultants, service providers and representatives of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, discharge, deposit, disposal, leaking, pumping, pouring, dumping, emptying, injection or leaching into the Environment, or into, from or through any building, structure or facility.
“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.
“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of the Term Loan or Revolving Loans, a Loan Notice and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.
“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party, solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of a Loan Party, in its own capacity or in its capacity as a general manager, as applicable. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party. To the extent requested by the Lender, each Responsible Officer will provide an incumbency certificate and to the extent requested by the Lender, appropriate authorization documentation, in form and substance satisfactory to the Lender.
“Restricted Payment” means (a) any dividend or other distribution, including any tax distribution, direct or indirect, on account of any shares (or equivalent) of any class of Equity Interests of the Borrower or any of its Subsidiaries, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares (or equivalent) of any class of Equity Interests of the Borrower or any of its Subsidiaries, now or hereafter outstanding, (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Equity Interests of any Loan Party or any of its Subsidiaries, now or hereafter outstanding, and (d) any bonuses paid to employees of Borrower in the ordinary course of business and consistent with past practices for such Borrower.
“Revolving Borrowing” means a borrowing consisting of simultaneous Revolving Loans of the same Type and, in the case of BSBY Rate Loans, having the same Interest Period made by the Lender pursuant to Section 2.01(b).
“Revolving Commitment” means the Lender’s obligation to (a) make Revolving Loans to the Borrower pursuant to Section 2.01(b) and (b) issue Letters of Credit for the account of the Borrower pursuant to Section 2.04. The Revolving Commitment on the Closing Date shall be Three Million Dollars ($3,000,000).
“Revolving Facility” means, at any time, the aggregate amount of the Lender’s Revolving Commitments at such time.
“Revolving Loan” has the meaning specified in Section 2.01(b).
“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., and any successor thereto.

“Sale and Leaseback Transaction” means, with respect to any Loan Party or any Subsidiary, any arrangement, directly or indirectly, with any Person whereby such Loan Party or such Subsidiary shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.
“Sanction(s)” means any sanction administered or enforced by the United States Government (including, without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.
“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions.
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the OFAC, or the U.S. Department of State , the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b), or (d) any Person otherwise the subject of any Sanctions.
“Scheduled Unavailability Date” has the meaning specified in Section 3.03(b)(ii).
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Secured Cash Management Agreement” means any Cash Management Agreement between the any Loan Party and the Lender or an Affiliate of the Lender.
“Secured Hedge Agreement” means any interest rate, currency, foreign exchange, or commodity Swap Contract required by or not prohibited under Article VI or Article VII between the Borrower and the Lender or an Affiliate of the Lender.
“Secured Obligations” means all Obligations and all Additional Secured Obligations.
“Securities Act” means the Securities Act of 1933, including all amendments thereto and regulations promulgated thereunder.
“Security Agreement” means the security and pledge agreement, dated as of the Closing Date, executed in favor of the Lender by each of the Loan Parties.
“Seller” means Multistate Associates, Inc., a New York corporation.
“Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’ equity of the Borrower as of such date, determined in accordance with GAAP.
“SOFR Adjustment” means with respect to Daily Simple SOFR means 0.11448% (11.448 basis points) and with respect to Term SOFR means 0.11448% (11.448 basis points) for an interest period of one-month’s duration, 0.26161% (26.161 basis points) for an interest period of three-months’ duration, 0.42826% (42.826 basis points) for an interest period of six-months’ duration, and 0.71513% (71.513 basis points) for an interest period of twelve-months’ duration.
“Solvency Certificate” means a solvency certificate in substantially in the form of Exhibit E.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Subordinated Debt” means any Indebtedness incurred by any Loan Party which by its terms (a) is subordinated in right of payment to the prior payment of the Obligations and (b) contains other terms, including without limitation, standstill, interest rate, maturity and amortization, and insolvency-related provisions, in all respects acceptable to the Lender in its sole discretion.
“Subordination Provisions” has the meaning specified in Section 8.01(m).
“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Voting Stock is at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.
“Successor Rate” has the meaning specified in Section 3.03(b).
“Supported QFC” has the meaning specified in Section 10.19.
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Swap Obligations” means with respect to any Loan Party any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s)

determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include the Lender or any Affiliate of the Lender).
“Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds but are not otherwise included in the definition of “Indebtedness” or as a liability on the Consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.
“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including Sale and Leaseback Transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Borrowing” means a borrowing consisting of the Term Loan, and in the case of a BSBY Rate Loan, having the same Interest Period made by the Lender pursuant to Section 2.01(a).
“Term Commitment” means the Lender’s obligation to make the Term Loan to the Borrower pursuant to Section 2.01(a). The Term Commitment on the Closing Date shall be Fourteen Million Dollars ($14,000,000).
“Term Facility” means, at any time, (a) on or prior to the Closing Date, the amount of the Term Commitment at such time and (b) thereafter, the principal amount of the Term Loan outstanding at such time.
“Term Loan” means an advance made by the Lender under the Term Facility.
“Term SOFR” means, for the applicable corresponding Interest Period of BSBY (or if any Interest Period does not correspond to an interest period applicable to SOFR, the closest corresponding interest period of SOFR, and if such interest period of SOFR corresponds equally to two Interest Periods of BSBY, the corresponding interest period of the shorter duration shall be applied) the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.
“Threshold Amount” means $500,000.
“Total Leverage Ratio” means, as of the date of determination, the ratio of (a) Funded Indebtedness as of such date; to (b) EBITDA of the Borrower for the most recently completed Measurement Period.
“Total Revolving Outstandings” means the aggregate Outstanding Amount of all Revolving Loans and L/C Obligations.
“Type” means, with respect to a Loan, its character as a Base Rate Loan or a BSBY Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided, that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.
“United States” and “U.S.” mean the United States of America.
“U.S. Special Resolution Regimes” has the meaning specified in Section 10.21.
“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Persons, even though the right to so vote has been suspended by the happening of such contingency.
1.02    Other Interpretive Provisions.
With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including the Loan Documents and any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, modified, extended, restated, replaced or supplemented from time to time (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory rules, regulations, orders and provisions consolidating, amending, replacing or interpreting such law and any reference to any law, rule or regulation shall, unless otherwise specified, refer to such law, rule or regulation as amended, modified, extended, restated, replaced or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. Any and all references to “Borrower”, regardless of whether preceded by the term “a”, “any”, “each of”, “all”, “and/or” or any other similar term, shall be deemed to refer, as the context requires, to each and every (and/or any one or all) parties constituting a Borrower, individually and/or in the aggregate.
(b)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from, and including,”; the words “to” and “until” each mean “to, but excluding,”; and the word “through” means “to, and including,”.

(c)    Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
(d)    Any reference herein to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).
1.03    Accounting Terms.
(a)    Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, (i) Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at one-hundred percent (100.0%) of the outstanding principal amount thereof, and the effects of FASB ASC Topic 825 on financial liabilities shall be disregarded, and (ii) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under FASB ASC Topic 825 “Financial Instruments” (or any other financial accounting standard having a similar result or effect) to value any Indebtedness of the Borrower or any Subsidiary at “fair value”, as defined therein. For purposes of determining the amount of any outstanding Indebtedness, no effect shall be given to any election by the Borrower to measure an item of Indebtedness using fair value (as permitted by Financial Accounting Standards Board Accounting Standards Codification 825–10–25 (formerly known as FASB 159) or any similar accounting standard).
(b)    Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or Lender shall so request, the Lender and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided, that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
1.04    Rounding.
Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05    Times of Day.
Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
1.06    Letter of Credit Amounts.
Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that, with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
1.07    UCC Terms.
Terms defined in the UCC in effect on the Closing Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions. Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.
1.08    Rates
The Lender does not warrant, nor accept responsibility, nor shall the Lender have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “BSBY Daily Floating Rate” or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rates (including, without limitation, any Successor Rate) or the effect of any of the foregoing, or of any Conforming Changes.
ARTICLE II
COMMITMENTS AND CREDIT EXTENSIONS
2.01    Loans.
(a)    Term Borrowing. Subject to the terms and conditions set forth herein, the Lender agrees to make a single Term Loan to the Borrower, in Dollars, on the Closing Date in an amount not to exceed the Term Facility. The Term Borrowing shall consist of the Term Loan made by the Lender. The Term Borrowing repaid or prepaid may not be reborrowed. The Term Loan may be a Base Rate Loan or BSBY Rate Loan, as further provided herein; provided, however, the Term Borrowing made on the Closing Date or any of the three (3) Business Days following the Closing Date shall be made as a Base Rate Loan unless the Borrower delivers a Loan Notice not less than three (3) Business Days prior to the date of such Term Borrowing.
(b)    Revolving Borrowings. Subject to the terms and conditions set forth herein, the Lender agrees to make loans (each such loan, a “Revolving Loan”) to the Borrower, in Dollars, from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of the Revolving Commitment; provided, however, that after giving effect to any Revolving Borrowing, the Total Revolving Outstandings shall not exceed the lesser of the Revolving Commitment or the Borrowing Base. Within the limits of the Revolving Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow Revolving Loans, prepay under Section 2.06, and reborrow under this Section 2.01(b). Revolving Loans may be Base Rate Loans or BSBY Rate

Loans, as further provided herein; provided, however, that any Revolving Borrowings made on the Closing Date or any of the three (3) Business Days following the Closing Date shall be made as Base Rate Loans unless the Borrower delivers a Loan Notice not less than three (3) Business Days prior to the date of such Revolving Borrowing.
(c)    During the Availability Period, Lender agrees to make advances under the Revolving Credit Facility in accordance with the provisions of this Agreement; provided that after giving effect to Borrower’s request, the outstanding principal balance of the Revolving Loan would not exceed the lesser of (a) the Revolving Commitment or (b) the then most current Borrowing Base.
2.02    Borrowings, Conversions and Continuations of Loans.
(a)    Notice of Borrowing. Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of BSBY Rate Loans shall be made upon the Borrower’s irrevocable notice to the Lender, which may be given by (A) telephone or (B) a Loan Notice; provided, that, any telephonic notice must be confirmed immediately by delivery to the Lender of a Loan Notice. Each such Loan Notice must be received by the Lender not later than 11:00 a.m. two (2) Business Days prior to the requested date of any Borrowing of, conversion to or continuation of BSBY Rate Loans or of any conversion of BSBY Rate Loans to Base Rate Loans. Each Borrowing of, conversion to or continuation of BSBY Rate Loans shall be, unless otherwise agreed by Lender, in a minimum principal amount of $500,000 or a whole multiple of $100,000 in excess thereof (or, in connection with any conversion or continuation of a Term Loan, if less, the entire principal thereof then outstanding). Except as provided in Section 2.03(c), each Borrowing of or conversion to Base Rate Loans shall be, unless otherwise agreed by Lender, in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof (or, in connection with any conversion or continuation of a Term Loan, if less, the entire principal thereof then outstanding). Each Loan Notice and each telephonic notice shall specify (A) the applicable Facility and whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Loans, as the case may be, under such Facility, (B) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (C) the principal amount of Loans to be borrowed, converted or continued, (D) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (E) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable BSBY Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of BSBY Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.
(b)    Advances. Following receipt of a Loan Notice for a Facility, upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Lender shall make the requested funds available to the Borrower either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Lender by the Borrower; provided, however, that, if, on the date a Loan Notice with respect to a Revolving Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Revolving Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above.

(c)    BSBY Rate Loans. Except as otherwise provided herein, a BSBY Rate Loan may be continued or converted only on the last day of an Interest Period for such BSBY Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as BSBY Rate Loans without the consent of the Lender, and the Lender may demand that any or all of the outstanding BSBY Rate Loans be converted immediately to Base Rate Loans.
(d)    Interest Rates. Each determination of an interest rate by the Lender pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower in the absence of manifest error.
(e)    Interest Periods. After giving effect to the Term Borrowing, conversion of the Term Loan from one Type to the other, and all continuations of the Term Loan as the same Type, there shall not be more than three (3) Interest Periods in effect in respect of the Term Facility. After giving effect to all Revolving Borrowings, all conversions of Revolving Loans from one Type to the other, and all continuations of Revolving Loans as the same Type, there shall not be more than three (3) Interest Periods in effect in respect of the Revolving Facility.
(f)    Autoborrow. Notwithstanding anything contained herein to the contrary, in order to facilitate Borrowings, the Borrower and the Lender may mutually agree to, and are hereby authorized to, enter into an autoborrow agreement in form and substance satisfactory to the Lender (the “Autoborrow Agreement”) providing for the automatic advance by the Lender of Revolving Loans under the conditions set forth in such agreement, which shall be in addition to the conditions set forth herein. At any time an Autoborrow Agreement is in effect, the requirements for Revolving Loan Borrowings set forth herein shall not apply, and all Revolving Loan Borrowings shall be made in accordance with the Autoborrow Agreement.
(g)    Conforming Changes. With respect to BSBY the Lender will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided that, with respect to any such amendment effected, the Lender shall post each such amendment implementing such Conforming Changes to the Borrower reasonably promptly after such amendment becomes effective.
2.03    Borrowing Base.
(a)    As used in this Agreement, the term “Borrowing Base” means at any time, an amount equal to eighty percent (80%) of the amount of Eligible Receivables.
(b)    The Borrowing Base shall be computed based on the Borrowing Base Certificate most recently delivered to and accepted by Lender in its sole and absolute discretion. In the event Borrower fails to furnish a Borrowing Base Certificate required by Section 5.05(d), or in the event Lender believes that a Borrowing Base Certificate is no longer accurate, Lender may, in its sole and absolute discretion exercised from time to time and without limiting its other rights and remedies under this Agreement, suspend the making of or limit advances under the Revolving Loan. The Borrowing Base shall be subject to reduction by amounts credited to the Collateral Account since the date of the most recent Borrowing Base Certificate and by the amount of any Receivable which was included in the Borrowing Base but which Lender determines fails to meet the respective criteria applicable from time to time for Eligible Receivables.

(c)    If at any time the total of the aggregate principal amount of the Total Revolving Outstandings exceeds the Borrowing Base, a borrowing base deficiency (“Borrowing Base Deficiency”) shall exist. Each time a Borrowing Base Deficiency exists, Borrower, at the sole and absolute discretion of Lender exercised from time to time, shall pay the Borrowing Base Deficiency ON DEMAND to Lender.
(d)    Without implying any limitation on Lender’s discretion with respect to the Borrowing Base, the criteria for Eligible Receivables contained in the definition of Eligible Receivables are in part based upon the business operations of Borrower existing on or about the Closing Date and upon information and records furnished to Lender by Borrower. If at any time or from time to time hereafter, the business operations of Borrower change or such information and records furnished to Lender is incorrect or misleading, Lender in its reasonable discretion, may at any time and from time to time during the duration of this Agreement change such criteria or add new criteria. Lender may communicate such changed or additional criteria to Borrower from time to time in writing.
2.04    Letters of Credit.
(a)    The Letter of Credit Commitment. Subject to the terms and conditions set forth herein, in addition to the Loans provided for in Section 2.01, the Borrower may request that the Lender issue, at any time and from time to time during the Availability Period, Letters of Credit in Dollars for its own account in such form as is acceptable to Lender in its reasonable determination. Letters of Credit issued hereunder shall constitute utilization of the Revolving Commitments. The Existing Letters of Credit shall be deemed to have been issued hereunder and shall constitute utilization of the Revolving Commitments.
(b)    Notice of Issuance, Amendment, Extension, Reinstatement or Renewal.
(i)    To request the issuance of a Letter of Credit (or the amendment of the terms and conditions, extension of the terms and conditions, extension of the expiration date, or reinstatement of amounts paid, or renewal of an outstanding Letter of Credit), the Borrower shall deliver (or transmit by electronic communication, if arrangements for doing so have been approved by the Lender) to the Lender not later than 11:00 a.m. at least two (2) Business Days (or such later date and time as the Lender may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be, a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, extended, reinstated and/or renewed, and specifying the date of issuance, amendment, extension, reinstatement and/or renewal (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with clause (d) below), the amount of such Letter of Credit, the name and address of the beneficiary thereof, the purpose and nature of the requested Letter of Credit, and such other information as shall be necessary to prepare, amend, extend, reinstate and/or renew such Letter of Credit. If requested by the Lender, the Borrower also shall submit a Letter of Credit Application and reimbursement agreement on the Lender’s standard form in connection with any request for a Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of Letter of Credit Application and reimbursement agreement or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Lender relating to any Letter of Credit, the terms and conditions of this Agreement shall control.
(ii)    If the Borrower so requests in any applicable Letter of Credit Application (or the amendment of an outstanding Letter of Credit), the Lender may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided, that, any such Auto-Extension Letter of Credit shall permit the Lender to prevent any such extension at least once in each twelve (12) month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve (12) month period to be agreed upon by the Borrower and the Lender at the time such Letter of Credit is issued. Unless otherwise directed by the Lender, the Borrower shall not be required to make a specific request to the Lender for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lender may permit the extension of such Letter of Credit at any time to an expiration date not later than the date permitted pursuant to clause (d) below; provided, that, the Lender shall not (A) permit any such extension if the Lender has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its extended form under the terms hereof (except that the expiration date may be extended to a date that is no more than one (1) year from the then-current expiration date), or (B) be obligated to permit such extension if the Lender has received notice (which may be in writing or by telephone (if promptly confirmed in writing)) on or before the day that is seven (7) Business Days before the Non-Extension Notice Date from the Borrower that one (1) or more of the applicable conditions set forth in Section 4.02 is not then satisfied, and in each such case directing the Lender not to permit such extension.
(iii)    If the Borrower so requests in any applicable Letter of Credit Application, the Lender may, in its sole discretion, agree to issue a Letter of Credit that permits the automatic reinstatement of all or a portion of the stated amount thereof after any drawing thereunder (each, an “Auto-Reinstatement Letter of Credit”). Unless otherwise directed by the Lender, the Borrower shall not be required to make a specific request to the Lender to permit such reinstatement. Once an Auto-Reinstatement Letter of Credit has been issued, except as provided in the following sentence, the Lender may reinstate all or a portion of the stated amount thereof in accordance with the provisions of such Letter of Credit. Notwithstanding the foregoing, if such Auto-Reinstatement Letter of Credit permits the Lender to decline to reinstate all or any portion of the stated amount thereof after a drawing thereunder by giving notice of such non-reinstatement within a specified number of days after such drawing (the “Non-Reinstatement Deadline”), the Lender shall not permit such reinstatement if it has received a notice (which may be by telephone or in writing) on or before the day that is seven (7) Business Days before the Non-Reinstatement Deadline from the Borrower that one (1) or more of the applicable conditions specified in Section 4.02 is not then satisfied (treating such reinstatement as an L/C Credit Extension for purposes of this clause (b)(iii)) and, in each case, directing the Lender not to permit such reinstatement.
(c)    Limitations on Amounts, Issuance and Amendment. A Letter of Credit shall be issued, amended, extended, reinstated and/or renewed only if (and, upon issuance, amendment, extension, reinstatement and/or renewal of each Letter of Credit, the Borrower shall be deemed to represent and warrant that), after giving effect to each such issuance, amendment, extension, reinstatement and/or renewal, the aggregate amount of the outstanding Letters of Credit issued by the Lender shall not exceed its L/C Commitment at such time.
(i)    The Lender shall not be under any obligation to issue any Letter of Credit if:
(A)    any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Lender from issuing the Letter of Credit, or any Law applicable to the Lender, or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Lender, shall prohibit, or request that the Lender refrain from, the issuance of letters of credit generally or the Letter of Credit in particular, or shall impose upon the Lender with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Lender in good faith deems material to it;
(B)    the issuance of such Letter of Credit would violate one or more policies of the Lender applicable to letters of credit generally;
(C)    except as otherwise agreed by the Lender, the Letter of Credit is in an initial stated amount less than $100,000, in the case of a commercial Letter of Credit, or $500,000, in the case of a standby Letter of Credit; or
(D)    the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.
(ii)    The Lender shall be under no obligation to amend any Letter of Credit if (A) the Lender would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.
(d)    Expiration Date. Each Letter of Credit shall have a stated expiration date no later than the earlier of: (i) the date that is twelve (12) months after the date of issuance of such Letter of Credit (or, in the case of any extension of the expiration date thereof, whether automatic or by amendment, the date that is twelve (12) months after the then-current expiration date of such Letter of Credit); and (ii) the date that is five (5) Business Days prior to the Maturity Date.
(e)    Reimbursement. If the Lender shall make any L/C Disbursement in respect of a Letter of Credit, the Borrower shall reimburse the Lender in respect of such L/C Disbursement by paying to the Lender an amount equal to such L/C Disbursement not later than 12:00 p.m. (noon) on (i) the next Business Day that the Borrower receives notice of such L/C Disbursement, if such notice is received prior to 10:00 a.m. on such Business Day, or (ii) the second (2nd) Business Day following the day that the Borrower receives such notice, if such notice is not received prior to such time, provided, that, if such L/C Disbursement is not less than $100,000, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.02 or this Section 2.04 that such payment be financed with a Borrowing of Base Rate Loans in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Borrowing of Base Rate Loans.
(f)    Obligations Absolute. The Borrower’s obligation to reimburse L/C Disbursements as provided in clause (e) above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, and irrespective of:
(i)    any lack of validity or enforceability of this Agreement, any other Loan Document or any Letter of Credit, or any term or provision herein or therein;
(ii)    the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
(iii)    any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement in such draft or other document being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
(iv)    waiver by the Lender of any requirement that exists for the Lender’s protection and not the protection of the Borrower, or any waiver by the Lender which does not in fact materially prejudice the Borrower;
(v)    honor of a demand for payment presented electronically, even if such Letter of Credit required that demand be in the form of a draft;
(vi)    any payment made by the Lender in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under, such Letter of Credit, if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable;
(vii)    payment by the Lender under a Letter of Credit against presentation of a draft or other document that does not comply strictly with the terms of such Letter of Credit; or
(viii)    any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.04, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.
(g)    Examination. The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the Lender. The Borrower shall be conclusively deemed to have waived any such claim against the Lender and its correspondents unless such notice is given as aforesaid.
(h)    Liability. Neither the Lender nor any of its Related Parties shall have any liability or responsibility by reason of, or in connection with, the issuance or transfer of any Letter of Credit by the Lender, or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under, or relating to, any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms, any error in translation, or any consequence arising from causes beyond the control of the Lender; provided, that, the foregoing shall not be construed to excuse the Lender from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by Applicable Law) suffered by the Borrower that are caused by the Lender’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Lender

(as finally determined by a court of competent jurisdiction), the Lender shall be deemed to have exercised care in each such determination, and that:
(i)    the Lender may replace a purportedly lost, stolen, or destroyed original Letter of Credit or missing amendment thereto with a certified true copy marked as such or waive a requirement for its presentation;
(ii)    the Lender may accept documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit and without regard to any non-documentary condition in such Letter of Credit;
(iii)    the Lender shall have the right, in its sole discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit; and
(iv)    this sentence shall establish the standard of care to be exercised by the Lender when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by Applicable Law, any standard of care inconsistent with the foregoing).
Without limiting the foregoing, neither the Lender nor any of its Related Parties shall have any liability or responsibility by reason of (A) any presentation that includes forged or fraudulent documents or that is otherwise affected by the fraudulent, bad faith, or illegal conduct of the beneficiary or other Person, (B) the Lender declining to take-up documents and make payment, (C) against documents that are fraudulent, forged, or for other reasons by which that it is entitled not to honor, (D) following a Borrower’s waiver of discrepancies with respect to such documents or request for honor of such documents, or (E) the Lender retaining proceeds of a Letter of Credit based on an apparently applicable attachment order, blocking regulation, or third-party claim notified to the Lender.
(i)    Applicability of ISP and UCP. Unless otherwise expressly agreed by the Lender and the Borrower when a Letter of Credit is issued by the Lender, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit. Notwithstanding the foregoing, the Lender shall not be responsible to the Borrower for, and the Lender’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of the Lender required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where the Lender or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade — International Financial Services Association (BAFT–IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.
(j)    Documentary and Processing Charges Payable to the Lender. The Borrower shall pay directly to the Lender for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the Lender relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are non-refundable.

(k)    Disbursement Procedures. The Lender for any Letter of Credit shall, within the time allowed by Applicable Laws or the specific terms of the Letter of Credit following its receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit. The Lender shall promptly after such examination notify the Borrower in writing of such demand for payment if the Lender has made, or will make, an L/C Disbursement thereunder; provided, that, any failure to give, or delay in giving, such notice shall not relieve the Borrower of its obligation to reimburse the Lender with respect to any such L/C Disbursement.
(l)    Letter of Credit Fees. The Borrower shall pay to the Lender a Letter of Credit fee (the “Letter of Credit Fee”) for each standby Letter of Credit equal to the Applicable Rate times the daily amount available to be drawn under such Letter of Credit. Letter of Credit Fees shall be in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each standby Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the election of the Lender in its sole discretion, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.
(m)    Interim Interest. If the Lender for any standby Letter of Credit shall make any L/C Disbursement, then, unless the Borrower shall reimburse such L/C Disbursement in full on the date such L/C Disbursement is made, the unpaid amount thereof shall bear interest, for each day from, and including, the date such L/C Disbursement is made to, but excluding, the date that the Borrower reimburses such L/C Disbursement, at the rate per annum then applicable to Base Rate Loans; provided, that, if the Borrower fails to reimburse such L/C Disbursement when due pursuant to clause (e) of this Section 2.04, then Section 2.08(b) shall apply.
(n)    Cash Collateralization.
(i)    If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Lender demanding the deposit of Cash Collateral pursuant to this clause (r)(i), the Borrower shall immediately deposit into an account established and maintained on the books and records of the Lender (the “Collateral Account”) an amount in cash equal to one-hundred and five percent (105.0%) of the L/C Obligations as of such date, plus any accrued and unpaid interest thereon, provided, that, the obligation to deposit such Cash Collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (f) of Section 8.01. Such deposit shall be held by the Lender as collateral for the payment and performance of the obligations of the Borrower under this Agreement. In addition, and without limiting the foregoing or clause (d) above, if any L/C Obligations remain outstanding after the expiration date specified in said clause (d), the Borrower shall immediately deposit into the Collateral Account an amount in cash equal to one-hundred and five percent (105.0%) of such L/C Obligations as of such date, plus any accrued and unpaid interest thereon.
(ii)    The Lender shall have exclusive dominion and control, including the exclusive right of withdrawal, over the Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Lender and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in the Collateral Account. Moneys in the Collateral Account shall be applied by the Lender to reimburse the Lender for L/C Disbursements for which it has not been reimbursed, together with related fees, costs, and customary processing charges, and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the L/C Obligations at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of Cash Collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived.
(o)    Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.
2.05    Reserved.
2.06    Prepayments.
(a)    Optional. The Borrower may, upon notice to the Lender pursuant to delivery to the Lender of a Notice of Loan Prepayment, at any time or from time to time voluntarily prepay the Term Loan and Revolving Loans in whole or in part without premium or penalty. Each prepayment of the outstanding Term Loan pursuant to this Section 2.06(a) shall be applied to the principal repayment installments thereof in inverse order of maturity.
(b)    Mandatory.
(i)    If for any reason a Borrowing Base Deficiency occurs at any time, the Borrower shall immediately prepay Revolving Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such Borrowing Base Deficiency; provided, however, that, the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.06(b) unless, after the prepayment of the Revolving Loans, the Total Revolving Outstandings exceed the lesser of the Revolving Facility or the Borrowing Base at such time.
(ii)    Prepayments of the Revolving Facility made pursuant to this Section 2.06(b), first, shall be applied ratably to the L/C Borrowings, second, shall be applied to the outstanding Revolving Loans, and, third, shall be used to Cash Collateralize the remaining L/C Obligations; and, in the case of prepayments of the Revolving Facility required pursuant to this Section 2.06(b), the amount remaining, if any, after the prepayment in full of all L/C Borrowings and Revolving Loans outstanding at such time and the Cash Collateralization of the remaining L/C Obligations in full (the sum of such prepayment amounts, Cash Collateralization amounts and remaining amount being, collectively, the “Reduction Amount”) may be retained by the Borrower for use in the ordinary course of its business, and the Revolving Facility shall be automatically and permanently reduced by the Reduction Amount as set forth in this Section 2.06(b). Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Borrower or any other Loan Party that has provided Cash Collateral) to reimburse the Lender.
(iii)    Within the parameters of the applications set forth above, prepayments pursuant to this Section 2.06(b) shall be applied first (1st) to Base Rate Loans and then to BSBY Rate Loans in direct order of Interest Period maturities. All prepayments under this Section 2.056(b) shall be subject to Section 3.05, but otherwise without premium or penalty, and shall be accompanied by interest on the principal amount prepaid through the date of prepayment.

(iv)    Extraordinary Receipts. Within ten (10) Business Days of receipt by the Borrower or any Subsidiary of any Extraordinary Receipt received by or paid to or for the account of any Loan Party or any of its Subsidiaries, and not otherwise included in this Section 2.06(b), the Borrower shall prepay the Loans and/or Cash Collateralize the L/C Obligations as hereinafter provided in an aggregate principal amount equal to no more than Three Hundred Thousand Dollars ($300,000) of all cash proceeds received therefrom.
2.07    Repayment of Loans.
(a)    Term Loan. The Borrower shall repay to the Lender the principal amount of the Term Loan, unless accelerated sooner pursuant to Section 8.02, in equal monthly installments of principal each in the amount of Two Hundred Ninety-One Thousand Six Hundred Sixty-Six Dollars and Sixty-Seven Cents ($291,666.67), commencing March 28, 2023, and on the same day of each month thereafter, plus interest on the Term Loan, until the Maturity Date for the Term Facility. Provided, however, that, (i) the final principal repayment installment of the Term Loan shall be repaid on the Maturity Date for the Term Facility and in any event shall be in an amount equal to the outstanding aggregate principal amount of the Term Loan, (ii) if any principal repayment installment to be made by the Borrower (other than principal repayment installments on the BSBY Rate Loan) shall come due on a day other than a Business Day, such principal repayment installment shall be due on the next succeeding Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be and (iii) if any principal repayment installment to be made by the Borrower on the BSBY Rate Loan shall come due on a day other than a Business Day, such principal repayment installment shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such principal repayment installment into another calendar month, in which event such principal repayment installment shall be due on the immediately preceding Business Day.
(b)    Revolving Loans. The Borrower shall repay to the Lender on the Maturity Date for the Revolving Facility the aggregate principal amount of all Revolving Loans outstanding on such date.
2.08    Interest and Default Rate.
(a)    Interest. Subject to the provisions of Section 2.07(b), (i) each BSBY Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof for each Interest Period from the applicable Borrowing date at a rate per annum equal to the Applicable Rate for such Facility for such Interest Period; and (ii) each Base Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof from the applicable Borrowing date at a rate per annum equal to the Base Rate for such Facility. To the extent that any calculation of interest or any fee required to be paid under this Agreement shall be based on (or result in) a calculation that is less than zero, such calculation shall be deemed zero for purposes of this Agreement.
(b)    Default Rate.
(i)    If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws.
(ii)    If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Lender such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws.
(iii)    Upon the request of the Lender, while any Event of Default exists (including a payment default), all outstanding Obligations may accrue at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws.
(iv)    Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
(c)    Interest Payments. Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
2.09    Fees.
In addition to certain fees described in subsection (l) of Section 2.04 the Borrower shall pay to the Lender a nonrefundable upfront fee on the Closing Date of $42,500.
2.10    Computation of Interest and Fees.
All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the BSBY Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365 day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.11, bear interest for one (1) day. Each determination by the Lender of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
2.11    Payments Generally.
All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Lender at the Lender’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. All payments received by the Lender after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Subject to Section 2.07(a) and as otherwise specifically provided for in this Agreement, if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
(a)    Direct Debit.
(i)    The Borrower agrees that on the due date of any amount due under this Agreement, the Lender will debit the amount due from deposit account number 226005725740 owned by the Company, or such other of the Borrower’s accounts with the Lender as designated in writing by the Borrower (the “Designated Account”). Should there be insufficient funds in the Designated Account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by the Borrower in accordance with the terms of this Agreement.

(ii)    The Borrower may terminate this direct debit arrangement at any time by sending written notice to the Lender at the address specified at the end of this Agreement.
2.12    Cash Collateral.
(a)    Certain Credit Support Events. If (i) as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, or (ii) the Borrower shall be required to provide Cash Collateral pursuant to the terms hereof, the Borrower shall immediately following any request by the Lender, provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount. Additionally, if the Lender notifies the Company at any time that the Outstanding Amount of all L/C Obligations at such time exceeds one-hundred and five percent (105.0)% of the Letter of Credit Sublimit then in effect, then within three (3) Business Days after receipt of such notice, the Company shall provide Cash Collateral for the Outstanding Amount of the L/C Obligations in an amount not less than the amount by which the Outstanding Amount of all L/C Obligations exceeds the Letter of Credit Sublimit.
(b)    Grant of Security Interest. The Borrower hereby grants to (and subjects to the control of) the Lender and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as Collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.12(c). If at any time the Lender determines that Cash Collateral is subject to any right or claim of any Person other than the Lender, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Lender, pay or provide to the Lender additional Cash Collateral in an amount sufficient to eliminate such deficiency. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in one or more Controlled Accounts at Bank of America. The Borrower shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.
(c)    Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.12 or Sections 2.04, 2.06 or 8.03 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.
(d)    Release. Cash Collateral (or the appropriate portion thereof) provided to secure obligations shall be released promptly following the determination by the Lender that there exists excess Cash Collateral; provided, however, that, (i) any such release shall be without prejudice to, and any disbursement or other transfer of Cash Collateral shall be and remain subject to, any other Lien conferred under the Loan Documents and the other applicable provisions of the Loan Documents, and (ii) the Person providing Cash Collateral and the Lender may agree that Cash Collateral shall not be released but instead held to support future anticipated obligations.
(e)    Without implying any limitation to the foregoing, as additional Collateral and security for the Obligations for all Permitted Acquisitions, other than the Purchase Agreement Transaction, which is the subject of the Purchase Agreement, and any Acquisitions consummated prior to the Closing Date, Borrower hereby assigns to Lender all of its respective rights, title and interest in, to, and under, the documentation relating to such Acquisition, including, without limitation, all of the benefits of any representations and warranties provided by the Seller and any and all rights of Borrower to indemnification from the Seller or any other Person contained therein. Borrower agrees that neither the assignment to the Lender nor any other provision contained in this Agreement or any of the other Loan

Documents shall impose on Lender any obligation or liability of Borrower under the documentation relating to such Acquisition. Borrower hereby agrees to indemnify Lender and hold Lender harmless from any and all claims, actions, suits, losses, damages, costs, expenses, fees, obligations and liabilities which may be incurred by or imposed upon Lender by virtue of the assignment of and Lien on Borrower’s rights, title and interest in, to, and under the documentation relating to such Acquisition. Borrower further acknowledges and agrees that following the occurrence of an Event of Default, Lender shall be entitled to enforce any and all rights and remedies available to Borrower under the documentation relating to such Acquisition and/or Applicable Laws with respect to such documentation.
2.13    Borrower.
(a)    Borrower. The Company may at any time, upon not less than fifteen (15) Business Days’ notice from the Company to the Lender (or such shorter period as may be agreed by the Lender in its sole discretion), request to designate any additional Subsidiary of the Company (an “Applicant Borrower”) as a Borrower to receive Loans hereunder by delivering to the Lender a duly executed notice and agreement in substantially the form of Exhibit F (a “Borrower Request and Assumption Agreement”). The parties hereto acknowledge and agree that prior to any Applicant Borrower becoming entitled to utilize the credit facilities provided for herein (i) the Lender must agree to such Applicant Borrower becoming a Borrower and (ii) the Lender shall have received such supporting resolutions, incumbency certificates, opinions of counsel and other documents or information, in form, content and scope reasonably satisfactory to the Lender, as may be required by the Lender (the requirements in clauses (i) and (ii) hereof, the “Borrower Requirements”). If the Borrower Requirements are met, the Lender shall send a notice in substantially the form of Exhibit G (a “Borrower Notice”) to the Company specifying the effective date upon which the Applicant Borrower shall constitute a Borrower for purposes hereof, whereupon the Lender agrees to permit such Borrower to receive Loans hereunder, on the terms and conditions set forth herein, and each of the parties agrees that such Borrower otherwise shall be a Borrower for all purposes of this Agreement; provided, that, no Loan Notice or Letter of Credit Application may be submitted by or on behalf of such Borrower until the date five (5) Business Days after such effective date.
(b)    Obligations. Except as specifically provided herein, the Secured Obligations of the Company and Borrower shall be joint and several in nature (unless such joint and several liability (i) shall result in adverse tax consequences to any such Borrower or (ii) is not permitted by any Law applicable to such Borrower, in which either such case, the liability of such Borrower shall be several in nature) regardless of which such Person actually receives Credit Extensions hereunder or the amount of such Credit Extensions received or the manner in which the Lender accounts for such Credit Extensions on its books and records. Notwithstanding anything contained to the contrary herein or in any Loan Document (including any Borrower Request and Assumption Agreement), (A) no Borrower that is a Foreign Subsidiary shall be obligated with respect to any Secured Obligations of the Company or of any Domestic Subsidiary; and (B) the Secured Obligations owed by a Borrower that is a Foreign Subsidiary shall be several and not joint with the Secured Obligations of the Company or of any Borrower that is a Domestic Subsidiary and Foreign Subsidiary.
(c)    Appointment. Each Subsidiary of the Company that is or becomes a “Borrower” pursuant to this Section 2.13 hereby irrevocably appoints the Company to act as its agent for all purposes of this Agreement and the other Loan Documents and agrees that (i) the Company may execute such documents on behalf of such Borrower as the Company deems appropriate in its sole discretion and each Borrower shall be obligated by all of the terms of any such document executed on its behalf (ii) any notice or communication delivered by the Lender to the Company shall be deemed delivered to each Borrower and (iii) the Lender may accept, and be permitted to rely on, any document, instrument or agreement executed by the Company on behalf of each Loan Party.

ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY
3.01    Taxes.
If any payments to the Lender under this Agreement are made from outside the United States, the Borrower will not deduct any foreign Taxes from any payments it makes to the Lender. If any such Taxes are imposed on any payments made by the Borrower (including payments under this Section 3.01), the Borrower shall pay the Taxes and will also pay to the Lender, at the time interest is paid, any additional amount which the Lender specifies as necessary to preserve the after-Tax yield the Lender would have received if such Taxes had not been imposed. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority, as provided in this Section 3.01, the Borrower will deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.
The Borrower will confirm that it has paid the Taxes by giving the Lender official Tax receipts (or notarized copies) within thirty (30) days after the due date.
3.02    Illegality.
If the Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Lender or the Lender’s Office to make, maintain or fund or charge interest with respect to any Credit Extension, or to determine or charge interest rates based upon the BSBY Rate or the BSBY Daily Floating Rate, as applicable, then, upon notice thereof by the Lender to the Borrower, (a) any obligation of the Lender to issue, make, maintain, fund or charge interest with respect to any such Credit Extension or continue BSBY Rate Loans or to convert Base Rate Loans to BSBY Rate Loans shall be suspended, and (b) if such notice asserts the illegality of the Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the BSBY Rate component of the Base Rate, the interest rate on which Base Rate Loans of the Lender shall, if necessary to avoid such illegality, be determined by the Lender without reference to the BSBY Rate component of the Base Rate, in each case until the Lender notifies the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) the Borrower shall, upon demand from the Lender, prepay or, if applicable, convert all BSBY Rate Loans of the Lender to Base Rate Loans (the interest rate on which Base Rate Loans of the Lender shall, if necessary to avoid such illegality, be determined by the Lender without reference to the BSBY Rate component of the Base Rate), either on the last day of the Interest Period therefor, if the Lender may lawfully continue to maintain such BSBY Rate Loans to such day, or immediately, if the Lender may not lawfully continue to maintain such BSBY Rate Loans and (ii) if such notice asserts the illegality of the Lender determining or charging interest rates based upon the BSBY Rate, the Lender shall during the period of such suspension compute the Base Rate applicable to the Lender without reference to the BSBY Rate component thereof until the Borrower is advised in writing by the Lender that it is no longer illegal for the Lender to determine or charge interest rates based upon the BSBY Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.05.
3.03    Inability to Determine Rates.
(a)    If in connection with any request for a BSBY Rate Loan or a conversion to or continuation thereof, as applicable, (i) the Lender determines (which determination shall be conclusive absent manifest error) that (A) no Successor Rate has been determined in accordance with Section 3.03(b), and the circumstances under clause (i) of Section 3.03(b) or the Scheduled Unavailability Date has occurred (as applicable), or (B) adequate and reasonable means do not otherwise exist for determining the BSBY Rate or the BSBY Daily Floating Rate, as applicable, for any requested Interest Period with respect to a proposed BSBY Rate Loan or in connection with an existing or proposed Base Rate Loan, or (ii) the Lender determines that for any reason that the BSBY Rate or the BSBY Daily Floating Rate, as applicable, for any requested Interest Period with respect to a proposed BSBY Rate Loan does not adequately and fairly reflect the cost to the Lender of funding such BSBY Rate Loan, the Lender will promptly so notify the Borrower. Thereafter, (x) the obligation of the Lender to make or maintain BSBY Rate Loans or to convert Base Rate Loans to BSBY Rate Loans shall be suspended (to the extent of the affected BSBY Rate Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the BSBY Rate component of the Base Rate, the utilization of the BSBY Rate component in determining the Base Rate shall be suspended, in each case until the Lender revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a Borrowing of, or conversion to or continuation of BSBY Rate Loans (to the extent of the affected BSBY Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein and (ii) any outstanding BSBY Rate Loans shall be deemed to have been converted to Base Rate Loans immediately at the end of their respective applicable Interest Period.
(b)    Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Lender determines (which determination shall be conclusive absent manifest error), or the Borrower notifies the Lender that the Borrower has determined, that:
(i)    adequate and reasonable means do not exist for ascertaining one month, three month and six month interest periods of BSBY, including, without limitation, because the BSBY Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or
(ii)    Bloomberg or any successor administrator of the BSBY Screen Rate or a Governmental Authority having or purporting to have jurisdiction over the Lender or Bloomberg or such administrator has made a public statement identifying a specific date after which one month, three month and six month interest periods of BSBY or the BSBY Screen Rate shall or will no longer be representative or made available, or used for determining the interest rate of loans, or shall or will otherwise cease, or that such interest periods or BSBY Screen Rate have failed to comply with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Lender, that will continue to provide such representative interest periods of BSBY after such specific date (the latest date on which one month, three month and six month interest periods of BSBY or the BSBY Screen Rate are no longer representative or available permanently or indefinitely, the “Scheduled Unavailability Date”);
then, on a date and time determined by the Lender (any such date, the “BSBY Replacement Date”), which date shall be at the end of an Interest Period or on the relevant Interest Payment Date, as applicable, for interest calculated and, solely with respect to clause (ii) above, no later than the Scheduled Unavailability Date, BSBY will be replaced hereunder and under any Loan Document with, subject to the proviso below, the first available alternative set forth in the order below for any payment period for interest calculated that can be determined by the Lender, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (the “Successor Rate”):
(x) Term SOFR plus the SOFR Adjustment; and
(y) Daily Simple SOFR plus the SOFR Adjustment;
(z)Provided that, if initially BSBY is replaced with the rate contained in clause (y) above (Daily Simple SOFR plus the SOFR Adjustment) and subsequent to such replacement, the Lender determines that Term SOFR has become available and is administratively feasible for the Lender in its sole discretion, and the Lender notifies the Borrower of such availability, then from and after the beginning of the Interest Period, relevant Interest Payment Date or payment period for interest calculated, in each case, commencing no less than thirty (30) days after the date of such notice, the Successor Rate shall be Term SOFR plus the SOFR Adjustment.
If the Successor Rate is Daily Simple SOFR plus the SOFR Adjustment, all interest payments will be payable on a monthly basis.
Notwithstanding anything to the contrary herein, (i) if the Lender determines that neither of the alternatives set forth in clauses (x) and (y) above are available on or prior to the BSBY Replacement Date or (ii) if the events or circumstances of the type described in Section 3.03(b)(i) or (ii) have occurred with respect to the Successor Rate then in effect, then in each case, the Lender and the Borrower may amend this Agreement solely for the purpose of replacing BSBY or any then current Successor Rate in accordance with this Section 3.03 at the end of any Interest Period, relevant Interest Payment Date or payment period for interest calculated, as applicable, with another alternate benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated bilateral credit facilities executed in the United States for such alternative benchmarks and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated bilateral credit facilities executed in the United States for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Lender from time to time in its reasonable discretion and may be periodically updated. For the avoidance of doubt, any such proposed rate and adjustments shall constitute a Successor Rate.
The Lender will promptly (in one or more notices) notify the Borrower of the implementation of any Successor Rate.
Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Lender, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Lender.
Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than 0%, the Successor Rate will be deemed to be 0% for the purposes of this Agreement and the other Loan Documents.
If the Successor Rate includes a SOFR-based rate, then, as of the BSBY Replacement Date, the Applicable Rate that applies to the commitment fee set forth in Section 2.09 shall increase by the percentage points equal to the SOFR Adjustment for an interest period of one month’s duration.
In connection with the implementation of a Successor Rate, the Lender will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Lender shall provide each such amendment implementing such Conforming Changes to the Borrower reasonably promptly after such amendment becomes effective.
3.04    Increased Costs.
(a)    Increased Costs Generally. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, the Lender (except any reserve requirement);
(ii)    subject the Lender to any Taxes on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)    impose on the Lender any other condition, cost or expense affecting this Agreement or BSBY Rate Loans made by the Lender or any Letter of Credit;
and the result of any of the foregoing shall be to increase the cost to the Lender of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to the Lender of issuing or maintaining any Letter of Credit (or of maintaining its obligation to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by the Lender hereunder (whether of principal, interest or any other amount) then, upon request of the Lender, the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered.
(b)    Capital Requirements. If the Lender determines that any Change in Law affecting the Lender or the Lender’s Office or the Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on the Lender’s capital or on the capital of the Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of the Lender or the Loans made by or the Letters of Credit issued by the Lender, to a level below that which the Lender or the Lender’s holding company could have achieved but for such Change in Law (taking into consideration the Lender’s policies and the policies of the Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender or the Lender’s holding company for any such reduction suffered.
(c)    Certificates for Reimbursement. A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender or its holding company, as the case may be, as specified in clause (a) or (b) of this Section 3.04 and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay the Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(d)    Delay in Requests. Failure or delay on the part of the Lender to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of the Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate the Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that the Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of the Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).
3.05    Compensation for Losses.
Upon demand of the Lender from time to time, the Borrower shall promptly compensate the Lender for and hold the Lender harmless from any loss, cost or expense incurred by it as a result of:
(a)    any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or
(b)    any failure by the Borrower (for a reason other than the failure of the Lender to make a Loan) to prepay as set forth in a Notice of Loan Prepayment delivered by the Borrower to the Lender in accordance with Section 2.06, or borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower in a Loan Notice delivered by the Borrower to the Lender in accordance with Section 2.02(a), including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by the Lender in connection with the foregoing.
3.06    Survival.
All of the Borrower’s obligations under this Article III shall survive termination of the Commitments, repayment of all other Obligations hereunder and the Facility Termination Date.
ARTICLE IV
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
4.01    Conditions of Initial Credit Extension.
The obligation of the Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:
(a)    Execution of Credit Agreement; Loan Documents. The Lender shall have received (i) counterparts of this Agreement, executed by a Responsible Officer of each Loan Party, (ii) counterparts of the Security Agreement and each other Collateral Document, executed by a Responsible Officer of the applicable Loan Parties and a duly authorized officer of each other Person party thereto, as applicable and (iii) counterparts of any other Loan Document, executed by a Responsible Officer of the applicable Loan Party and a duly authorized officer of each other Person party thereto.
(b)    Officer’s Certificate. The Lender shall have received an Officer’s Certificate dated the Closing Date, certifying as to the Organization Documents of each Loan Party (which, to the extent filed with a Governmental Authority, shall be certified as of a recent date by such Governmental Authority), the resolutions of the governing body of each Loan Party, the good standing, existence or its equivalent of each Loan Party and of the incumbency (including specimen signatures) of the Responsible Officers of each Loan Party.

(c)    Legal Opinions of Counsel. The Lender shall have received an opinion or opinions (including, if requested by the Lender, local counsel opinions) of counsel for the Loan Parties, dated the Closing Date and addressed to the Lender, in form and substance acceptable to the Lender.
(d)    Financial Statements. The Lender shall have received audited Consolidated balance sheets of the Company for the fiscal year ended December 31, 2021, and unaudited Consolidated balance sheets of the Company for the fiscal year ended December 31, 2022, in addition to copies of the financial statements referred to in Section 5.05, each in form and substance satisfactory to each of them.
(e)    Personal Property Collateral. The Lender shall have received, in form and substance satisfactory to the Lender:
(i)    (A) searches of UCC filings in the jurisdiction of incorporation of each Loan Party or where a filing would need to be made in order to perfect the Lender’s security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens and (B) tax lien, judgment and bankruptcy searches;
(ii)    completed UCC financing statements for each appropriate jurisdiction as is necessary, in the Lender’s sole discretion, to perfect the Lender’s security interest in the Collateral;
(iii)    to the extent required to be delivered, filed, registered or recorded pursuant to the terms and conditions of the Collateral Documents, all instruments, documents and chattel paper in the possession of Borrower, together with allonges or assignments as may be necessary or appropriate to create and perfect the Lender’s security interest in the Collateral; and
(f)    Liability, Casualty, Property, Terrorism and Business Interruption Insurance. The Lender shall have received copies of insurance policies, declaration pages, certificates, and endorsements of insurance or insurance binders evidencing liability, casualty, property, terrorism and business interruption insurance meeting the requirements set forth herein or in the Collateral Documents or as required by the Lender.
(g)    Solvency Certificate. The Lender shall have received a Solvency Certificate signed by a Responsible Officer of the Borrower as to the financial condition, Solvency and related matters of the Borrower and its Subsidiaries, after giving effect to the initial Borrowings under the Loan Documents and the other transactions contemplated hereby.
(h)    Reserved.
(i)    Loan Notice. The Lender shall have received a Loan Notice with respect to the Loans to be made on the Closing Date.
(j)    Existing Indebtedness of the Loan Parties. All of the existing Indebtedness for borrowed money of the Borrower and its Subsidiaries (other than existing Indebtedness set forth on Schedule 4.01(j) and Indebtedness permitted to exist pursuant to Section 7.02) shall be repaid in full and all security interests related thereto shall be terminated on or prior to the Closing Date.
(k)    Anti-Money-Laundering; Beneficial Ownership. The Borrower shall have provided to the Lender, and the Lender shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act, and any Loan Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall have delivered to the Lender a Beneficial Ownership Certification in relation to such Loan Party.
(l)    Consents. The Lender shall have received evidence that all boards of directors, governmental, shareholder and material third party consents and approvals necessary in connection with the entering into of this Agreement and the Purchase Agreement Documents have been obtained.
(m)    Fees and Expenses. The Lender shall have received all fees and expenses, if any, owing pursuant to Section 2.09.
(n)    Due Diligence. The Lender shall have completed a due diligence investigation of the Borrower and its Subsidiaries in scope, and with results, satisfactory to the Lender.
(o)    A/R and A/P Aging Reports. Lender shall have received (i) a current detailed aging schedule of all Receivables by Account Debtor, in such detail, and accompanied by such supporting information, as Lender may reasonably request and (ii) current a detailed aging of all accounts payable by supplier, in such detail, and accompanied by such supporting information, as Lender may reasonably request.
(p)    Other Documents. All other documents provided for herein or which the Lender may reasonably request or require.
(q)    Additional Information. Such additional information and materials which the Lender shall reasonably request or require.
(r)    Purchase Agreement Transaction. The Purchase Agreement Transaction shall have been completed and closed prior to or simultaneously herewith upon terms and conditions satisfactory to Lender, in accordance with the Purchase Agreement and Applicable Laws.
Lender shall have received photocopies of all Purchase Agreement Documents executed, delivered and/or furnished in connection with the Purchase Agreement Transaction, together with a certificate signed by a Responsible Officer of Multistate certifying that the Purchase Agreement and the other Purchase Agreement Documents furnished to Lender are true, correct, in full force and effect and the provisions thereof have not been in any way modified, amended or waived, the Purchase Agreement Transaction has been closed and completed in accordance with the Purchase Agreement and the other Purchase Agreement Documents furnished to Lender and in accordance with all Applicable Laws, Multistate has obtained all consents, licenses and approvals to permit it to engage in the business previously operated and conducted by the Seller, and the Seller has duly and properly assigned to Multistate all of its right, title and interest in, and to, any and all Trademarks, Copyrights and Patents, together with the goodwill of the Seller associated with, and/or symbolized by, any of the foregoing, together with the goodwill associated with, or symbolized by any of the foregoing from the Seller to Multistate.
4.02    Conditions to all Credit Extensions.
The obligation of the Lender to honor any Request for Credit Extension is subject to the following conditions precedent:
(a)    Representations and Warranties. The representations and warranties of the Borrower and each other Loan Party contained in Article II, Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (or, if such representation or warranty is qualified by materiality or a material adverse effect, in all respects) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or, if such representation or warranty is qualified by materiality or a material adverse effect, in all respects) as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in Sections 5.05(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b), respectively.
(b)    Default. No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.
(c)    Request for Credit Extension. The Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.
Each Request for Credit Extension submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
Each Loan Party represents and warrants to the Lender, as of the date made or deemed made, that:
5.01    Existence, Qualification and Power.
Each Loan Party represents and warrants that (a) it is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) it has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) Multistate can execute, deliver and perform its obligations under the Purchase Agreement Documents to which it is a party, (d) it can close and consummate the Purchase Agreement Transaction, (e) it is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (e), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect, and (f) this financing is being used, in part, for the Purchase Agreement Transaction. The copy of the Organization Documents of each Loan Party provided to the Lender pursuant to the terms of this Agreement is a true and correct copy of each such document, each of which is valid and in full force and effect.
5.02    Authorization; No Contravention.
The execution, delivery and performance by each Loan Party of each Loan Document has been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Borrower’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of (or the requirement to create) any Lien under, or require any payment to be made under (i) any Contractual Obligation, in any material respect, to which such Borrower is a party or affecting such Borrower or the properties of such Borrower or any of its

Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Borrower or its property is subject; or (c) violate any Applicable Law.
5.03    Governmental Authorization; Other Consents.
No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, enforcement against, or the closing and consummation of any Loan Party of this Agreement, any other Loan Document, or any of the Purchase Agreement Documents (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof) or (d) the exercise by the Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, other than (i) authorizations, approvals, actions, notices and filings which have been duly obtained and (ii) filings to perfect the Liens created by the Collateral Documents.
5.04    Binding Effect.
This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
5.05    Financial Statements; No Material Adverse Effect.
(a)    Audited Annual Financial Statements. The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Borrower as of the date thereof and its results of operations, cash flows and changes in Shareholders’ Equity for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material Indebtedness and other liabilities, direct or contingent, of the Borrower as of the date thereof, including liabilities for Taxes, material commitments and Indebtedness.
(b)    Quarterly Financial Statements. The unaudited Consolidated balance sheets of the Borrower and dated December 31, 2022 and the related Consolidated statements of income or operations, Shareholders’ Equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations, cash flows and changes in Shareholders’ Equity for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.
(c)    Material Adverse Effect. Since the date of the balance sheet included in the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d)    Borrowing Base Certificate. Company will furnish to Lender no less frequently than monthly and at such other times as may be requested by Lender a report of the Borrowing Base (each a Borrowing Base Certificate; collectively, the “Borrowing Base Certificates”) in the form required from time to time by Lender, appropriately completed and duly signed. The Borrowing Base Certificate shall contain the amount and payments on the Receivables, and the calculations of the Borrowing Base, all in such detail, and accompanied by such supporting and other information, as Lender may from time to time request. Upon Lender’s request and upon the creation of any Receivables, or at such other intervals as Lender may require, Borrower will provide Lender with (a) confirmatory assignment schedules; (b) copies of Account Debtor invoices; (c) evidence of shipment or delivery; and (d) such further schedules, documents and/or information regarding the Receivables as Lender may reasonably require. The items to be provided under this subsection shall be in form satisfactory to Lender, and certified as true and correct by a Responsible Officer (or by any other officers or employees of the Company whom a Responsible Officer from time to time authorizes in writing to do so), and delivered to Lender from time to time solely for Lender’s convenience in maintaining records of the Collateral. The failure of the Company to delivery any of such items to Lender shall not affect, terminate, modify, or otherwise limit the Liens of Lender on the Collateral.
5.06    Litigation.
There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any Subsidiary or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document or any of the transactions contemplated hereby, or (b) either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.
5.07    No Default.
Neither any Loan Party nor any Subsidiary thereof is in default under or with respect to, or a party to, any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.
5.08    Ownership of Property.
Each Loan Party and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
5.09    Environmental Matters.
Except as could not, individually or in the aggregate, reasonably be expected to result in any Material Adverse Effect on the Loan Party:
(i)    (A) None of the properties currently or formerly owned, or, to the knowledge of each Loan Party, leased or operated by each Loan Party is listed or formally proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; (B) to the knowledge of each Loan Party, there are no and never have been any underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned, leased or operated by any Loan Party or any of its Subsidiaries or, to the knowledge of each Loan Party, on any property formerly owned, leased or operated by each Loan Party; (C) there is no and never has been any asbestos or asbestos-containing material on, at or in any property currently owned, or to the knowledge of each Loan Party, leased or operated by any Loan Party; (D) Hazardous Materials have not been released on, at, under or from any property currently or formerly owned, or to the knowledge of each Loan Party, leased or operated by any Loan Party or any property by or on behalf, or otherwise arising from the operations, of a Loan Party; and (E) no Loan Party has become subject to any Environmental Liability or knows of any facts or circumstances that could reasonably be expected to give rise to any Environmental Liability;
(ii)    (A) Each Loan Party is not undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened Release of Hazardous Materials at, on, under, or from any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and (B) all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned, or to the knowledge of each Loan Party, leased or operated by any Loan Party has been disposed of in a manner which could not reasonably expected to result in liability to a Loan Party;
(iii)    Each Loan Party: (A) is, and within the period of all applicable statutes of limitation have been, in compliance with all applicable Environmental Laws; (B) hold all Environmental Permits (each of which is in full force and effect) required for any of their current or intended operations or for any property owned, leased, or otherwise operated by any of them; (C) are, and within the period of all applicable statutes of limitation have been, in compliance with all of their Environmental Permits; (D) to the extent within the control of the Loan Parties and their respective Subsidiaries, will timely renew and comply with each of their Environmental Permits and any additional Environmental permits that may be required of any of them without material expense, and timely comply with any current, future or potential Environmental Law without material expense; and (E) are not aware of any requirements proposed for adoption or implementation under any Environmental Law.
5.10    Insurance.
The properties of each Loan Party are insured with financially sound and reputable insurance companies not Affiliates of each Loan Party, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Loan Party or the applicable Subsidiary operates. The general liability, casualty, property, terrorism and business interruption insurance coverage of the Loan Parties as in effect on the Closing Date, and as of the last date such Schedule 5.10 was required to be updated in accordance with Section 6.02, is outlined as to carrier, policy number, expiration date, type, amount and deductibles on Schedule 5.10 and such insurance coverage complies with the requirements set forth in this Agreement and the other Loan Documents.
5.11    Taxes.
Each Loan Party has timely filed all federal, state and other material tax returns and reports required to be filed, and have timely paid all federal, state and other material Taxes (whether or not shown on a tax return) levied or imposed upon it or its properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against any Loan Party or any Subsidiary that would, if made, be reasonable expected to have a Material Adverse Effect, nor is there any tax sharing agreement applicable to each Loan Party (other than any agreement entered into in the ordinary course of business and the primary purpose of which is not related to Taxes).
5.12    ERISA Compliance.
(a)    Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state laws. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter or is subject to a favorable opinion letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the IRS. To the knowledge of the Loan Parties, nothing has occurred that would prevent or cause the loss of such tax-qualified status.
(b)    There are no pending or, to the knowledge of each Loan Party, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.
(c)    (i) No ERISA Event has occurred, and no Loan Party nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan or Multiemployer Plan; (ii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is sixty percent (60.0%) or higher and no Loan Party nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below sixty percent (60.0%) as of the most recent valuation date; (iii) no Loan Party nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (iv) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (v) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.
(d)    Neither any Loan Party nor any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan other than (i) on the Closing Date, those listed on Schedule 5.12 hereto, and (ii) thereafter, Pension Plans not otherwise prohibited by this Agreement.
(e)    Each Loan Party represents and warrants as of the Closing Date that each Loan Party is not and will not be using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to each Loan Party’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement.

5.13    Margin Regulations; Investment Company Act.
(a)    Margin Regulations. The Loan Parties are not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than twenty-five percent (25.0%) of the value of the assets (of each Loan Party) subject to the provisions of Section 7.01 or Section 7.05 or subject to any restriction contained in any agreement or instrument between each Loan Party and the Lender or any Affiliate of the Lender relating to Indebtedness and within the scope of Section 8.01(e) will be margin stock.
(b)    Investment Company Act. None of the Loan Parties, any Subsidiary, or to the knowledge of each Loan Party, any Person Controlling the Loan Parties is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
5.14    Disclosure.
Each Loan Party has disclosed to the Lender all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries or any other Loan Party is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that, with respect to projected financial information, estimates and other forward looking information and information of a general economic or a general industry nature and budgets, each Loan Party represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time such projections were prepared.
5.15    Compliance with Laws.
Each Loan Party and each Subsidiary thereof is in compliance with the requirements of all Applicable Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
5.16    Solvency.
Each Loan Party is individually Solvent.
5.17    Casualty, Etc.
Neither the businesses nor the properties of the Loan Parties are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.18    Sanctions Concerns and Anti-Corruption Laws.
(a)    Sanctions Concerns. No Loan Party, nor, to the knowledge of the Loan Parties, any director, officer, employee, agent, Affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by one or more individuals or entities that are (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals or HMT’s Consolidated List of Financial Sanctions Targets, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction. Each Loan Party has conducted its business in compliance with all applicable Sanctions and have instituted and maintained policies and procedures designed to promote and achieve compliance with such Sanctions.
(b)    Anti-Corruption Laws. Each Loan Party has conducted its business in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977 and other applicable anti-corruption legislation in other jurisdictions and has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.
5.19    Responsible Officers.
Set forth on Schedule 1.01(b) are Responsible Officers, holding the offices indicated next to their respective names, as of the Closing Date and as of the last date such Schedule 1.01(b)was required to be updated in accordance with Sections 6.02, 6.13 and 6.14 and such Responsible Officers are the duly elected and qualified officers of such Loan Party and are duly authorized to execute and deliver, on behalf of each Loan Party, this Agreement, and the other Loan Documents.
5.20    Subsidiaries; Equity Interests; Loan Parties.
(a)    Subsidiaries, Joint Ventures, Partnerships and Equity Investments. Set forth on Schedule 5.20(a), is the following information which is true and complete in all respects as of the Closing Date and as of the last date such Schedule 5.20(a) was required to be updated in accordance with Sections 6.02: (i) a complete and accurate list of all Subsidiaries, joint ventures and partnerships and other equity investments of the Loan Parties as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Sections 6.02, (ii) the number of shares of each class of Equity Interests in each Subsidiary outstanding (other than options granted pursuant to the Company LTIP), (iii) the number and percentage of outstanding shares of each class of Equity Interests owned by the Loan Parties and their Subsidiaries and (iv) the class or nature of such Equity Interests (i.e., voting, non-voting, preferred, etc.). The outstanding Equity Interests in all Subsidiaries are validly issued, fully paid and non-assessable and are owned free and clear of all Liens. There are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to the Equity Interests of any Loan Party or any Subsidiary thereof, except as contemplated in connection with the Loan Documents.
(b)    Loan Parties. Set forth on Schedule 5.20(b) is a complete and accurate list of all Loan Parties, showing as of the Closing Date, or as of the last date such Schedule 5.20(b) was required to be updated in accordance with Section 6.02 (as to each Loan Party) (i) the exact legal name, (ii) any former legal names of such Loan Party in the four (4) months prior to the Closing Date, (iii) the jurisdiction of its incorporation or organization, as applicable, (iv) the type of organization, (v) the jurisdictions in which such Loan Party is qualified to do business, (vi) the address of its chief executive office, (vii) the address of its principal place of business, (viii) its U.S. federal taxpayer identification number, (ix) the organization identification number, (x) ownership information (e.g., publicly held or if private or partnership, the owners and partners of each of the Loan Parties) and (xi) the industry or nature of business of such Loan Party.

5.21    Collateral Representations.
(a)    Collateral Documents. The provisions of the Collateral Documents are effective to create in favor of the Lender a legal, valid and enforceable first priority Lien (subject to Permitted Liens) on all right, title and interest of the respective Loan Parties in the Collateral described therein. Except for filings completed prior to the Closing Date and as contemplated hereby and by the Collateral Documents, and to the extent that a security interest may be perfected by the filing of a financing statement, no other filing or other action will be necessary to perfect or protect such Liens.
(b)    Deposit Accounts and Securities Accounts.
(i)    Set forth on Schedule 5.21(b)(i), as of the Closing Date and as of the last date such Schedule 5.21(b)(i) was required to be updated in accordance with Section 6.02, is a description of all deposit accounts and securities accounts of the Loan Parties, including the name of (A) the applicable Loan Party, (B) in the case of a deposit account, the depository institution account, and (C) in the case of a securities account, the securities intermediary or issuer and the average aggregate market value held in such securities account, as applicable.
(c)    Material Contracts. Set forth on Schedule 5.21(c), as of the Closing Date and as of the last date such Schedule 5.21(c) was required to be updated in accordance with Section 6.02, is a complete and accurate list of all Material Contracts of each Loan Party.
5.22    Beneficial Ownership Certification.
The information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.
5.23    Designation as Senior Indebtedness.
The Obligations constitute “Designated Senior Indebtedness” or any similar designation (with respect to indebtedness that having the maximum rights as “senior debt”) under and as defined in any agreement governing any Subordinated Debt and the Subordination Provisions set forth in each such agreement are legally valid and enforceable against the parties thereto.
5.24    Reserved.
5.25    Intellectual Property; Licenses, Etc.
Each Loan Party owns, or possesses the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, trade secrets, know-how, franchises, licenses and other intellectual property rights that are used in the operation of their respective businesses, without conflict with the rights of any other Person. To the best knowledge of the Loan Parties, neither the operation of the business, nor any product, service, process, method, substance, part or other material now used, or now contemplated to be used, by the Loan Parties infringes, misappropriates or otherwise violates upon any rights held by any other Person. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Loan Parties, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. To the best knowledge of the Loan Parties, there has been no unauthorized use, access, interruption, modification, corruption or malfunction of any information technology assets or systems (or any information or transactions stored or contained therein or transmitted thereby) owned or used by the Loan Parties, which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

5.26    Purchase Agreement Transactions.
(a)    Transaction. Lender has received true and correct photocopies of the Purchase Agreement and each of the other Purchase Agreement Documents, executed, delivered and/or furnished on or before the Closing Date in connection with the Purchase Agreement Transaction. Neither the Purchase Agreement nor any of the other Purchase Agreement Documents have been modified, changed, supplemented, canceled, amended or otherwise altered or affected, except as otherwise disclosed to Lender in writing on or before the Closing Date. The Purchase Agreement Transaction has been, or simultaneously herewith, effected, closed and consummated pursuant to, and in accordance with, the terms and conditions of the Purchase Agreement and with all Applicable Laws.
(b)    Reserved.
(c)    Bulk Transfer. The Seller and Borrower have each complied with any and all Laws governing the transfer of all or substantially all of the Seller’s assets, so that as of the Closing Date, the assets described in the Purchase Agreement shall be transferred by the Seller to Borrower free from all claims, Liens, encumbrances, and security interests of any nature whatsoever, except as otherwise permitted by the Purchase Agreement and as otherwise disclosed in writing to Lender.
(d)    HSR Act. If necessary under Applicable Law, Borrower, the Seller, their respective Affiliates and all other necessary Persons, as appropriate, have (a) made such filings as may be required by the HSR Act, (b) provided all such supplemental information or materials requested under the HSR Act by the Federal Trade Commission, the Anti-Trust Division of United States Department of Justice or any other Governmental Authority with respect to such filings or with respect to the sale contemplated by the Purchase Agreement Transaction, and (c) have cooperated fully with any investigation or inquiry by the Federal Trade Commission, the Anti-Trust Division of United States Department of Justice, or any other Governmental Authority with respect to such filings or with respect to the sale contemplated by the Purchase Agreement Transaction. All applicable waiting periods (or extensions thereof) under the HSR Act have terminated or expired with respect to the sale contemplated by the Purchase Agreement Transaction.
(e)    Solvency. Borrower is Solvent prior to and after giving effect to the Purchase Agreement Transaction.
5.27    OFAC.
Neither Borrower nor any of its Subsidiaries (a) is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act, (b) is in violation of (i) the Trading with the Enemy Act, (ii) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, or (iii) the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended, (c) is a Sanctioned Person, (d) has its assets in Sanctioned Countries, or (e) derives its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Countries. No part of the proceeds of any Loans or other extensions of credit hereunder will be used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.

ARTICLE VI
AFFIRMATIVE COVENANTS
Each of the Loan Parties hereby covenants and agrees that, on the Closing Date and thereafter until the Facility Termination Date, such Loan Party shall, and shall cause each of its Subsidiaries, to:
6.01    Financial Statements.
Deliver to the Lender, in form and detail satisfactory to the Lender:
(a)    Audited Financial Statements. As soon as available, but in any event within one hundred fifty (150) days after the end of each fiscal year of the Loan Parties (commencing with the fiscal year ended December 31, 2022), a Consolidated balance sheet of the Loan Parties as at the end of such fiscal year, and the related Consolidated statements of income or operations, changes in Shareholders’ Equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of MNBLUM LLC or an independent certified public accountant of nationally recognized standing reasonably acceptable to the Lender, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit.
(b)    Quarterly Financial Statements. As soon as available, but in any event within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Loan Parties, a Consolidated balance sheet of the Loan Parties as at the end of such fiscal quarter, and the related Consolidated statements of income or operations, changes in Shareholders’ Equity and cash flows for such fiscal quarter and for the portion of the Loan Parties’ fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such Consolidated statements to be certified by the chief executive officer, chief financial officer, treasurer or controller who is a Responsible Officer of the Company as fairly presenting the financial condition, results of operations, Shareholders’ Equity and cash flows of each Loan Party, subject only to normal year-end audit adjustments and the absence of footnotes.
(c)    Monthly Borrowing Base Certificate. As soon as available, but in any event within thirty (30) days of the end of each calendar month, and at such other times as may be requested by the Lender, as of the period then ended, a Borrowing Base Certificate and supporting information in connection therewith, together with accounts receivable aging report and any additional reports with respect to the Borrowing Base as the Lender may reasonably request.
(d)    Monthly Reports. During any month in which the outstanding principal balance of the Revolving Loan exceeds at any time Two Million Dollars ($2,000,000), Borrower shall furnish to Lender within thirty (30) days after the end of such month, in addition to the Borrowing Base Certificate pursuant to clause (c) above, a report containing the following information:
(i)    a detailed aging schedule of all Receivables by Account Debtor, in such detail, and accompanied by such supporting information, as Lender may from time to time reasonably request;

(ii)    a detailed aging of all accounts payable by supplier, in such detail, and accompanied by such supporting information, as Lender may from time to time reasonably request;
(iii)    such other information as Lender may reasonably request.
As to any information contained in materials furnished pursuant to Section 6.02(f), each Loan Party shall not be separately required to furnish such information under Section 6.01(a) or (b) above, but the foregoing shall not be in derogation of the obligation of each Loan Party to furnish the information and materials described in Sections 6.01(a) and (b) above at the times specified therein.
6.02    Certificates; Other Information.
Deliver to the Lender, in form and detail satisfactory to the Lender:
(a)    Compliance Certificate. (i) Commencing on March 31, 2023 and concurrently with the delivery of the financial statements referred to in clause (b) of Section 6.01, Concurrently with the delivery of the financial statements referred to in clause (b) of Section 6.01 (commencing with the delivery of the financial statements for the fiscal quarter ended March 31, 2023), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller which is a Responsible Officer of the Loan Parties, and in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Loan Parties shall also provide, if necessary for the determination of compliance with Section 7.11, a statement of reconciliation conforming such financial statements to GAAP, and (ii) concurrently with the filing of the Company’s annual report and the Company’s semi-annual RNS announcement, a copy of management’s discussion and analysis with respect to such financial statements. Unless the Lender requests executed originals, delivery of the Compliance Certificate may be by electronic communication including fax or email and shall be deemed to be an original and authentic counterpart thereof for all purposes.
(b)    Updated Schedules. Concurrently with the delivery of the Compliance Certificate referred to in Section 6.02(a), the following updated Schedules to this Agreement (which may be attached to the Compliance Certificate) to the extent required to make the representation related to such Schedule true and correct as of the date of such Compliance Certificate: Schedules 1.01(c), 5.10, 5.20(a), 5.20(b), 5.21(b)(i) and 5.21(c).
(c)    Calculations. Concurrently with the delivery of the Compliance Certificate referred to in Section 6.02(b) required to be delivered with the financial statements referred to in Section 6.01(a), a certificate (which may be included in such Compliance Certificate) including the amount of all Restricted Payments, Investments (including Permitted Acquisitions), Dispositions, Capital Expenditures, issuances of Indebtedness and Equity Issuance that were made during the prior fiscal year and amounts received in connection with any Extraordinary Receipt during the prior fiscal year.
(d)    Changes in Entity Structure. Within ten (10) days prior to any merger, consolidation, dissolution or other change in entity structure of any Loan Party or any of its Subsidiaries permitted pursuant to the terms hereof, provide notice of such change in entity structure to the Lender, along with such other information as reasonably requested by the Lender. Provide notice to the Lender, not less than ten (10) days prior (or such extended period of time as agreed to by the Lender) of any change in any Loan Party’s legal name, state of organization, or organizational existence.
(e)    Audit Reports; Management Letters; Recommendations. Promptly after any request by the Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party by independent accountants in connection with the accounts or books of any Loan Party or any of its Subsidiaries, or any audit of any of them.
(f)    Annual Reports; Etc. Promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Loan Parties, and copies of all annual, regular, periodic and special reports and registration statements which the Loan Parties may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any national securities exchange, and in any case not otherwise required to be delivered to the Lender pursuant hereto;.
(g)    Debt Securities Statements and Reports. Promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party or of any of its Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lender pursuant to Section 6.01 or any other clause of this Section 6.02.
(h)    SEC Notices. Promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof.
(i)    Notices. Not later than five (5) Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of all notices, requests and other documents (including amendments, waivers and other modifications) so received under or pursuant to any instrument, indenture, loan or credit or similar agreement regarding or related to any breach or default by any party thereto or any other event that could materially impair the value of the interests or the rights of any Loan Party or otherwise have a Material Adverse Effect and, from time to time upon request by the Lender, such information and reports regarding such instruments, indentures and loan and credit and similar agreements as the Lender may reasonably request.
(j)    Environmental Notice. Promptly after the assertion or occurrence thereof, notice of any action or proceeding against or of any noncompliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that could reasonably be expected to have a Material Adverse Effect.
(k)    Anti-Money-Laundering; Beneficial Ownership Regulation. Promptly following any request therefor, information and documentation reasonably requested by the Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act.
(l)    Beneficial Ownership. To the extent any Loan Party qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, an updated Beneficial Ownership Certification promptly following any change in the information provided in the Beneficial Ownership Certification delivered to any Lender in relation to such Loan Party that would result in a change to the list of beneficial owners identified in such certification.
(m)    Additional Information. Promptly, such additional information regarding the business, financial, legal or corporate affairs of any Loan Party or any Subsidiary thereof, or compliance with the terms of the Loan Documents, as the Lender may from time to time reasonably request.

(n)    Documents required to be delivered pursuant to clauses (a) or (b) of Section 6.01 or pursuant to Section 6.02(g) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Loan Parties post such documents, or provides a link thereto on the Loan Parties’ website on the Internet at the website address listed on Schedule 1.01(a), or (ii) on which such documents are posted on the Loan Parties’ behalf on an Internet or intranet website, if any, to which the Lender has access (whether a commercial, third-party website or whether sponsored by the Lender); provided, that, (x) the Loan Parties shall deliver paper copies of such documents to the Lender upon its request to the Loan Parties to deliver such paper copies until a written request to cease delivering paper copies is given by the Lender and (y) the Loan Parties shall notify the Lender (by fax transmission or e-mail transmission) of the posting of any such documents and provide to the Lender by e-mail electronic versions (i.e., soft copies) of such documents.
6.03    Notices.
Except as set forth in Section 10.02, all notices, requests and demands to or upon the parties to this Agreement shall be in writing and shall be deemed to have been given or made when delivered by hand on a Business Day, or two (2) days after the date when deposited in the mail, postage prepaid by registered or certified mail, return receipt requested, or when sent by overnight courier, on the Business Day next following the day on which the notice is delivered to such overnight courier, addressed as follows:

Borrower:	Public Policy Holding Company, Inc. 800 North Capital Street, NW, Suite 800 Washington, DC 20002 Attention: Bill Chess, CFO and Jill Kendrick, COO and Neal Strum, Chief Legal Officer

With a copy to:	Venable, LLP 750 East Pratt Street, Suite 900 Baltimore, Maryland 21202 Attn: Gueter Aurelien, Esquire

Lender:	Bank of America, N.A. 8300 Greensboro Drive, Suite 400 McLean, Virginia 22102 Attention: Holver L. Rivera, SVP

With a copy to:	Troutman Pepper Hamilton Sanders LLP 401 9th St. NW, Suite 1000 Washington, District of Columbia 20004 Attention: Richard M. Pollak, Esquire

By written notice, each party to this Agreement may change the address to which notice is given to that party, provided that such changed notice shall include a street address to which notices may be delivered by overnight courier in the ordinary course on any Business Day.
Promptly, but in any event within two (2) Business Days, Borrower shall notify the Lender:
(a)    of the occurrence of any Default;
(b)    of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Loan Parties; (ii) any action, suit, dispute, litigation, investigation, proceeding or suspension involving any Loan Party or any of their respective properties and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding any Loan Party;
(c)    of the occurrence of any ERISA Event;
(d)    of any material change in accounting policies or financial reporting practices by each Loan Party; and
(e)    of receipt of any Extraordinary Receipt for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.05(b)(iv).
Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of each Loan Party setting forth details of the occurrence referred to therein and to the extent applicable, stating what action each Loan Party has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.
6.04    Payment of Obligations.
Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all Tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by each Loan Party; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.
6.05    Preservation of Existence, Etc.
(a)    Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05;
(b)    take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and
(c)    preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06    Maintenance of Properties.
(a)    Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and
(b)    make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
6.07    Maintenance of Insurance.
(a)    Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of each Loan Party, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and all such insurance shall: (i) provide for not less than thirty (30) days’ prior notice to the Lender of termination, lapse or cancellation of such insurance; (ii) name the Lender as mortgagee (in the case of property insurance) or additional insured (in the case of liability insurance) or loss payee (in the case of property insurance), as applicable; (iii) if reasonably requested by the Lender, include a breach of warranty clause; and (iv) be reasonably satisfactory in all other respects to the Lender.
(b)    Evidence of Insurance. Cause the Lender to be named as lenders’ loss payable, loss payee or mortgagee, as its interest may appear, and/or additional insured with respect of any such insurance providing liability coverage or coverage in respect of any Collateral, and cause, unless otherwise agreed to by the Lender, each provider of any such insurance to agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Lender that it will give the Lender thirty (30) days prior written notice before any such policy or policies shall be altered or cancelled (or ten (10) days prior notice in the case of cancellation due to the nonpayment of premiums). Annually, upon expiration of current insurance coverage, the Loan Parties shall provide, or cause to be provided, to the Lender, such evidence of insurance as required by the Lender, including, but not limited to: (i) certified copies of such insurance policies; (ii) evidence of such insurance policies (including, without limitation and as applicable, ACORD Form 28 certificates (or similar form of insurance certificate), and ACORD Form 25 certificates (or similar form of insurance certificate)); (iii) declaration pages for each insurance policy; and (iv) lender’s loss payable endorsement if the Lender is not on the declarations page for such policy. As requested by the Lender, the Loan Parties agree to deliver to the Lender an Authorization to Share Insurance Information.
6.08    Compliance with Laws.
Comply with the requirements of all Applicable Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which: (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.
6.09    Books and Records.
Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Loan Party or such Subsidiary, as the case may be.

6.10    Inspection Rights.
(a)    Permit representatives and independent contractors of the Lender to visit and inspect any of its properties, at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to each Loan Party. to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, up to one time per Fiscal Year (unless an Event of Default has occurred and is continuing), in each instance, at the expense of each Loan Party not to exceed $20,000 per Fiscal Year beginning with the Fiscal Year ending December 31, 2023 for each such inspection (the “Inspection Fee Cap”) (other than to the extent conducted during the continuance of an Event of Default); provided the Loan Parties shall only be obligated to reimburse Lender for its reasonable, out-of-pocket expenses of any inspection permitted hereunder. When an Event of Default exists the Lender (or any of its respective representatives or independent contractors) may do any of the foregoing at the expense of each Loan Party at any time during normal business hours and without advance notice.
(b)    If requested by the Lender in its sole discretion, permit the Lender and its representatives, upon reasonable advance notice to each Loan Party, to conduct, at the expense of each Loan Party, provided that such expense does not exceed the Inspection Fee Cap, and not more frequently than annually, unless a Default has occurred and is continuing: (i) personal property asset appraisal on personal property Collateral of each Loan Party and its Subsidiaries; and (ii) field exam on the accounts receivable, payables, controls and systems of each Loan Party. If requested by the Lender in its sole discretion, permit the Lender, and its representatives, upon reasonable advance notice to each Loan Party, to conduct an annual audit of the Collateral at the expense of each Loan Party.
6.11    Use of Proceeds.
Use the proceeds of the Credit Extensions for general corporate purposes and for the Purchase Agreement Transaction not in contravention of any Law or of any Loan Document.
6.12    Covenant to Give Security.
(a)    Personal Property. Each Loan Party will cause all of its tangible and intangible personal property now owned or hereafter acquired by it, to be subject at all times to a first priority, perfected Lien (subject to Permitted Liens to the extent permitted by the Loan Documents) in favor of the Lender to secure the Secured Obligations pursuant to the terms and conditions of the Collateral Documents. Each Loan Party shall provide opinions of counsel and any filings and deliveries reasonably necessary in connection therewith to perfect the security interests therein, all in form and substance reasonably satisfactory to the Lender.
(b)    Account Control Agreements. Each Loan Party shall not open, maintain or otherwise have any deposit or other accounts (including securities accounts) at any bank or other financial institution, or any other account where money or securities are or may be deposited or maintained with any Person, other than (i) deposit accounts that are maintained at all times with depositary institutions as to which the Lender shall have received a Qualifying Control Agreement, (ii) securities accounts that are maintained at all times with financial institutions as to which the Lender shall have received a Qualifying Control Agreement, (iii) deposit accounts established solely as payroll and other zero balance accounts and such accounts are held at Bank of America, and (iv) other deposit accounts, so long as at any time the balance in any such account does not exceed $100,000 and the aggregate balance in all such accounts does not exceed $100,000.

(c)    Updated Schedules. Concurrently with the delivery of any Collateral pursuant to the terms of this Section 6.14, each Loan Party shall provide the Lender with the applicable updated Schedule(s): 5.20(a) and 5.21(c).
(d)    Further Assurances. At any time upon request of the Lender, promptly execute and deliver any and all further instruments and documents and take all such other action as the Lender may deem necessary or desirable to maintain in favor of the Lender, Liens and insurance rights on the Collateral that are duly perfected in accordance with the requirements of, or the obligations of the Loan Parties under, the Loan Documents and all Applicable Laws.
6.13    Compliance with Terms of Leaseholds.
Make all payments and otherwise perform all obligations in respect of all leases of real property to which each Loan Party or any of its Subsidiaries is a party, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, notify the Lender of any default by any party with respect to such leases and cooperate with the Lender in all respects to cure any such default, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect.
6.14    Anti-Corruption Laws; Sanctions.
Conduct its business in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977 and other applicable anti-corruption legislation in other jurisdictions and with all applicable Sanctions, and maintain policies and procedures designed to promote and achieve compliance with such laws and Sanctions.
6.15    Cash Management.
Maintain all primary cash management and treasury business with Bank of America or any of its Affiliates, including, without limitation, all deposit accounts, disbursement accounts, investment accounts and lockbox accounts.
6.16    Further Assurances.
Promptly upon request by the Lender, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Lender may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by Applicable Law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Lender the rights granted or now or hereafter intended to be granted to the Lender under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party is or is to be a party.

ARTICLE VII
NEGATIVE COVENANTS
Each of the Loan Parties hereby covenants and agrees that on the Closing Date and thereafter until the Facility Termination Date, no Loan Party shall directly or indirectly:
7.01    Liens.
Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for the following (the “Permitted Liens”):
(a)    Liens pursuant to any Loan Document;
(b)    Liens existing on the Closing Date and listed on Schedule 7.01 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.02(b), (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.02(b);
(c)    Liens for Taxes not yet due or Liens for Taxes which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
(d)    Statutory Liens such as carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than forty-five (45) days or which are being contested in good faith and by appropriate proceedings diligently conducted; provided that adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP and the aggregate amount of such Liens is less than $500,000;
(e)    pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA in an aggregate amount not to exceed $500,000;
(f)    deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
(g)    easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;
(h)    Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) not constituting an Event of Default under Section 8.01(h);
(i)    bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by each Loan Party or any of its Subsidiaries with the Lender, in each case in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing solely the customary amounts owing to such bank with respect to cash management and operating account arrangements; provided, that, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(j)    Liens arising out of judgments or awards not resulting in an Event of Default; provided, that, the applicable Loan Party or Subsidiary shall in good faith be prosecuting an appeal or proceedings for review;
(k)    Any interest or title of a lessor, licensor or sublessor under any lease, license or sublease entered into by any Loan Party or any Subsidiary thereof in the ordinary course of business and covering only the assets so leased, licensed or subleased;
(l)    Liens securing Indebtedness permitted under Section 7.02, in an aggregate principal amount not to exceed $300,000, provided that such Liens do not at any time encumber any property other than the property financed by such Indebtedness;
(m)    Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums, in an aggregate principal amount not to exceed $500,000; and
(n)    other Liens securing Indebtedness outstanding in an aggregate principal amount not to exceed $300,000, provided, that, no such Lien shall extend to or cover any Collateral.
7.02    Indebtedness.
Create, incur, assume or suffer to exist any Indebtedness, except:
(a)    Indebtedness under the Loan Documents;
(b)    Indebtedness outstanding on the date hereof and listed on Schedule 4.01(j) and any refinancings, refundings, renewals or extensions thereof; provided, that, the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and the direct or any contingent obligor with respect thereto is not changed, as a result of or in connection with such refinancing, refunding, renewal or extension;
(c)    Indebtedness in respect of Capitalized Leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(i); provided, however, that, the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $50,000;
(d)    Guarantees of the Borrower or any Subsidiary in respect of Indebtedness, in an aggregate principal amount not to exceed $300,000, otherwise permitted hereunder of the Borrower or any wholly-owned Subsidiary, including in respect of Investments permitted hereunder;
(e)    Indebtedness owed to any Person providing workers' compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;
(f)    Indebtedness arising in connection with the endorsement of instruments or other payment items for deposit in the ordinary course of business;
(g)    Indebtedness incurred in the ordinary course of business in respect of credit cards, credit card processing services, debit cards, stored value cards, commercial cards (including so- called “purchase cards”, “procurement cards” or “p-cards”), or unsecured Indebtedness incurred in respect of netting services, overdraft protection, and other like services, in each case, incurred in the ordinary course of business with the Lender;
(h)    Indebtedness comprising Permitted Investments;
(i)    Indebtedness incurred in connection with any Permitted Acquisitions, including, without limitation, any obligation to make any earn out payments in connection with any Permitted Acquisitions, provided, however, that the Lender has consented, in writing, to the amounts of such earn out payments and such earn out payments are Subordinated Debt on terms acceptable to the Lender; and
(j)    other unsecured Indebtedness in an aggregate principal amount not exceeding $300,000 at any time outstanding; so long as (i) no Default or Event of Default has occurred and is continuing or would result from the incurrence of such Indebtedness, and (ii) such Indebtedness is subordinated in right of payment to the obligations of Borrower under this Agreement on terms and conditions acceptable to the Lender.
7.03    Investments.
Make or hold any Investments, except (collectively, “Permitted Investments”):
(a)    Investments held by each Loan Party in the form of cash or Cash Equivalents;
(b)    advances to officers, directors and employees of each Loan Party in an aggregate amount not to exceed $300,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;
(c)    Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled Account Debtors to the extent reasonably necessary in order to prevent or limit loss;
(d)    Guarantees permitted by Section 7.02;
(e)    Investments existing on the date hereof (other than those referred to in Section 7.03(c)) and set forth on Schedule 7.03;
(f)    Investments in any Permitted Acquisition;
(g)    Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business;
(h)    Investments of any Person existing at the time such Person becomes a newly created Subsidiary of a Borrower, and is required to become a Loan Party under this Agreement, or consolidates or merges with a Borrower or any of the Subsidiaries (including in connection with a Permitted Acquisition); and
(i)    other Investments not contemplated by the above provisions not exceeding $300,000 in the aggregate in any fiscal year of each Loan Party.
7.04    Fundamental Changes.
Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default or Event of Default exists or would result therefrom:
(a)    any Subsidiary may merge with the Borrower, provided, that the Borrower shall be the continuing or surviving Person; and
(b)    any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) (i) to the Borrower or (ii) pursuant to Dispositions permitted by Section 7.05(d).
7.05    Dispositions.
Make any Disposition or enter into any agreement to make any Disposition, except:
(a)    Permitted Transfers;
(b)    Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;
(c)    Dispositions of equipment to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;
(d)    Dispositions of property by any Subsidiary to the Borrower or to a wholly-owned Subsidiary, which is a Loan Party;
(e)    (i) Dispositions of Cash Equivalents in the ordinary course of business made to a Person that is not an Affiliate of any Loan Party, in exchange for reasonably equivalent value, and (ii) conversions of Cash Equivalents into cash or other Cash Equivalents;
(f)    licenses, sublicenses, leases or subleases (including any license or sublicense of Intellectual Property) granted to third parties in the ordinary course of business not interfering with the business of the Loan Parties or any of their Subsidiaries;
(g)    the sale, assignment, lease, conveyance, transfer or other disposition of property of a Loan Party or any Subsidiary thereof to Borrower or any other Loan Party; and
(h)    the sale or issuance of any Subsidiary’s Equity Interests to the Borrower.
7.06    Restricted Payments.
Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:
(a)    each Subsidiary may make Restricted Payments to any Person that owns Equity Interests in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made; and
(b)    each Loan Party may declare and make dividend payments or other distributions.

7.07    Earn Out Payments.
Declare or make, directly or indirectly, any earn outs payable in connection with any Permitted Acquisition, if a Default or Event of Default shall have occurred, of any Person or such Person’s assets by Borrower, if a Default shall have occurred and is continuing at the time of such payment, or would result therefrom.
7.08    Change in Nature of Business.
Engage in any material line of business substantially different from those lines of business conducted by each Loan Party and its Subsidiaries on the date hereof or any business substantially related or incidental thereto.
7.09    Transactions with Affiliates.
Enter into or permit to exist any transaction or series of transactions with any officer, director or Affiliate of such officer or director, other than (a) normal and reasonable compensation and reimbursement of expenses of officers and directors, (b) any grants under the Company LTIP; (c) receipt of any distributions or dividends to any Loan Party or equity owner of a Loan Party; (d) receipt of any payments made to a Loan Party for any amounts owed to such Loan Party; (e) payment of any earn outs that may be due and payable in connection with a Permitted Acquisition, including any Acquisition consummated prior to the Closing Date, and (f) except as otherwise specifically limited in this Agreement, other transactions which are entered into in the ordinary course of such Person’s business on fair and reasonable terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arms’ length transaction with a Person other than an officer, director or Affiliate. For the avoidance of doubt, (a) any transaction among Borrowers and (b) any distribution from any Borrower (other than the Company) to the Company shall be permitted.
7.10    Burdensome Agreements.
Enter into, or permit to exist, any Contractual Obligation (except for this Agreement and the other Loan Documents) that (a) encumbers or restricts the ability of any such Person to (i) to act as a Loan Party; (ii) make Restricted Payments to any Loan Party, (iii) pay any Indebtedness or other obligation owed to any Loan Party, (iv) make loans or advances to any Loan Party, or (v) create any Lien upon any of their properties or assets, whether now owned or hereafter acquired, except, in the case of clause (a)(v) only, for any document or instrument governing Indebtedness incurred pursuant to Section 7.02(c), provided, that, any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith.
7.11    Use of Proceeds.
Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.
7.12    Financial Covenants.
(a)    Total Leverage Ratio. Permit the Total Leverage Ratio as of the end of any Measurement Period ending as of the end of any fiscal quarter of the Company to be greater than 2:50 to 1.00.

(b)    Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio as of the end of any Measurement Period ending as of the end of any fiscal quarter of each Loan Party set forth below to be less than the 1.50 to 1.00.
(c)    Equity Partner Departures. Permit, in any fiscal quarter, the total number of Equity Partners of Borrower, taken as a whole to, to decline by more than 15% from the total number of Equity Partners as of the immediately preceding fiscal quarter other than any declines resulting from the departures of any Equity Partners by reason of death, disability or permanent retirement.
(d)    Minimum Collateral Coverage Test. Permit the Minimum Collateral Coverage, as of February 28, 2024, to be less than 1.00 to 1.00.
7.13    Amendments of Organization Documents; Fiscal Year; Legal Name, State of Formation; Form of Entity and Accounting Changes.
(a)    Amend any of its Organization Documents in any manner that is reasonably likely to result in a Material Adverse Effect;
(b)    change its fiscal year;
(c)    without providing ten (10) days prior written notice to the Lender (or such extended period of time as agreed to by the Lender), change its name, state of formation, form of organization or principal place of business; or
(d)    make any change in accounting policies or reporting practices, except as required by GAAP.
7.14    Sale and Leaseback Transactions.
Enter into any Sale and Leaseback Transaction.
7.15    Sanctions.
Directly or indirectly, use any Credit Extension or the proceeds of any Credit Extension, or lend, contribute or otherwise make available such Credit Extension or the proceeds of any Credit Extension to any Person, to fund any activities of or business with any Person, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as Lender or otherwise) of Sanctions.
7.16    Anti-Corruption Laws.
Directly or indirectly, use any Credit Extension or the proceeds of any Credit Extension for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other anti-corruption legislation in other jurisdictions.
ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES
8.01    Events of Default.
Any of the following shall constitute an event of default (each, an “Event of Default”):

(a)    Non-Payment. Any Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation or deposit any funds as Cash Collateral in respect of L/C Obligations, or (ii) within three (3) days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within five (5) days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or
(b)    Specific Covenants. (i) Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02, 6.05, 6.08, 6.10, 6.11, 6.12, or Article VII or (ii) any of the Loan Parties fails to perform or observe any material term, covenant or agreement contained in, the Security Agreement; or
(c)    Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in clauses (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after the earlier of (i) notice of such failure given in accordance with the terms of this Agreement or (ii) the Borrower or such Loan Party should have or has actual knowledge of such failure; or
(d)    Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading when made or deemed made; or
(e)    Cross-Default. (i) Any Loan Party or any Subsidiary thereof (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or Cash Collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Loan Party or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which a Loan Party or any Subsidiary thereof is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Loan Party or such Subsidiary as a result thereof is greater than the Threshold Amount; or
(f)    Insolvency Proceedings, Etc. Any Loan Party or any Subsidiary thereof institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for forty-five (45) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for forty-five (45) calendar days, or an order for relief is entered in any such proceeding; or
(g)    Inability to Pay Debts; Attachment. (i) Any Loan Party becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; or
(h)    Judgments. There is entered against the Borrower or any Loan Party (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of ten (10) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or
(i)    ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or
(j)    Invalidity of Loan Documents. (i) Any Loan Party fails to perform or observe any covenant or agreement contained in any other Loan Document or any default or event of default occurs under any other Loan Document; or (ii) any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all Obligations arising under the Loan Documents, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document or it is or becomes unlawful for a Loan Party to perform any of its obligations under the Loan Documents; or
(k)    Collateral Documents. Any Collateral Document after delivery thereof pursuant to the terms of the Loan Documents shall for any reason cease to create a valid and perfected first priority Lien (subject to Permitted Liens) on the Collateral purported to be covered thereby, or any Loan Party shall assert the invalidity of such Liens; or
(l)    Change of Control. There occurs any Change of Control; or
(m)    Subordination. (i) Any of the subordination, standstill, payover and insolvency related provisions of any of the Subordinated Debt (the “Subordination Provisions”) shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable Subordinated Debt; or (ii) any Loan Party shall, directly or indirectly, disavow or contest in any manner (A) the effectiveness, validity or enforceability of any of the Subordination Provisions, (B) that the Subordination Provisions exist for the benefit of the Lender or (C) that all payments of principal of or premium and interest on the applicable Subordinated Debt, or realized from the liquidation of any property of any Loan Party, shall be subject to any of the Subordination Provisions.
If a Default shall have occurred under the Loan Documents, then such Default will continue to exist until it either is cured (to the extent specifically permitted) in accordance with the Loan Documents or is otherwise expressly waived by Lender as determined in accordance with Section 10.01; and once an Event of Default occurs under the Loan Documents, then such Event of Default will continue to exist until it is expressly waived by the Lender, as required hereunder in Section 10.01.
8.02    Remedies upon Event of Default.
If any Event of Default occurs and is continuing, the Lender may take any or all of the following actions:
(a)    declare the Commitment of the Lender to make Loans and L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;
(b)    declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Loan Party;
(c)    require that each Loan Party Cash Collateralize the L/C Obligations (in an amount equal to the Minimum Collateral Amount with respect thereto); and
(d)    exercise all rights and remedies available to it under the Loan Documents or Applicable Law or equity;
provided, however, that, upon the occurrence of an actual or deemed entry of an order for relief with respect to each Loan Party under the Bankruptcy Code of the United States, the obligation of the Lender to make Loans and L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the each Loan Party to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Lender.
8.03    Application of Funds.
After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02) or if at any time insufficient funds are received by and available to the Lender to pay fully all Secured Obligations then due hereunder, any amounts received on account of the Secured Obligations shall, subject to the provisions of Section 2.12(c), be applied by the Lender in its sole discretion. Excluded Swap Obligations with respect to any Loan Party shall not be paid with amounts received from such Loan Party or its assets.

ARTICLE IX
RESERVED
ARTICLE X
MISCELLANEOUS
10.01    Amendments, Etc.
No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by each Loan Party or any other Loan Party therefrom, shall be effective unless in writing signed by the Lender and each Loan Party or the applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
10.02    Notices; Effectiveness; Electronic Communications.
(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax transmission or e-mail transmission as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, to the address, fax number, e-mail address or telephone number specified for each Loan Party or any other Loan Party or the Lender on Schedule 1.01(a).
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by fax transmission shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in clause (b) below shall be effective as provided in such clause (b).
(b)    Electronic Communications.
(i)    Notices and other communications to the Lender hereunder may be delivered or furnished by electronic communication (including e-mail, FPML messaging, and Internet or intranet websites) pursuant to an electronic communications agreement (or such other procedures approved by the Lender). The Lender or each Loan Party may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
(ii)    Unless the Lender otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (B) notices and other communications posted to an Internet or intranet website shall be deemed received by the intended recipient upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail address or other written acknowledgement) indicating that such notice or communication is available and identifying the website address therefor; provided, that, for both clauses (A) and (B), if such notice or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.
(c)    Change of Address, Etc. Each Loan Party and the Lender may change its address, fax number or telephone number or e-mail address for notices and other communications hereunder by notice to the other parties hereto.
(d)    Reliance by Lender. The Lender shall be entitled to rely and act upon any notices (including, without limitation, telephonic or electronic notices, Loan Notices, Letter of Credit Applications and Notice of Loan Prepayment) purportedly given by or on behalf of any Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Loan Party. All telephonic notices to and other telephonic communications with the Lender may be recorded by the Lender, and each of the parties hereto hereby consents to such recording.
10.03    No Waiver; Cumulative Remedies; Enforcement.
No failure by the Lender to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
10.04    Expenses; Indemnity; Damage Waiver.
(a)    Costs and Expenses. The Loan Parties shall pay (i) all reasonable out-of-pocket expenses incurred by the Lender and its Affiliates (including but not limited to the reasonable out-of-pocket fees, charges and disbursements of outside counsel for the Lender and due diligence expenses) in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by the Lender (including fees, charges and disbursements of any outside counsel for the Lender for the Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.04, or (B) in connection with Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
(b)    Indemnification by the Loan Parties. The Loan Parties shall indemnify the Lender and each Related Party (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including any Loan Party) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby (including, without limitation, the Indemnitee’s reliance on any Communication executed using an Electronic Signature, or in the form of an Electronic Record, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned, leased or operated by a Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to a Loan Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence, or willful misconduct of such Indemnitee. Without limiting the provisions of Section 3.01(c), this Section 10.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(c)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, no Loan Party shall assert, and each Loan Party hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
(d)    Payments. All amounts due under this Section 10.04 shall be payable not later than ten (10) Business Days after demand therefor.
(e)    Survival. The agreements in this Section 10.04 and the indemnity provisions of Section 10.02(d) shall survive the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.
10.05    Payments Set Aside.
To the extent that any payment by or on behalf of each Loan Party is made to the Lender, or the Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

10.06    Successors and Assigns.
This Agreement is binding on each Loan Party’s and the Lender’s successors and assignees. Each Loan Party agrees that it may not assign this Agreement without the Lender’s prior written consent. The Lender may sell participations in or assign this Loan, and may exchange information about the Loan Parties (including, without limitation, any information regarding any hazardous substances) with actual or potential participants or assignees. If a participation is sold or the Loan is assigned, the purchaser will have the right of set-off against each Loan Party.
10.07    Treatment of Certain Information; Confidentiality.
(a)    Treatment of Certain Information. The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed, subject to Section 10.07(b), (i) to its Affiliates, its auditors and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section 10.07, to (A) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights and obligations under this Agreement or (B) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to each Loan Party and its obligations, this Agreement or payments hereunder, (vii) on a confidential basis to any rating agency in connection with rating any Loan Party or its Subsidiaries or the credit facilities provided hereunder, (viii) with the consent of each Loan Party or to the extent such Information (1) becomes publicly available other than as a result of a breach of this Section 10.07 or (2) becomes available to the Lender or any of its Affiliates on a nonconfidential basis from a source other than each Loan Party or (ix) is independently discovered or developed by a party hereto without utilizing any Information received from each Loan Party or violating the terms of this Section 10.07. For purposes of this Section 10.07, “Information” means all information received from each Loan Party any of their respective businesses, other than any such information that is available to the Lender on a nonconfidential basis prior to disclosure by each Loan Party or any Subsidiary, provided, that, in the case of information received from each Loan Party or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 10.07 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. In addition, the Lender may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Lender in connection with the administration of this Agreement, the other Loan Documents and the Commitments.
(b)    Required Acknowledgment of Information. Lender acknowledges that the Information relating to the Loan Parties may contain:
(i)    material non-public information within the meaning of the U.S. federal securities laws. As such, Lender hereby confirms that Lender and its employees, advisors and others, in each case, permitted to receive Information through Lender (collectively,

“Representatives”) will not (A) communicate any such Information to any other person in circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities based upon such information, or (B) effect any transaction in (x) any securities of Company, (y) any securities that are convertible into or exchangeable for securities of Company or (z) any derivative with respect to securities of Company, whether any such transaction described in clause (x), (y) or (z) above is to be settled by delivery of securities, in cash or otherwise, until such material non-public information contained in the Information has been publicly disclosed by Company through a press release or by a public filing of such information with the relevant regulator and/or exchange or otherwise no longer constitutes material non-public information within the meaning of the U.S. federal securities laws; and
(ii)    inside information within the meaning of the Criminal Justice Act 1993 and Market Abuse Regulation under the laws of England and Wales. As such, Lender hereby (a) consents to being made an insider within the meaning of such laws, and agree to bring to the attention of its Representatives the prohibitions on insider dealing, unlawful disclosure of inside information and market manipulation under such laws, and (b) agree to comply, and advise all of its Representatives to comply, with such laws.
(c)    Press Releases. The Loan Parties and their Affiliates agree that they will not in the future issue any press releases or other public disclosure using the name of the Lender or its Affiliates or referring to this Agreement or any of the Loan Documents without the prior written consent of the Lender, unless (and only to the extent that) the Loan Parties or such Affiliate is required to do so under law and then, in any event the Loan Parties or such Affiliate will consult with such Person before issuing such press release or other public disclosure.
(d)    Customary Advertising Material. The Loan Parties consent to the publication by the Lender of customary advertising material relating to the transactions contemplated hereby using the name, product photographs, logo or trademark of the Loan Parties.
10.08    Right of Setoff.
If an Event of Default shall have occurred and be continuing, the Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Lender or any such Affiliate to or for the credit or the account of each Loan Party against any and all of the obligations of each Loan Party now or hereafter existing under this Agreement or any other Loan Document to the Lender or its Affiliates, irrespective of whether or not the Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of each Loan Party may be contingent or unmatured, secured or unsecured, or are owed to a branch, office or Affiliate of the Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness. The rights of the Lender and its Affiliates under this Section 10.08 are in addition to other rights and remedies (including other rights of setoff) that the Lender or its Affiliates may have under Applicable Law. The Lender agrees to notify each Loan Party promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09    Interest Rate Limitation.
Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (the “Maximum Rate”). If the Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to each Loan Party. In determining whether the interest contracted for, charged, or received by the Lender exceeds the Maximum Rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
10.10    Integration; Effectiveness.
This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Lender, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Lender and when the Lender shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
10.11    Survival of Representations and Warranties.
All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Lender, regardless of any investigation made by the Lender or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding and until the Facility Termination Date.
10.12    Severability.
If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
10.13    Governing Law; Jurisdiction; Etc.
(a)    GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN

DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
(b)    SUBMISSION TO JURISDICTION. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE LENDER OR ANY RELATED PARTY IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(c)    WAIVER OF VENUE. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN CLAUSE (B) OF THIS SECTION 10.13. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d)    SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
10.14    Waiver of Jury Trial.
EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR

OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.14.
10.15    Subordination.
Each Loan Party (a “Subordinating Loan Party”) hereby subordinates the payment of all obligations and Indebtedness of any other Loan Party owing to it, whether now existing or hereafter arising, including but not limited to any obligation of any such other Loan Party to the Subordinating Loan Party as subrogee of Lender or resulting from such Subordinating Loan Party’s performance under this Guaranty, to the indefeasible payment in full in cash of all Obligations. If the Lender so requests, any such obligation or Indebtedness of any such other Loan Party to the Subordinating Loan Party shall be enforced and performance received by the Subordinating Loan Party as trustee for the Lender and the proceeds thereof shall be paid over to the Lender on account of the Secured Obligations, but without reducing or affecting in any manner the liability of the Subordinating Loan Party under this Agreement.
10.16    No Advisory or Fiduciary Responsibility.
In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) the services regarding this Agreement provided by the Lender and any Affiliate thereof are arm’s-length commercial transactions between each Loan Party and their respective Affiliates, on the one hand, and the Lender and its Affiliates, on the other hand, (ii) each the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) each Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (i) the Lender and its Affiliates each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary, for each Loan Party, any other Loan Party or any of their respective Affiliates, or any other Person and (ii) neither the Lender nor any of its Affiliates has any obligation to each Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Lender and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of each Loan Party, the other Loan Parties and their respective Affiliates, and neither the Lender nor any of its Affiliates has any obligation to disclose any of such interests to each Loan Party, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each other Loan Party hereby waives and releases any claims that it may have against the Lender or any of its Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transactions contemplated hereby.
10.17    Electronic Execution; Electronic Records; Counterparts.
This Agreement, any Loan Document and any other Communication, including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. Each Loan Party and the Lender agree that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Lender may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, the Lender is not under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Lender has agreed to accept such Electronic Signature, the Lender shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Loan Party without further verification and regardless of the appearance or form of such Electronic Signature, and (b) upon the request of the Lender, Electronic Signature shall be promptly followed by a manually executed counterpart.
The Lender shall not be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Lender’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means). The Lender shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any Communication (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution or signed using an Electronic Signature) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).
Each Loan Party hereby waives (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document based solely on the lack of paper original copies of this Agreement, such other Loan Document, and (ii) waives any claim against the Lender for any liabilities arising solely from the Lender’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Loan Parties to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.
10.18    USA PATRIOT Act Notice.
The Lender hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107–56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow the Lender to identify each Loan Party in accordance with the Patriot Act. Each Loan Party shall, promptly following a request by the Lender, provide all such other documentation and information that the Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

10.19    Acknowledgement Regarding Any Supported QFCs.
To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States): In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:	PUBLIC POLICY HOLDING COMPANY, INC.

	By:	/s/ G. Stewart Hall
G. Stewart Hall
Chief Executive Officer

ALPINE GROUP PARTNERS, LLC

By:	Public Policy Holding Company, Inc., its General Manager

	By:	/s/ G. Stewart Hall
G. Stewart Hall
Chief Executive Officer

ALPINE ADVISORS LLC

By:	Public Policy Holding Company, Inc., its General Manager

	By:	/s/ G. Stewart Hall
G. Stewart Hall
Chief Executive Officer

BAY STRATEGIES LLC

By:	Public Policy Holding Company, Inc., its General Manager

	By:	/s/ G. Stewart Hall
G. Stewart Hall
Chief Executive Officer
[Signature Page to Credit Agreement]

BLUE ENGINE MESSAGE & MEDIA, LLC

By:	Public Policy Holding Company, Inc., its General Manager

	By:	/s/ G. Stewart Hall
G. Stewart Hall
Chief Executive Officer

CFW GROUP LLC

By:	Public Policy Holding Company, Inc., its General Manager

	By:	/s/ G. Stewart Hall
G. Stewart Hall
Chief Executive Officer

COLUMBIA CAMPAIGN GROUP LLC

By:	Public Policy Holding Company, Inc., its General Manager

	By:	/s/ G. Stewart Hall
G. Stewart Hall
Chief Executive Officer

CROSSROADS STRATEGIES, LLC

By:	Public Policy Holding Company, Inc., its General Manager

	By:	/s/ G. Stewart Hall
G. Stewart Hall
Chief Executive Officer
[Signature Page to Credit Agreement]

FORBES TATE PARTNERS LLC

By:	Public Policy Holding Company, Inc., its General Manager

	By:	/s/ G. Stewart Hall
G. Stewart Hall
Chief Executive Officer

JDA FRONTLINE PARTNERS, LLC

By:	Public Policy Holding Company, Inc., its General Manager

	By:	/s/ G. Stewart Hall
G. Stewart Hall
Chief Executive Officer

KP PUBLIC AFFAIRS LLC

By:	Public Policy Holding Company, Inc., its General Manager

	By:	/s/ G. Stewart Hall
G. Stewart Hall
Chief Executive Officer

MULTISTATE ASSOCIATES, LLC

By:	Public Policy Holding Company, Inc., its General Manager

	By:	/s/ G. Stewart Hall
G. Stewart Hall
Chief Executive Officer
[Signature Page to Credit Agreement]

O’NEILL & PARTNERS, LLC

By:	Public Policy Holding Company, Inc., its General Manager

	By:	/s/ G. Stewart Hall
G. Stewart Hall
Chief Executive Officer

SEVEN LETTER ONA LLC

By:	Public Policy Holding Company, Inc., its General Manager

	By:	/s/ G. Stewart Hall
G. Stewart Hall
Chief Executive Officer

BANK OF AMERICA, N.A., as Lender

By:
Name:
Title:
[Signature Page to Credit Agreement]

O’NEILL & PARTNERS, LLC

By:	Public Policy Holding Company, Inc., its General Manager

By:
G. Stewart Hall
Chief Executive Officer

SEVEN LETTER ONA LLC

By:	Public Policy Holding Company, Inc., its General Manager

By:
G. Stewart Hall
Chief Executive Officer

BANK OF AMERICA, N.A., as Lender

By:	/s/ Holver Rivera
Name:	Holver Rivera
Title:	Senior Vice President
[Signature Page to Credit Agreement]

EXHIBIT A
FORM OF COMPLIANCE CERTIFICATE
(See Attached)

EXHIBIT A
[Form of]
Compliance Certificate
Financial Statement Date: [________, ____]

TO:	Bank of America, N.A., as lender (the “Lender”)

RE:
Credit Agreement, dated as of February 28, 2023, by and among Public Policy Holding Company, Inc., a Delaware corporation (the “Company”), Alpine Group Partners, LLC, a Delaware limited liability company, Alpine Advisors LLC, a Delaware limited liability company, Bay Strategies LLC, a Delaware limited liability company, Blue Engine Message & Media, LLC, a Delaware limited liability company, CFW Group LLC, a Delaware limited liability company, Columbia Campaign Group LLC, a Delaware limited liability company, Crossroads Strategies, LLC, a Delaware limited liability company, Forbes Tate Partners LLC, a Delaware limited liability company, JDA Frontline Partners, LLC, a Delaware limited liability company, KP Public Affairs LLC, a Delaware limited liability company, O’Neill & Partners, LLC, a Delaware limited liability company, MultiState Associates, LLC, a Delaware limited liability company, Seven Letter ONA LLC a Delaware limited liability company (together with the Company, each individually a “Borrower” and collectively, the “Borrowers”), and the Lender (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement)

DATE:	___________ __, 202_

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the Chief Executive Officer of the Company, and that, as such, he/she is authorized to execute and deliver this Certificate to the Lender on the behalf of the Company and the other Loan Parties, and that:
1.    The Company has delivered (i) the year-end audited financial statements required by Section 6.01(a) of the Credit Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section and (ii) the consolidating balance sheet of the Company and its Subsidiaries as at the end of such fiscal year and the related consolidating statements of income or operations, shareholders’ equity and cash flows for such fiscal year. Such consolidating statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of the Company and its Subsidiaries.
2.    The Company has delivered the unaudited financial statements required by Section 6.01(b) of the Credit Agreement for the fiscal quarter of the Company ended as of the above date. Such consolidated financial statements fairly present the financial condition, results of operations, shareholders’ equity and cash flows of the Company and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes and such consolidating financial statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of the Company and its Subsidiaries.

3.    The undersigned has reviewed and is familiar with the terms of the Credit Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Company and its Subsidiaries during the accounting period covered by such financial statements.
4.    A review of the activities of the Company and its Subsidiaries during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Company and each of the other Loan Parties performed and observed all its obligations under the Loan Documents, and
[select one:]
[to the best knowledge of the undersigned, during such fiscal period each of the Loan Parties performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]
--or—
[to the best knowledge of the undersigned, the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]
5.    The representations and warranties of the Company and each other Loan Party contained in Article V of the Credit Agreement or any other Loan Document, or which are contained in any document furnished at any time under or in connection therewith are true and correct in all material respects on and as of the date hereof, and except that for purposes of this Compliance Certificate, the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Credit Agreement, including the statements in connection with which this Compliance Certificate is delivered.
6.    The financial covenant analyses and information set forth on Schedule A attached hereto are true and accurate on and as of the date of this Certificate.
Delivery of an executed counterpart of a signature page of this Certificate by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Certificate.
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PUBLIC POLICY HOLDING COMPANY, INC.

By:
G. Stewart Hall
Chief Executive Officer

Schedule A
Financial Statement Date: [________, ____] (“Statement Date”)
(a)    Total Leverage Ratio. Permit the Total Leverage Ratio as of the end of any Measurement Period ending as of the end of any fiscal quarter of the Company to be greater than 2:50 to 1.00.
(b)    Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio as of the end of any Measurement Period ending as of the end of any fiscal quarter of each Loan Party set forth below to be less than the 1.50 to 1.00.
(c)    Equity Partner Departures. Permit, in any fiscal quarter, the total number of Equity Partners of Borrower, taken as a whole to, to decline by more than 15% from the total number of Equity Partners as of the immediately preceding fiscal quarter other than any declines resulting from the departures of any Equity Partners by reason of death, disability or permanent retirement.
(d)    Minimum Collateral Coverage Test. Permit the Minimum Collateral Coverage, as of February 28, 2024, to be less than 1.00 to 1.00.

EXHIBIT B
FORM OF LOAN NOTICE
(See Attached)

Loan Notice

TO:	Bank of America, N.A., as lender (the “Lender”)

RE:	Credit Agreement, dated as of February 28, 2023, by and among, Public Policy Holding Company, Inc. a Delaware corporation (the “Company”), the other Borrowers named therein, and the Lender (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement)

DATE:	____________________, 202_

The undersigned hereby requests the following1:
Revolving Facility

Indicate: Borrowing or Conversion or Continuation	Indicate: Applicable Borrower Name	Indicate: Requested Amount	Indicate: Base Rate Loan or BSBY Rate Loan	For BSBY Rate Loans Indicate: Interest Period (e.g. 1, 3 or 6 month interest period)

Term Facility

Indicate: Borrowing or Conversion or Continuation	Indicate: Applicable Borrower Name	Indicate: Requested Amount	Indicate: Base Rate Loan or BSBY Rate Loan	For BSBY Rate Loans Indicate: Interest Period (e.g. 1, 3 or 6 month interest period)

The Revolving Borrowing requested herein complies with the proviso to the first sentence of Section 2.01(b) of the Credit Agreement.
The Company hereby represents and warrants that the conditions specified in Section 4.02 of the Credit Agreement shall be satisfied on and as of the date of the Credit Extension Date.
1 Note to Borrower. For multiple borrowings, conversions and/or continuations for a particular facility, fill out a new row for each borrowing/conversion and/or continuation.

Delivery of an executed counterpart of a signature page of this notice by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this notice.
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Public Policy Holding Company, Inc. a Delaware corporation

By:
G. Stewart Hall
Chief Executive Officer

EXHIBIT C
FORM OF NOTICE OF PREPAYMENT
(See Attached)

EXHIBIT C
[Form of]
Notice of Loan Prepayment
Date: [___________, _____]

TO:	Bank of America, N.A., as lender (the “Lender”)

RE:	Credit Agreement, dated as of [Date of Credit Agreement], by and among [Borrower Name], a [Jurisdiction and Type of Organization] (the [“Borrower”][“Company”]), the Guarantors, and the Lender (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement)

DATE:	[Date]

[The Borrower][name of applicable Borrower (the Borrower”)] hereby notifies the Lender that on [_____________]pursuant to the terms of Section 2.06 (Prepayments) of the Credit Agreement, the Borrower intends to prepay/repay the following Loans as more specifically set forth below:
[Revolving Loans]

Indicate: Applicable Borrower Name	Indicate: Requested Amount	[Indicate: Currency]	Indicate: Base Rate Loan or [BSBY Rate Loan][Daily SOFR Loan][Term SOFR Loan] [Alternative Currency Daily Rate Loan or Alternative Currency Term Rate Loan]	[For [BSBY Rate Loans][Term SOFR Loans]][For Alternative Currency Term Rate Loans] Indicate: Interest Period (e.g. 1, 3 or 6 month interest period)

[Term Loans]

Indicate: Applicable Borrower Name	Indicate: Requested Amount	[Indicate: Currency]	Indicate: Base Rate Loan or [BSBY Rate Loan][Daily SOFR Loan][Term SOFR Loan] [Alternative Currency Daily Rate Loan or Alternative Currency Term Rate Loan]	[For [BSBY Rate Loans][Term SOFR Loans]][For Alternative Currency Term Rate Loans] Indicate: Interest Period (e.g. 1, 3 or 6 month interest period)

Delivery of an executed counterpart of a signature page of this notice by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this notice.
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[BORROWER NAME], a [Jurisdiction and Type of Organization]

By:
Name:
Title:

EXHIBIT D
FORM OF OFFICER’S CERTIFICATE
(See Attached)

General Manager’s Certificate

TO:	Bank of America, N.A., as lender (the “Lender”)

RE:	Credit Agreement, dated as of February 28, 2023, by and among O’Neill & Partners, LLC, a Delaware limited liability company (the “Company”), and the Lender (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement)

DATE:	______ __, 20__

The undersigned, the sole General Manager of ____________ (the “Company”) hereby certifies as follows:
1.    Attached hereto as Exhibit A is a true and complete copy of the certificate of formation of the Company and all amendments thereto as in effect on the date hereof certified as a recent date by the appropriate Governmental Authorities of the state of organization of the Company.
2.    Attached hereto as Exhibit B is a true and complete copy of the operating agreement of the Company and all amendments, restatements or supplements thereto as in effect on the date hereof.
3.    Attached hereto as Exhibit C is a true and complete copy of resolutions duly adopted by the sole General Manager of the Company as of the date hereof. Such resolutions have not in any way been rescinded or modified and have been in full force and effect since their adoption to and including the date hereof, and such resolutions are the only corporate proceedings of the Company now in force relating to or affecting the matters referred to therein.
4.    Attached hereto as Exhibit D are true and complete copies of the certificates of good standing, existence or its equivalent of the Company certified as of a recent date by the appropriate Governmental Authorities of the state of organization of the Company and each other state in which the failure to so qualify and be in good standing could reasonably be expected to have a Material Adverse Effect.
5.    Each of the following persons is an authorized officer of the General Manager of the Company, holding the office indicated next to his/her name below on the date hereof, and the signature appearing opposite the name of such officer below is his/her true and genuine signature, and such officer is duly authorized to execute and deliver, on behalf of the General Manager of the Company, the Credit Agreement, and the other Loan Documents to be issued pursuant thereto:

Name	Officer	Signature

Delivery of an executed counterpart of a signature page of this Certificate by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Certificate.

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IN WITNESS WHEREOF, I hereunder subscribe my name effective as of the day and year set forth above.

By:
Name:
Title:
I, _______, the _________ of the Company, hereby certify that _______ is the duly elected and qualified ________ of the Company and that his/her true and genuine signature is set forth above.

By:
Name:
Title:

Exhibit A
[Certificate of Formation, as amended]

Exhibit B
[Operating Agreement]

Exhibit C
[Resolutions]

Exhibit D
[Certificate of Good Standing]

EXHIBIT E
FORM OF SOLVENCY CERTIFICATE
(See Attached)

Solvency Certificate

TO:	Bank of America, N.A., as lender (the “Lender”)

RE:	Credit Agreement, dated as of February 28, 2023, by and among Public Policy Holding Company, Inc., a Delaware corporation (the “Company”), Alpine Group Partners, LLC, a Delaware limited liability company, Alpine Advisors LLC, a Delaware limited liability company, Bay Strategies LLC, a Delaware limited liability company, Blue Engine Message & Media, LLC, a Delaware limited liability company, CFW Group LLC, a Delaware limited liability company, Columbia Campaign Group LLC, a Delaware limited liability company, Crossroads Strategies, LLC, a Delaware limited liability company, Forbes Tate Partners LLC, a Delaware limited liability company, JDA Frontline Partners, LLC, a Delaware limited liability company, KP Public Affairs LLC, a Delaware limited liability company, O’Neill & Partners, LLC, a Delaware limited liability company, MultiState Associates, LLC, a Delaware limited liability company, Seven Letter ONA LLC a Delaware limited liability company (together with the Company, each individually a “Borrower” and collectively, the “Borrowers”), and the Lender (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement)

DATE:	_________ __, 202__

The undersigned Responsible Officer of the Company is familiar with the properties, businesses, assets and liabilities of the Loan Parties and is duly authorized to execute this Certificate on behalf of the Borrowers.
The undersigned certifies that he/she has made such investigation and inquiries as to the financial condition of the Loan Parties as the undersigned deems necessary and prudent for the purpose of providing this Certificate. The undersigned acknowledges that the Lender is relying on the truth and accuracy of this Certificate in connection with the making of Credit Extensions and the other transactions contemplated under the Credit Agreement.
The undersigned certifies that the financial information, projections and assumptions which underlie and form the basis for the representations made in this Certificate were reasonable when made and were made in good faith and continue to be reasonable as of the date hereof.
BASED ON THE FOREGOING, the undersigned certifies that, both before and after giving effect to the transactions contemplated by the Credit Agreement:
(a)    The fair value of the property of each Loan Party, is greater than the total amount of liabilities, including contingent liabilities, of such Loan Party.
(b)    The present fair salable value of the assets of each Loan Party is not less than the amount that will be required to pay the probable liability of such Loan Party on their debts as they become absolute and matured.

(c)    Each Loan Party does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s individual ability to pay such debts and liabilities as they mature.
(d)    No Loan Party is engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Loan Party’s property would constitute an unreasonably small capital.
(e)    Each Loan Party is able to pay its individual debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business.
(f)    The amount of contingent liabilities at any time have been computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
Delivery of an executed counterpart of a signature page of this Certificate by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Certificate.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]
2

PUBLIC POLICY HOLDING COMPANY, INC.

By:
Name:
Title:
[Signature Page to Solvency Certificate]

EXHIBIT F
FORM OF BORROWER REQUEST AND ASSUMPTION AGREEMENT
(See Attached)

EXHIBIT F
[Form of]
Borrower Request and Assumption Agreement

TO:	Bank of America, N.A., as Lender (the “Lender”)

RE:
Credit Agreement, dated as of [Date of Credit Agreement], by and among [Borrower Name], a [Jurisdiction and Type of Organization] (the [“Borrower”][“Company”]), the Guarantors, [the Applicant Borrowers,] and the Lender (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement)

DATE:	[Date]

Each of ______________________ (the “Applicant Borrower”) and the Company hereby confirms, represents and warrants to the Lender that the Applicant Borrower is a Subsidiary of the Company.
The documents required to be delivered to the Lender under Section 2.13 of the Credit Agreement will be furnished to the Lender in accordance with the requirements of the Credit Agreement.
The parties hereto hereby confirm that, with effect from the date of the Borrower Notice for the Applicant Borrower, except as expressly set forth in the Credit Agreement, the Applicant Borrower shall have obligations, duties and liabilities toward each of the other parties to the Credit Agreement and other Loan Documents identical to those which the Applicant Borrower would have had if the Applicant Borrower had been an original party to the Loan Documents as a Borrower. Effective as of the date of the Borrower Notice for the Applicant Borrower, the Applicant Borrower hereby ratifies, and agrees to be bound by, all representations and warranties, covenants, and other terms, conditions and provisions of the Credit Agreement and the other applicable Loan Documents.
The parties hereto hereby request that the Applicant Borrower be entitled to receive Loans under the Credit Agreement, and understand, acknowledge and agree that neither the Applicant Borrower nor the Company on its behalf shall have any right to request any Loans for its account unless and until the date five (5) Business Days after the effective date designated by the Lender in a Borrower Notice delivered to the Company and the Lender pursuant to Section 2.13 of the Credit Agreement.
[In connection with the foregoing, the Applicant Borrower and the Company hereby agree as follows with the Lender, for the benefit of the Secured Parties:
1.    The Applicant Borrower hereby acknowledges, agrees and confirms that, by its execution of this Borrower Request and Assumption Agreement, the Applicant Borrower will be deemed to be a party to the Security Agreement, and shall have all the rights and obligations of an “Grantor” (as such term is defined in the Security Agreement) thereunder as if it had executed the Security Agreement. The Applicant Borrower hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Security Agreement. Without limiting the generality of the foregoing terms of this Paragraph 1, the Applicant Borrower hereby grants, pledges and assigns to the Lender, for the benefit of the Secured Parties, a continuing security interest in, and a right of set off, to the extent applicable, against any and all right, title and interest of the Applicant Borrower in and to the Collateral (as such term is defined in Section 2 of the Security Agreement) of the Applicant Borrower.
2.    The Applicant Borrower acknowledges and confirms that it has received a copy of the Credit Agreement and the schedules and exhibits thereto and each Collateral Document and the schedules and exhibits thereto. The information on the schedules to the Credit Agreement and the Collateral Documents are hereby supplemented (to the extent permitted under the Credit Agreement or Collateral Documents) to reflect the information shown on the attached Schedule A.
3.    The Company confirms that the Credit Agreement is, and upon the Applicant Borrower becoming a party thereto, shall continue to be, in full force and effect. The parties hereto confirm and agree that immediately upon the Applicant Borrower becoming a Borrower, the term “Obligations,” as used in the Credit Agreement, shall include all obligations of the Applicant Borrower under the Credit Agreement and under each other Loan Document.
4.    Each of the Company and the Applicant Borrower agrees that at any time and from time to time, upon the written request of the Lender, it will execute and deliver such further documents and do such further acts as the Lender may reasonably request in accordance with the terms and conditions of the Credit Agreement and the other Loan Documents in order to effect the purposes of this Applicant Borrower Request and Assumption Agreement.
This Borrower Request and Assumption Agreement shall constitute a Loan Document under the Credit Agreement.
THIS BORROWER REQUEST AND ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. The terms of Sections 10.13 and 10.14 of the Credit Agreement are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.
This Borrower Request and Assumption Agreement may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Agreement by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Designated Borrower Request and Assumption Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

[APPLICANT BORROWER]

By:
Name:
Title:

[COMPANY]

By:
Name:
Title:

Schedule A
Schedules to Credit Agreement and Collateral Documents
[TO BE COMPLETED BY APPLICANT BORROWER]]

EXHIBIT G
FORM OF BORROWER NOTICE
(See Attached)

SCHEDULE 1.01(a)
NOTICE INFORMATION
Notice information for all Loan Parties:
Address: 800 North Capitol Street NW, Suite 800, Washington, DC 20002
Phone Number: (202) 688-0020
Email: neal.strum@pphcompany.com
jill.kendrick@pphcompany.com
Schedule 1.01(a)

SCHEDULE 1.01(b)
RESPONSIBLE OFFICERS
G. Stewart Hall – Chief Executive Officer
Bill Chess – Chief Financial Officer
Jill Kendrick – Chief Operating Officer
Schedule 1.01(b)

SCHEDULE 1.01(c)
EXISTING LETTERS OF CREDIT
Irrevocable Standby Letter of Credit Number 68180556, dated June 30, 2022, issued by Bank of America, N.A. to Forbes Tate Partners LLC.
Irrevocable Standby Letter of Credit Number 68180557, dated July 15, 2022, issued by Bank of America, N.A. Public Policy Holding Company Inc.
Irrevocable Standby Letter of Credit Number 68180558, dated July 25, 2022, issued by Bank of America, N.A. to O’Neill & Partners LLC.
Schedule 1.01(c)

SCHEDULE 4.01(j)
EXISTING INDEBTEDNESS
Irrevocable Standby Letter of Credit Number 68180556, dated June 30, 2022, issued by Bank of America, N.A. to Forbes Tate Partners LLC.
Irrevocable Standby Letter of Credit Number 68180557, dated July 1, 2022, issued by Bank of America, N.A. Public Policy Holding Company Inc.
Irrevocable Standby Letter of Credit Number 68180558, dated July 25, 2022, issued by Bank of America, N.A. to O’Neill & Partners LLC.
Tenant improvement advance pursuant to that certain Second Amendment to Office Lease, dated March 23rd, 2018, by and between Boyd DC I GSA, LLC and the Company.
The earnout payment pursuant to that certain Asset Purchase Agreement, dated October 1, 2022, by and among KP Public Affairs LLC, KP Public Affairs, LLC, and the Company.
All accounts payable outstanding for more than sixty (60) days, as reflected in the Financial Statements.
Premium Finance Agreement, dated July 17, 2022, by and between the Company and FIRST Insurance Funding, a Division of Lake Forest Bank & Trust Company, N.A., financing $47,673.17 in insurance premiums (“Cyber Insurance Financing”).
Premium Finance Agreement, dated December 16, 2022, by and between the Company and FIRST Insurance Funding, a Division of Lake Forest Bank & Trust Company, N.A., financing $342,026.40 in insurance premiums (“D&O Insurance Financing”).
Premium Finance Agreement, dated June 10, 2022, by and between the Company and FIRST Insurance Funding, a Division of Lake Forest Bank & Trust Company, N.A., financing $53,920 in insurance premiums (“EO Insurance Financing” and, together with Cyber Insurance Financing and D&O Insurance Financing, the “Insurance Financings”).
Schedule 4.01(j)

Schedule 5.10
INSURANCE
See attached.
Schedule 5.10

Public Policy Holding Company, Inc.
PROPERTY

Carrier:	CNA Insurance Companies
Blanket Coverages

Subject	Amount	Cause of Loss
Business Personal Property	$5,915,264	Special
Business Income with Extra Expense	$3,375,000	Special
Equipment Breakdown	Included	Special

Deductibles

Subject	Deductible
Business Personal Property	$1,000
Business Income with Extra Expense	24 Hours
Equipment Breakdown	$1,000

Maury, Donnelly & Parr, Inc. | 24 Commerce Street, Baltimore, MD 21202 | www.mdpins.com	1

Public Policy Holding Company, Inc.
GENERAL LIABILITY

Carrier:	CNA Insurance Companies
Coverage

Description	Limit
General Aggregate	$2,000,000
Products / Completed Operations Aggregate	$2,000,000
Each Occurrence	$1,000,000
Personal and Advertising Injury	$1,000,000
Fire Damage – Any One Fire	$100,000
Medical Expense – Any One Person	$15,000
Employee Benefits Liability Aggregate	$1,000,000
Employee Benefits Liability Each Employee	$1,000,000
Employee Benefits Deductible	$1,000
Hired & Non-Owned Liability	$1,000,000
Endorsements

Forms

•Blanket Additional Insured Endorsement •Blanket Waiver of Subrogation •Blanket Primary & Non-Contributory Wording •General Aggregate per Location •General Aggregate per Project

Maury, Donnelly & Parr, Inc. | 24 Commerce Street, Baltimore, MD 21202 | www.mdpins.com	2

Public Policy Holding Company, Inc.
ERRORS & OMISSIONS

Carrier:	Certain Underwriters at Lloyds
Coverage

Description	Limit	Deductible
General Aggregate	$3,000,000	$15,000
Section A: Errors & Omissions	$3,000,000	$15,000
Section B: Breach of Contract	$3,000,000	$15,000
Section C: Sub-Contractor Vicarious Liability	$3,000,000	$15,000
Section D: Contingent Bodily Injury & Property Damage Liability	$3,000,000	$15,000
Section E: Intellectual Property Rights Infringement	$3,000,000	$15,000
Section F: Pollution Liability	$3,000,000	$15,000
Section G: Regulatory Costs and Fines	$3,000,000	$15,000
Section H: Dishonesty of Employees	$3,000,000	$15,000
Section I: Payment of Withheld Fees	$3,000,000	$15,000
Insuring Clause 6: Loss Mitigation	$3,000,000	$0
Insuring Clause 7: Court Attendance Costs	$100,000	$0
Insuring Clause 8: Reputation & Brand Protection	$100,000	$0

Maury, Donnelly & Parr, Inc. | 24 Commerce Street, Baltimore, MD 21202 | www.mdpins.com	3

Public Policy Holding Company, Inc.
DIRECTORS AND OFFICERS LIABILITY

Carrier:	Certain Underwriters at Lloyds
Coverage

Description	Limit
Directors and Officers Liability Aggregate	$5,000,000
Security Holder Demand Investigatory Costs Sublimit	$250,000
Deductibles

Description	Deductible
Each Claim, Investigation or Inquiry all Insured Persons under Insuring Clause I.A	NIL
Each Claim, Investigation or Inquiry under Insuring Clause I.B., other than a Securities Claim	$2,000,000
Each Securities Claim under Insuring Clause I.B	$2,000,000
Each Securities Claim under Insuring Clause I.C	$2,000,000
each Security Holder Demand under Insuring Clause I.D	NIL
Prior and Pending Litigation Date	12/16/2021

Maury, Donnelly & Parr, Inc. | 24 Commerce Street, Baltimore, MD 21202 | www.mdpins.com	4

Public Policy Holding Company, Inc.
EMPLOYMENT PRACTICES LIABILITY

Carrier:	AIG
Coverage

Description	Limit
Employment Practices Liability Aggregate	$2,000,000
Employment Practices Liability – Third Party Claim Coverage	$2,000,000
Deductibles

Description	Deductible
Retention- Employment Practices Liability	$25,000
Retention- Employment Practices Liability, Third Party Claims	$25,000
Prior and Pending Proceeding Date	1/08/2016
Continuity Date	1/08/2016

Maury, Donnelly & Parr, Inc. | 24 Commerce Street, Baltimore, MD 21202 | www.mdpins.com	5

Public Policy Holding Company, Inc.
CYBER LIABILITY

Carrier:	Trisura Specialty Insurance Company
Coverage

Claims-Made Liability	Limit
Aggregate Limit	$ 1,000,000

Insuring Agreements	Sub-Limit	Retention
A. Information Privacy
A.1. Information Privacy Liability	$ 1,000,000	$ 50,000
A.2. Regulatory Liability	$ 1,000,000	$ 50,000
A.3. Event Response and Management	$ 1,000,000	$ 50,000
A.4. PCI-DSS Liability	$ 1,000,000	$ 50,000
B. Network Security
B.1. Network Security Liability	$ 1,000,000	$ 50,000
B.2. Event Response and Recovery	$ 1,000,000	$ 50,000
C. Business Interruption
C.1. Direct Business Interruption	$ 1,000,000	$ 50,000
C.2. Contingent Business Interruption	$ 1,000,000	$ 50,000
D. Cyber Extortion
D.1. Cyber Extortion	$ 1,000,000	$ 50,000
E. Financial Fraud
E.1. Social Engineering	$ 250,000	$ 50,000
E.2. Computer Fraud	$ 250,000	$ 50,000
F. Media Content
F.1. Media Liability	$ 1,000,000	$ 50,000
F.2. Media Event Response	$ 1,000,000	$ 50,000
G. Reputational Harm
G.1. Reputational Harm	$ 1,000,000	$ 50,000

System Failure Enhancement to Business Interruption Insuring Agreements	Limit	Retention
Direct System Failure	$ 1,000,000	Waiting Period: 8 Hours
Contingent System Failure Limit:	$ 1,000,000	Waiting Period: 8 Hours

Maury, Donnelly & Parr, Inc. | 24 Commerce Street, Baltimore, MD 21202 | www.mdpins.com	6

Public Policy Holding Company, Inc.
CRIME

Carrier:	The Hartford Insurance Company
Coverage

Description	Limit	Deductible
Employee Dishonesty	$2,000,000	$15,000
Money Orders and Counterfeit Currency	$50,000	$0
Computer Systems Restoration Expenses	$25,000	$1,000
Identity Recovery Expenses Reimbursement	$25,000	$250
Deception Fraud	$15,000	$5,000
Investigative Expense Sublimit	$25,000	$0

Maury, Donnelly & Parr, Inc. | 24 Commerce Street, Baltimore, MD 21202 | www.mdpins.com	7

Public Policy Holding Company, Inc.
FOREIGN LIABILITY

Carrier:	AIG
General Liability Coverage

Description	Limit
Master Control Program Aggregate	$4,000,000
General Aggregate	$2,000,000
Products / Completed Operations Aggregate	$2,000,000
Each Occurrence	$1,000,000
Personal and Advertising Injury	$1,000,000
Damage to Premises Rented to You	$50,000
Medical Expense – Any One Person	$25,000
Hired & Non-Owned Liability
Auto Liability Coverage

Description	Limit
Liability	$1,000,000
Auto Medical Payments	$25,000
Hired Physical Damage – Foreign Coverage
Each Auto/Each Loss Limit	$25,000
Deductible – Each Auto	$1,000.
Workers Compensation Coverage

Description	Limit
Employers Liability Insurance
Bodily Injury by Accident, Each Accident	$1,000,000
Bodily Injury by Disease, Policy Limit	$1,000,000
Bodily Injury by Disease, Each Employee	$1,000,000
Kidnap & Ransom Coverage

Description	Limit
Coverage Part Aggregate	$10,000,000
Ransom	$1,000,000
Consultant Expense	$1,000,000

Maury, Donnelly & Parr, Inc. | 24 Commerce Street, Baltimore, MD 21202 | www.mdpins.com	8

Public Policy Holding Company, Inc.
COMMERCIAL WORKERS
COMPENSATION

Carrier:	CNA Insurance Companies
Coverage

Description	Limit
Part A – Workers’ Compensation Insurance States Covered: AL, AZ, CA, CO, CT, DC, FL, GA, IL, KY, MA, MS, NC, NY, OR, RI, TN, TX, VA, WI
Part B – Employers Liability Insurance
Bodily Injury by Accident, Each Accident	$1,000,000
Bodily Injury by Disease, Policy Limit	$1,000,000
Bodily Injury by Disease, Each Employee	$1,000,000
Part C – Other States Insurance All states except: AK, ND, OH, WA, WY

Maury, Donnelly & Parr, Inc. | 24 Commerce Street, Baltimore, MD 21202 | www.mdpins.com	9

Public Policy Holding Company, Inc.
EXCESS INSURANCE

Carrier:	CNA Insurance Companies
Coverage

Description	Limit
General Aggregate	$5,000,000
Each Occurrence	$5,000,000
Self-Insured Retention (SIR)	$10,000

Maury, Donnelly & Parr, Inc. | 24 Commerce Street, Baltimore, MD 21202 | www.mdpins.com	10

	PUBLPOL-01			CBENSON
CERTIFICATE OF LIABILITY INSURANCE				DATE (MM/DD/YYYY) 2/24/2023
THIS CERTIFICATE IS ISSUED AS A MATTER OF INFORMATION ONLY AND CONFERS NO RIGHTS UPON THE CERTIFICATE HOLDER. THIS CERTIFICATE DOES NOT AFFIRMATIVELY OR NEGATIVELY AMEND, EXTEND OR ALTER THE COVERAGE AFFORDED BY THE POLICIES BELOW. THIS CERTIFICATE OF INSURANCE DOES NOT CONSTITUTE A CONTRACT BETWEEN THE ISSUING INSURER(S), AUTHORIZED REPRESENTATIVE OR PRODUCER, AND THE CERTIFICATE HOLDER.

IMPORTANT:   If the certificate holder is an ADDITIONAL INSURED, the policy(ies) must have ADDITIONAL INSURED provisions or be endorsed. If SUBROGATION IS WAIVED, subject to the terms and conditions of the policy, certain policies may require an endorsement. A statement on this certificate does not confer rights to the certificate holder in lieu of such endorsement(s).

PRODUCER Maury, Donnelly & Parr, Inc. 24 Commerce St. Baltimore, MD 21202	CONTACT NAME:
	PHONE (A/C, No, Ext):	(410) 685-4625	FAX (A/C, No):	(410) 685-3071
	E-MAIL ADDRESS:
	INSURER(S) AFFORDING COVERAGE			NAIC #
	INSURER A : American Casualty Co. of Reading, PA			20427
INSURED	INSURER B : Continental Insurance Company			35289
Public Policy Holding Company 800 N. Capital Street, NW Washington, DC 20002	INSURER C : Certain Underwriters at Lloyds
	INSURER D : Twin City Fire Ins. Co.			29459
	INSURER E :
	INSURER F :

COVERAGES CERTIFICATE NUMBER: 1													REVISION NUMBER: 1
THIS IS TO CERTIFY THAT THE POLICIES OF INSURANCE LISTED BELOW HAVE BEEN ISSUED TO THE INSURED NAMED ABOVE FOR THE POLICY PERIOD INDICATED. NOTWITHSTANDING ANY REQUIREMENT, TERM OR CONDITION OF ANY CONTRACT OR OTHER DOCUMENT WITH RESPECT TO WHICH THIS CERTIFICATE MAY BE ISSUED OR MAY PERTAIN, THE INSURANCE AFFORDED BY THE POLICIES DESCRIBED HEREIN IS SUBJECT TO ALL THE TERMS, EXCLUSIONS AND CONDITIONS OF SUCH POLICIES. LIMITS SHOWN MAY HAVE BEEN REDUCED BY PAID CLAIMS.
INSR LTR	TYPE OF INSURANCE								ADDL INSD	SUBR WVD	POLICY NUMBER	POLICY EFF (MM/DD/YYYY)	POLICY EXP (MM/DD/YYYY)	LIMITS
A	X	COMMERCIAL GENERAL LIABILITY												EACH OCCURRENCE				$1,000,000
			CLAIMS-MADE			X	OCCUR		X	X	7018148029	1/8/2023	1/8/2024	DAMAGE TO RENTED PREMISES (Ea occurrence)				$100,000
		____________________________________												MED EXP (Any one person)				$15,000
		____________________________________												PERSONAL & ADV INJURY				$1,000,000
	GEN'L AGGREGATE LIMIT APPLIES PER:													GENERAL AGGREGATE				$2,000,000
		POLICY		X	PRO-JECT	X	LOC							PRODUCTS - COMP/OP AGG				$2,000,000
		OTHER:															$
B	AUTOMOBILE LIABILITY								X	X	7018148032	1/8/2023	1/8/2024	COMBINED SINGLE LIMIT (Ea accident)				$1,000,000
		ANY AUTO												BODILY INJURY (Per person)			$
		OWNED AUTOS ONLY				SCHEDULED AUTOS								BODILY INJURY (Per accident)			$
	X	HIRED AUTOS ONLY			X	NON-OWNED AUTOS ONLY								PROPERTY DAMAGE (Per accident)			$
																	$
B	X	UMBRELLA LIAB				X	OCCUR		X	X	7018148063	1/8/2023	1/8/2024	EACH OCCURRENCE				$5,000,000
		EXCESS LIAB					CLAIMS-MADE							AGGREGATE				$5,000,000
		DED	X	RETENTION $ 10,000													$
A	WORKERS COMPENSATION AND EMPLOYERS' LIABILITY							Y / N	N / A		7018148046	1/8/2023	1/8/2024	X	PER STATUTE	OTH-ER
	ANY PROPRIETOR/PARTNER/EXECUTIVE OFFICER/MEMBER EXCLUDED? (Mandatory in NH)													E.L. EACH ACCIDENT				$1,000,000
														E.L. DISEASE - EA EMPLOYEE				$1,000,000
	If yes, describe under DESCRIPTION OF OPERATIONS below													E.L. DISEASE - POLICY LIMIT				$1,000,000
C	Errors & Omissions										PSK0239467433	5/30/2022	5/30/2023	Limit				3,000,000
D	Crime/Fidelity Cov										30 KB 0350390-22	4/1/2022	4/1/2023	Limit				1,000,000

ACORD 25 (2016/03)	© 1988-2015 ACORD CORPORATION. All rights reserved.
The ACORD name and logo are registered marks of ACORD

DESCRIPTION OF OPERATIONS / LOCATIONS / VEHICLES (ACORD 101, Additional Remarks Schedule, may be attached if more space is required)
Hired & Non-Owned Physical Damage: $50,000 Limit Deductible: $500
Cyber Liability Coverage:
Insurer- Trisura Specialty Insurance Company
Policy Number- ATB-6632466-01      Policy Effective Dates- 7/17/2022 - 7/17/2023
Aggregate Limit- $1,000,000     Deductible- $50,000
SEE ATTACHED ACORD 101

CERTIFICATE HOLDER	CANCELLATION
Bank of America, NA; Its Successors and/or Assigns Attn: Insurance Division Mail Code: NC1-026-06-07 Gateway Village - 900 Building, 900 W. Trade Street Charlotte, NC 28255	SHOULD ANY OF THE ABOVE DESCRIBED POLICIES BE CANCELLED BEFORE THE EXPIRATION DATE THEREOF, NOTICE WILL BE DELIVERED IN ACCORDANCE WITH THE POLICY PROVISIONS.
AUTHORIZED REPRESENTATIVE
/s/

ACORD 25 (2016/03)	© 1988-2015 ACORD CORPORATION. All rights reserved.
The ACORD name and logo are registered marks of ACORD

AGENCY CUSTOMER ID: PUBLPOL-01 CBENSON LOC #: 0
	ADDITIONAL REMARKS SCHEDULE		Page 1 of 1
AGENCY		NAMED INSURED Public Policy Holding Company 800 N. Capital Street, NW Washington, DC 20002
Maury, Donnelly & Parr, Inc.
POLICY NUMBER
SEE PAGE 1
CARRIER	NAIC CODE
SEE PAGE 1	SEE P 1	EFFECTIVE DATE: SEE PAGE 1
ADDITIONAL REMARKS

THIS ADDITIONAL REMARKS FORM IS A SCHEDULE TO ACORD FORM, FORM NUMBER: ACORD 25 FORM TITLE: Certificate of Liability Insurance

Description of Operations/Locations/Vehicles:
BANK OF AMERICA, N.A.; Its Successors and/or Assigns; Insurance Division is included as additional insured as required by written contract. A waiver of subrogation applies in favor of the additional insured.

ACORD 101 (2008/01)	© 2008 ACORD CORPORATION. All rights reserved.
The ACORD name and logo are registered marks of ACORD

EVIDENCE OF PROPERTY INSURANCE					CBENSON
DATE (MM/DD/YYYY) 2/24/2023
THIS EVIDENCE OF PROPERTY INSURANCE IS ISSUED AS A MATTER OF INFORMATION ONLY AND CONFERS NO RIGHTS UPON THE ADDITIONAL INTEREST NAMED BELOW. THIS EVIDENCE DOES NOT AFFIRMATIVELY OR NEGATIVELY AMEND, EXTEND OR ALTER THE COVERAGE AFFORDED BY THE POLICIES BELOW. THIS EVIDENCE OF INSURANCE DOES NOT CONSTITUTE A CONTRACT BETWEEN THE ISSUING INSURER(S), AUTHORIZED REPRESENTATIVE OR PRODUCER, AND THE ADDITIONAL INTEREST.

AGENCY	PHONE (A/C, No, Ext):	(410) 685-4625	COMPANY American Casualty Co. of Reading, PA CNA Plaza 26S Chicago, IL 60685
Maury, Donnelly & Parr, Inc. 24 Commerce St. Baltimore, MD 21202

FAX (A/C, No): (410) 685-3071	E-MAIL ADDRESS:
CODE:		SUB CODE:
AGENCY CUSTOMER ID #: PUBLPOL-01
INSURED Public Policy Holding Company, Inc. 800 N. Capitol Street, NW Suite 800 Washington, DC 20002			LOAN NUMBER	POLICY NUMBER 7018148029
			EFFECTIVE DATE 1/8/2023	EXPIRATION DATE 1/8/2024	☐ CONTINUED UNTIL TERMINATED IF CHECKED
THIS REPLACES PRIOR EVIDENCE DATED:
PROPERTY INFORMATION

LOCATION/DESCRIPTION All Locations
THE POLICIES OF INSURANCE LISTED BELOW HAVE BEEN ISSUED TO THE INSURED NAMED ABOVE FOR THE POLICY PERIOD INDICATED. NOTWITHSTANDING ANY REQUIREMENT, TERM OR CONDITION OF ANY CONTRACT OR OTHER DOCUMENT WITH RESPECT TO WHICH THIS EVIDENCE OF PROPERTY INSURANCE MAY BE ISSUED OR MAY PERTAIN, THE INSURANCE AFFORDED BY THE POLICIES DESCRIBED HEREIN IS SUBJECT TO ALL THE TERMS, EXCLUSIONS AND CONDITIONS OF SUCH POLICIES. LIMITS SHOWN MAY HAVE BEEN REDUCED BY PAID CLAIMS.

COVERAGE INFORMATION	PERILS INSURED	BASIC	BROAD	X	SPECIAL
COVERAGE / PERILS / FORMS						AMOUNT OF INSURANCE	DEDUCTIBLE

Blkt Bus Pers Prop including TIB: All Risks Cov/ Replacement Cost						$5,915,264	1,000
Business Income/Extra Expense- Actual Loss Sustained						$3,375,000	24

REMARKS (Including Special Conditions)

CANCELLATION

SHOULD ANY OF THE ABOVE DESCRIBED POLICIES BE CANCELLED BEFORE THE EXPIRATION DATE THEREOF, NOTICE WILL BE DELIVERED IN ACCORDANCE WITH THE POLICY PROVISIONS.
ADDITIONAL INTEREST

NAME AND ADDRESS	ADDITIONAL INSURED	X	LENDER'S LOSS PAYABLE	X	LOSS PAYEE
MORTGAGEE
Bank of America, NA; Attn: Specialty Insurance Monitoring Group Mail Code: NC1-026-06-07 Gateway Village - 900 Building, 900 W. Trade Street Charlotte, NC 28255	LOAN #
AUTHORIZED REPRESENTATIVE
/s/

ACORD 27 (2016/03)	© 1993-2015 ACORD CORPORATION. All rights reserved.
The ACORD name and logo are registered marks of ACORD

SB300113D (Ed. 6-16) Policy # 7018148029
ADDITIONAL INSURED - DESIGNATED PERSON OR ORGANIZATION
This endorsement modifies insurance provided under the following:
BUSINESSOWNERS LIABILITY COVERAGE FORM
SCHEDULE

Name Of Person Or Organization: Bank of America

It is understood and agreed that the section entitled WHO IS AN INSURED is amended with the addition of the following:
A.    The person or organization shown in the Schedule is an insured, but only with respect to such person or organization's liability for "bodily injury," "property damage" or "personal and advertising injury" caused, in whole or in part, by your acts or omissions or the acts or omissions of those acting on your behalf:
1.    in the performance of your ongoing operations; or
2.    in connection with premises owned by or rented to you.
B.    However, if coverage for the additional insured is required by written contract or written agreement, subject always to the terms and conditions of this policy, including the limits of insurance, we will not provide such additional insured with:
1.    coverage broader than required by such contract or agreement; or
2.    a higher limit of insurance than required by such contract or agreement.
C.    The coverage granted by this endorsement does not apply to "bodily injury" or "property damage" included within the "products-completed operations hazard."
Any coverage granted by this endorsement shall apply solely to the extent permissible by law.
All other terms and conditions of the Policy remain unchanged.

SB300113D (Ed. 6-16)

Copyright, CNA All Rights Reserved.

SB300022C (Ed. 6-16) Policy #: 7018148029

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY. WAIVER OF SUBROGATION SCHEDULE
Name Of Person Or Organization: Bank of America
* Information required to complete this Schedule, if not shown on this endorsement, will be shown in the Declarations.

This endorsement modifies insurance provided under the following:
BUSINESSOWNERS COMMON POLICY CONDITIONS
We waive any right of recovery we may have against:
1.    Any person or organization shown above or in the Declarations; or
2.    Any person or organization with which you have a written contract that requires such a waiver, provided the contract was executed prior to the loss.
All other terms and conditions of the Policy remain unchanged.

SB300022C (Ed. 6-16)

Copyright, CNA All Rights Reserved.

SB-147086-B (Ed. 04/10) Policy #: 7018148029

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY. LOSS PAYABLE CLAUSES This endorsement modifies insurance provided under the following: BUSINESSOWNERS POLICY
SCHEDULE*
Prem. No.	Description of Property	Loss Payee (Name & Address)	Provision Applicable (Indicate Paragraph A, B, C or D)

1		Bank of America	B

The following is added to the Businessowners Special Property Coverage Form LOSS PAYMENT Loss Condition, as shown in the Declarations or by an "A," "B" "C," or "D" in the Schedule:
A.LOSS PAYABLE CLAUSE
For Covered Property in which both you and a Loss Payee shown in the Schedule or in the Declarations have an insurable interest, we will:
1.Adjust losses with you; and
2.Pay any claim for loss or damage jointly to you and the Loss Payee, as interests may appear.
B.LENDER'S LOSS PAYABLE CLAUSE
1.The Loss Payee shown in the Schedule or in the Declarations is a creditor (including a mortgageholder or trustee) with whom you have entered a contract for the sale of Covered Property, whose interest in that Covered Property is established by such written contracts as:
a.Warehouse receipts;
b.A contract for deed;
c.Bills of lading; or
d.Financing statements.
2.For Covered Property in which both you and a Loss Payee have an insurable interest:
a.We will pay for covered loss or damage to each Loss Payee in their order of precedence, as interests may appear.
b.The Loss Payee has the right to receive loss payment even if the Loss Payee has started foreclosure for similar action on the Covered Property.
c.If we deny your claim because of your acts or because you have failed to comply with the terms of this policy, the Loss Payee will still have the right to receive loss payment if the Loss Payee:
(1)Pays any premium due under this policy at our request if you have failed to do so;
(2)Submits a signed, sworn proof of loss within 60 days after receiving notice from us of your failure to do so; and
(3)Has notified us of any change in ownership, occupancy or substantial change in risk known to the Loss Payee.
All of the terms of the Businessowners Special Property Coverage Form will then apply directly to the Loss Payee.
d.If we pay the Loss Payee for any loss or damage and deny payment to you because of your acts or because you have failed to comply with the terms of this policy:
(1)The Loss Payee's rights will be transferred to us to the extent of the amount we pay; and
(2)The Loss Payee's right to recover the full amount of the Loss Payee's claim will not be impaired.
At our option, we may pay to the Loss Payee the whole principal on the debt plus any accrued interest. In this event, you will pay your remaining debt to us.

SB-147086-B	Page 1 of 2
(Ed. 04/10)

SB-147086-B (Ed. 04/10)
3.If we cancel this policy, we will give written notice to the Loss Payee at least:
a.10 days before the effective date of cancellation if we cancel for your nonpayment of premium; or
b.30 days before the effective date of cancellation if we cancel for any other reason.
4.If we do not renew this policy, we will give written notice to the Loss Payee at least 10 days before the expiration date of this policy.
C.    CONTRACT OF SALE CLAUSE
1.    The Loss Payee shown in the Schedule or in the Declarations is a person or organization you have entered a contract with for the sale of Covered Property.
2.    For Covered Property in which both you and the Loss Payee have an insurable interest, we will:
a.    Adjust losses with you; and
b.    Pay any claim for loss or damage jointly to you and the Loss Payee, as interests may appear.
3.    The following is added to the OTHER INSURANCE Businessowners Common Policy Condition:
For Covered Property that is the subject of a contract of sale, the word "you" includes the Loss Payee.

D.    BUILDING OWNER LOSS PAYABLE CLAUSE
1.    The Loss Payee shown in the Schedule or in the Declarations is the owner of the described building, in which you are a tenant.
2.    We will adjust losses to the described building with the Loss Payee. Any loss payment made to the Loss Payee will satisfy your claims against us for the owner's property.
3.    We will adjust losses to tenant's improvements and betterments with you, unless the lease provides otherwise.

SB-147086-B	Page 2 of 2
(Ed. 04/10)

Schedule 5.12
PENSION PLANS
None.
Schedule 5.12

SCHEDULE 5.20(a)
SUBSIDIARIES, JOINT VENTURES, PARTNERSHIPS AND OTHER EQUITY INVESTMENTS

Issuer	Owner	Total Number of Shares Outstanding	Number of Shares Owned by Loan Party	Certificate Number(s)	Percentage of Owned Membership Interests by Loan Party	Class and Nature (Voting, Non- Voting, Preferred, Etc.)

Alpine Group Partners, LLC	The Company	N/A	N/A	N/A	100%	Voting

Alpine Advisors LLC	The Company	N/A	N/A	N/A	100%	Voting

Bay Strategies LLC	The Company	N/A	N/A	N/A	100%	Voting

Blue Engine Message & Media, LLC	The Company	N/A	N/A	N/A	100%	Voting

CFW Group LLC	The Company	N/A	N/A	N/A	100%	Voting

Columbia Campaign Group LLC	The Company	N/A	N/A	N/A	100%	Voting

Crossroads Strategies, LLC	The Company	N/A	N/A	N/A	100%	Voting

Forbes Tate Partners LLC	The Company	N/A	N/A	N/A	100%	Voting

JDA Frontline Partners, LLC	The Company	N/A	N/A	N/A	100%	Voting

KP Public Affairs LLC	The Company	N/A	N/A	N/A	100%	Voting

Schedule 5.20(a)

Issuer	Owner	Total Number of Shares Outstanding	Number of Shares Owned by Loan Party	Certificate Number(s)	Percentage of Owned Membership Interests by Loan Party	Class and Nature (Voting, Non- Voting, Preferred, Etc.)

O’Neill & Partners, LLC	The Company	N/A	N/A	N/A	100%	Voting

Multistate Associates, LLC	The Company	N/A	N/A	N/A	100%	Voting

Seven Letter ONA LLC	O’Neill & Partners, LLC and Blue Engine Message & Media, LLC (each own 50% of ownership interests)	N/A	N/A	N/A	100%	Voting

Signalytic LLC	The Company	N/A	N/A	N/A	100%	Voting

Schedule 5.20(a)

SCHEDULE 5.20(b)
LOAN PARTIES

Exact Legal Name of Loan Party:	Public Policy Holding Company, Inc.
• Registered in Washington D.C. as PPHC Inc. • PPHC was registered as a trade name in Washington D.C. on October 31, 2022
Previous Legal Names within the five (5) years prior to the Closing Date:
Jurisdiction of Organization/Incorporation:	Delaware
Type of Organization:	Corporation

Jurisdictions where Qualified to do Business:	Delaware, Alabama, Arizona, Washington D.C., Massachusetts, New Jersey, New York

Address of Chief Executive Office:	800 North Capitol Street NW, Suite 800 Washington, DC 20002

Address of Principal Place of Business:	800 North Capitol Street NW, Suite 800 Washington, DC 20002

U.S. Federal Taxpayer Identification Number, or Unique Identification Number (as applicable)	87-3557229
Organizational Identification Number (if any):	File Number 4992651

Ownership Information (e.g. publicly held, if private or partnership—identity of owners/partners):	Publicly held
Industry or Nature of Business:	NAICS: 551114

Exact Legal Name of Loan Party:	Alpine Group Partners, LLC

Previous Legal Names within the five (5) years prior to the Closing Date:	N/A
Jurisdiction of Organization/Incorporation:	Delaware
Type of Organization:	Limited liability company
Jurisdictions where Qualified to do Business:	Delaware, Washington D.C., Oregon

Address of Chief Executive Office:	800 North Capitol Street NW, Suite 800 Washington, DC 20002

Address of Principal Place of Business:	500 North Capitol Street NW, Suite 210 Washington, DC 20001
Schedule 5.20(b)

U.S. Federal Taxpayer Identification Number, or Unique Identification Number (as applicable)	84-3847511
Organizational Identification Number (if any):	File Number 7572131

Ownership Information (e.g. publicly held, if private or partnership—identity of owners/partners):	Private; Public Policy Holding Company, Inc. is the sole member.
Industry or Nature of Business:	NAICS: 541820

Exact Legal Name of Loan Party:	Alpine Advisors LLC

Previous Legal Names within the five (5) years prior to the Closing Date:	N/A
Jurisdiction of Organization/Incorporation:	Delaware
Type of Organization:	Limited liability company
Jurisdictions where Qualified to do Business:	Delaware, Washington D.C.

Address of Chief Executive Office:	800 North Capitol Street NW, Suite 800 Washington, DC 20002

Address of Principal Place of Business:	500 North Capitol Street NW, Suite 210 Washington, DC 20001

U.S. Federal Taxpayer Identification Number, or Unique Identification Number (as applicable)	86-2124853
Organizational Identification Number (if any):	4974819

Ownership Information (e.g. publicly held, if private or partnership—identity of owners/partners):	Private; Public Policy Holding Company, Inc. is the sole member.
Industry or Nature of Business:	NAICS: 541820

Exact Legal Name of Loan Party:	Bay Strategies LLC

Previous Legal Names within the five (5) years prior to the Closing Date:	N/A
Jurisdiction of Organization/Incorporation:	Delaware
Type of Organization:	Limited liability company
Jurisdictions where Qualified to do Business:	Delaware, Washington D.C.

Address of Chief Executive Office:	800 North Capitol Street NW, Suite 800 Washington, DC 20002
Schedule 5.20(b)

Address of Principal Place of Business:	800 North Capitol Street NW, Suite 800 Washington, DC 20002

U.S. Federal Taxpayer Identification Number, or Unique Identification Number (as applicable)	81-1162317
Organizational Identification Number (if any):	File Number 5942442

Ownership Information (e.g. publicly held, if private or partnership—identity of owners/partners):	Private; Public Policy Holding Company, Inc. is the sole member.
Industry or Nature of Business:	NAICS: 541820

Exact Legal Name of Loan Party:	Blue Engine Message & Media, LLC

Previous Legal Names within the five (5) years prior to the Closing Date:	• d/b/a Seven Letter; Seven Letter was registered as a trade name in Washington D.C. on July 12, 2019 • Registered in Washington D.C. as Blue Engine Message & Media Partners LLC
Jurisdiction of Organization/Incorporation:	Delaware
Type of Organization:	Limited liability company
Jurisdictions where Qualified to do Business:	Delaware, Wisconsin, Washington D.C.

Address of Chief Executive Office:	800 North Capitol Street NW, Suite 800 Washington, DC 20002

Address of Principal Place of Business:	1140 Connecticut Avenue NW, Suite 800 Washington, DC 20036

U.S. Federal Taxpayer Identification Number, or Unique Identification Number (as applicable)	37-1906378
Organizational Identification Number (if any):	File Number 6974269

Ownership Information (e.g. publicly held, if private or partnership—identity of owners/partners):	Private; Public Policy Holding Company, Inc. is the sole member.
Industry or Nature of Business:	NAICS: 541820

Exact Legal Name of Loan Party:	CFW Group LLC

Previous Legal Names within the five (5) years prior to the Closing Date:	N/A
Jurisdiction of Organization/Incorporation:	Delaware
Type of Organization:	Limited liability company
Schedule 5.20(b)

Jurisdictions where Qualified to do Business:	Delaware

Address of Chief Executive Office:	800 North Capitol Street NW, Suite 800 Washington, DC 20002

Address of Principal Place of Business:	777 6th Street NW, 8th Floor Washington, DC 20001

U.S. Federal Taxpayer Identification Number, or Unique Identification Number (as applicable)	47-0975540
Organizational Identification Number (if any):	File Number 5535130

Ownership Information (e.g. publicly held, if private or partnership—identity of owners/partners):	Private; Public Policy Holding Company, Inc. is the sole member.
Industry or Nature of Business:	NAICS: 541820

Exact Legal Name of Loan Party:	Columbia Campaign Group LLC

Previous Legal Names within the five (5) years prior to the Closing Date:	N/A
Jurisdiction of Organization/Incorporation:	Delaware
Type of Organization:	Limited liability company
Jurisdictions where Qualified to do Business:	Delaware, Washington D.C.

Address of Chief Executive Office:	800 North Capitol Street NW, Suite 800 Washington, DC 20002

Address of Principal Place of Business:	777 6th Street NW, 8th Floor Washington, DC 20001

U.S. Federal Taxpayer Identification Number, or Unique Identification Number (as applicable)	81-1060969
Organizational Identification Number (if any):	File Number 5933314

Ownership Information (e.g. publicly held, if private or partnership—identity of owners/partners):	Private; Public Policy Holding Company, Inc. is the sole member.
Industry or Nature of Business:	NAICS: 541820

Exact Legal Name of Loan Party:	Crossroads Strategies, LLC

Previous Legal Names within the five (5) years prior to the Closing Date:	Registered in Washington D.C. as Crossroads Strategies Partners LLC
Jurisdiction of Organization/Incorporation:	Delaware
Schedule 5.20(b)

Type of Organization:	Limited liability company

Jurisdictions where Qualified to do Business:	Delaware, Alabama, Washington D.C., Maryland, Mississippi, Washington

Address of Chief Executive Office:	800 North Capitol Street NW, Suite 800 Washington, DC 20002

Address of Principal Place of Business:	800 North Capitol Street NW, Suite 800 Washington, DC 20002

U.S. Federal Taxpayer Identification Number, or Unique Identification Number (as applicable)	37-1731850
Organizational Identification Number (if any):	File Number 5327060

Ownership Information (e.g. publicly held, if private or partnership—identity of owners/partners):	Private; Public Policy Holding Company, Inc. is the sole member.
Industry or Nature of Business:	NAICS: 541820

Exact Legal Name of Loan Party:	Forbes Tate Partners LLC

Previous Legal Names within the five (5) years prior to the Closing Date:	N/A
Jurisdiction of Organization/Incorporation:	Delaware
Type of Organization:	Limited liability company

Jurisdictions where Qualified to do Business:	Delaware, Alabama, Colorado, Washington D.C., Florida, Georgia, Idaho, Illinois, Kansas, Massachusetts, Pennsylvania, Texas, Virginia

Address of Chief Executive Office:	800 North Capitol Street NW, Suite 800 Washington, DC 20002

Address of Principal Place of Business:	777 6th Street NW, 8th Floor Washington, DC 20001

U.S. Federal Taxpayer Identification Number, or Unique Identification Number (as applicable)	47-0975138
Organizational Identification Number (if any):	File Number 5534542

Ownership Information (e.g. publicly held, if private or partnership—identity of owners/partners):	Private; Public Policy Holding Company, Inc. is the sole member.
Industry or Nature of Business:	541820
Schedule 5.20(b)

Exact Legal Name of Loan Party:	JDA Frontline Partners, LLC

Previous Legal Names within the five (5) years prior to the Closing Date:	N/A
Jurisdiction of Organization/Incorporation:	Delaware
Type of Organization:	Limited liability company
Jurisdictions where Qualified to do Business:	Delaware, Washington D.C., South Carolina

Address of Chief Executive Office:	800 North Capitol Street NW, Suite 800 Washington, DC 20002

Address of Principal Place of Business:	1140 Connecticut Avenue NW, Suite 800 Washington, DC 20001

U.S. Federal Taxpayer Identification Number, or Unique Identification Number (as applicable)	47-3993755
Organizational Identification Number (if any):	File Number 5743412

Ownership Information (e.g. publicly held, if private or partnership—identity of owners/partners):	Private; Public Policy Holding Company, Inc. is the sole member.
Industry or Nature of Business:	NAICS: 541820

Exact Legal Name of Loan Party:	KP Public Affairs LLC

Previous Legal Names within the five (5) years prior to the Closing Date:	Registered in California on August 22, 2022 as KP Public Affairs Partners LLC
Jurisdiction of Organization/Incorporation:	Delaware
Type of Organization:	Limited liability company
Jurisdictions where Qualified to do Business:	Delaware, California

Address of Chief Executive Office:	800 North Capitol Street NW, Suite 800 Washington, DC 20002

Address of Principal Place of Business:	621 Capitol Mall, Suite 1900 Sacramento, CA 95814

U.S. Federal Taxpayer Identification Number, or Unique Identification Number (as applicable)	36-5031831
Organizational Identification Number (if any):	File Number 6924310

Ownership Information (e.g. publicly held, if private or partnership—identity of owners/partners):	Private; Public Policy Holding Company, Inc. is the sole member.
Industry or Nature of Business:	NAICS: 541820
Schedule 5.20(b)

Exact Legal Name of Loan Party:	Multistate Associates, LLC

Previous Legal Names within the five (5) years prior to the Closing Date:	N/A
Jurisdiction of Organization/Incorporation:	Delaware
Type of Organization:	Limited liability company
Jurisdictions where Qualified to do Business:	Delaware, Washington D.C.[1]

Address of Chief Executive Office:	800 North Capitol Street NW, Suite 800 Washington, DC 20002

Address of Principal Place of Business:	800 North Capitol Street NW, Suite 800 Washington, DC 20002[2]

U.S. Federal Taxpayer Identification Number, or Unique Identification Number (as applicable)	92-1297908
Organizational Identification Number (if any):	File Number 7133729

Ownership Information (e.g. publicly held, if private or partnership—identity of owners/partners):	Private; Public Policy Holding Company, Inc. is the sole member.
Industry or Nature of Business:	NAICS: 541820

Exact Legal Name of Loan Party:	O’Neill & Partners, LLC

Previous Legal Names within the five (5) years prior to the Closing Date:	d/b/a O’Neill & Associates; O’Neill & Associates was registered as a fictious name in Massachusetts on January 23, 2019 and as a trade name in Washington D.C. on January 18, 2019
Jurisdiction of Organization/Incorporation:	Delaware
Type of Organization:	Limited liability company

Jurisdictions where Qualified to do Business:	Delaware, Massachusetts, Washington D.C., Connecticut

Address of Chief Executive Office:	800 North Capitol Street NW, Suite 800 Washington, DC 20002

Address of Principal Place of Business:	18 Tremont Street, Suite 600 Boston, MA 02108

U.S. Federal Taxpayer Identification Number, or Unique Identification Number (as applicable)	38-4089159
Organizational Identification Number (if any):	File Number 6974261
1 Qualification pending in Washington D.C.
2 The principal place of business of Multistate Associates, LLC will soon change to 515 King Street, Suite 300, Alexandria, VA 22314.
Schedule 5.20(b)

Ownership Information (e.g. publicly held, if private or partnership—identity of owners/partners):	Private; Public Policy Holding Company, Inc. is the sole member.
Industry or Nature of Business:	NAICS: 541820

Exact Legal Name of Loan Party:	Seven Letter ONA LLC

Previous Legal Names within the five (5) years prior to the Closing Date:	N/A
Jurisdiction of Organization/Incorporation:	Delaware
Type of Organization:	Limited liability company
Jurisdictions where Qualified to do Business:	Delaware, Massachusetts

Address of Chief Executive Office:	800 North Capitol Street NW, Suite 800 Washington, DC 20002

Address of Principal Place of Business:	18 Tremont Street, Suite 600
Boston, MA 02108

U.S. Federal Taxpayer Identification Number, or Unique Identification Number (as applicable)	85-1060208
Organizational Identification Number (if any):	File Number 7846526

Ownership Information (e.g. publicly held, if private or partnership—identity of owners/partners):	Private; Public Policy Holding Company, Inc. is the sole member.
Industry or Nature of Business:	NAICS: 541820
Schedule 5.20(b)

SCHEDULE 5.21(b)
DEPOSIT AND SECURITIES ACCOUNTS

Name of Bank	Account Number	Account Name
Bank of America	226005706756	Alpine Group Partners LLC
Bank of America	226005692051	Bay Strategies LLC
Bank of America	226005699818	Blue Engine Message & Media, LLC
Bank of America	226005706523	Blue Engine Message & Media, LLC
Bank of America	226005692035	Columbia Campaign Group LLC
Bank of America	226005684770	Crossroads Strategies LLC Operating
Bank of America	226005706992	Forbes Tate Partners LLC
Bank of America	226005691544	JDA Frontline Partners LLC
Bank of America	226005797448	KP Public Affairs LLC
Bank of America	226005696280[3]	Middle American Project LLC
Bank of America	226005725795	Multistate Associates LLC
Bank of America	226005701256	O’Neill & Partners, LLC (Payroll)
Bank of America	226005701243	O’Neill & Partners LLC
Bank of America	226005684399[4]	Public Policy Holding Company, Inc. Concentration
Bank of America	226005708440	Seven Letter ONA LLC
Bank of America	226005709818	Alpine Advisors LLC
3 This account is currently open, but will be closed soon.
4 This account is currently open, but will be closed soon.
Schedule 5.21(b)

SCHEDULE 5.21(c)
MATERIAL CONTRACTS

Loan Party	Description of Material Contract	Date of Material Contract

Public Policy Holding Company, Inc.; KP Public Affairs LLC	KP Public Affairs, LLC, a Delaware limited liability company, purchased the assets of KP Public Affairs LLC, a California limited liability company, pursuant to that certain Asset Purchase Agreement, dated October 1, 2022, by and among KP Public Affairs, LLC, KP Public Affairs LLC, the owners of 100% of the limited liability company membership interests of KP Public Affairs LLC, and the Company	October 1, 2022

Public Policy Holding Company, Inc.; Forbes Tate Partners LLC	Forbes Tate Partners, LLC, a Delaware limited liability company, purchased the assets of Engage, LLC, a Virginia limited liability company, pursuant to that certain Asset Purchase Agreement, dated November 1, 2022, by and among Forbes Tate Partners, LLC, Engage, LLC, the owners of 100% of the limited liability company membership interests of Engage, LLC, and the Company	November 1, 2022

Alpine Group Partners, LLC	Lease by and between 500 North Capitol LLC and Alpine Group Inc., as amended, for space in the real property located at 500 North Capitol Street NW, Washington DC	July 8, 2015

Blue Engine Message & Media, LLC	Office Building Lease by and between WRIT 1140 CT, LLC (now Zircon 1140 Conn Property LLC) and Blue Engine Message & Media, LLC and Bully Pulpit Interactive, LLC, as amended, for space in the real property located at 1140 Connecticut Avenue NW, Washington, DC	June 29, 2012

Forbes Tate Partners LLC	Deed of Lease between TK Properties, 814 King Street, L.L.C. (now Old Town #1 LLC) and Engage, LLC, as amended, as assigned to Forbes Tate Partners, LLC pursuant to that certain Assignment and Assumption by and among Old Town #1, LLC, Engage, LLC and Forbes Tate Partners, LLC dated November 1, 2022, for space in the real property located at 814 King Street, Alexandria, VA	May 12, 2014

Forbes Tate Partners LLC	Gross Lease between MEPT 777 6th Street LLC and Forbes Tate Partners LLC for space in the real property located at 777 6th Street NW, Washington DC	June 12, 2015
Schedule 5.21(c)

Loan Party	Description of Material Contract	Date of Material Contract

KP Public Affairs LLC	621 Capitol Mall Lease between 621 Capitol Mall, LLC and KP Public Affairs, LLC, as amended, for space in the real property located at 621 Capitol Mall, Sacramento, CA.	August 18, 2017

O’Neill & Partners, LLC	Lease between JPPF 18 Tremont, LLC and O’Neill & Partners, LLC for space in the real property located at 18 Tremont Street, Boston, MA	October 28, 2020

Public Policy Holding Company, Inc.	Office Lease between Public Policy Holding Company, LLC and CIM Urban REIT Properties III, LP (now Boyd DC I GSA, LLC), as amended, for space in the real property located at 800 Nort Capitol Street NW, Washington, DC	October 17, 2016

Public Policy Holding Company, Inc.	Service Agreement between Public Policy Holding Company, Inc. and Box Office for office space and services located at 2200 E Williams Field Rd. Gilbert, AZ	May 27, 2021
Schedule 5.21(c)

SCHEDULE 7.01
PERMITTED EXISTING LIENS
The Insurance Financings.
Equipment lease of coffee machine and beverage cooler pursuant to that certain Account Service Agreement, by and between Blue Engine Message & Media LLC and Monumental Vending Inc.
Equipment lease of printer pursuant to that certain Cost Per Copy Agreement, dated June 19, 2018, by and between Blue Engine Message & Media LLC and Xerox Financial Services LLC.
Equipment lease of copier pursuant to that certain Equipment, Software & Services Agreement, dated May 29, 2018, by and between Forbes Tate Partners LLC and Centric Business Systems.
Equipment lease of printer pursuant to that certain Lease Number 25513036, dated July 23, 2019, by and between Forbes Tate Partners LLC and De Lage Landen Financial Services, Inc.
Equipment lease of various office equipment pursuant to that certain Agreement No. 148513, dated July 25, 2020, by and between Forbes Tate Partners LLC and GreatAmerica Financial Services Corporation.
Equipment lease of IT hardware through Silent Quadrant and equipment lease of copier scanners by Alpine Group, Inc.
Equipment lease of Xerox machine by O’Neill & Partners, LLC.
Equipment lease of printer, copier, scanner, and fax pursuant to that certain Lease Agreement, dated October 22, 2018, by and between O’Neill & Associates, LLC and Xerox Financial Services LLC.
Schedule 7.01

SCHEDULE 7.03
PERMITTED EXISTING INVESTMENTS
Term Note, dated December 13, 2021, by and between The Alpine Group, Inc., as Borrower, and the Company, as Lender, connected to a term loan of a maximum borrowing of $750,000, of which $513,000 was actually borrowed.
Schedule 7.03